      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1996


                                                       REGISTRATION NO. 33-80769
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 6

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
             (Exact name of registrant as specified in its charter)

          NEW YORK                  13-3261323
(State or other jurisdiction     (I.R.S. Employer
     of incorporation or          Identification
        organization)                Number)

                                350 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 826-0100
      (Name, address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                 BRUCE E. STERN
                GENERAL COUNSEL, MANAGING DIRECTOR AND SECRETARY
                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
                                350 PARK AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 826-0100
            (Name, address, including zip code, and telephone number
                    of agent for service for the registrant)
                           --------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement, as determined by market conditions.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / / ________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains three forms of prospectus: (1) a prospectus relating to the delivery by Salomon Inc ("Salomon") pursuant to the
   % Exchangeable Notes due             , 1996 (the "DECS") of Salomon of shares
of Common Stock of the Registrant which Salomon may receive from U S WEST, Inc. ("U S WEST") pursuant to the terms of certain exchangeable notes of U S WEST (the "DECS Prospectus"); (2) a prospectus relating to shares of Common Stock of the Registrant which may be borrowed and reborrowed by Salomon Brothers Inc from U S WEST in connection with market-making activities in the DECS (the "Shelf Prospectus"); and (3) a prospectus relating to the offer and resale by National Westminster Bank Plc or its subsidiaries of shares of Common Stock of the Registrant (the "NatWest Prospectus"). Pages to be included in the Shelf
Prospectus and not the DECS Prospectus are marked "[ALTERNATE PAGE FOR SHELF PROSPECTUS]". The NatWest Prospectus is marked "[NATWEST PROSPECTUS]".

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         SUBJECT TO COMPLETION
                              MAY 6, 1996

PROSPECTUS

                                                                       [LOGO]
8,000,000 SHARES

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

COMMON STOCK
($.01 PAR VALUE)

Pursuant to the terms of the    % Exchangeable Notes due             , 1999 (the
"Debt Exchangeable for Common Stock-SM- or "DECS-SM-") of Salomon Inc, a Delaware corporation ("Salomon"), Salomon may deliver to the holders of the DECS shares of common stock, par value $.01 per share (the "Common Stock"), of Financial Security Assurance Holdings Ltd. ("FSA Holdings" and together with its consolidated subsidiaries, the "Company"). This Prospectus relates to the delivery by Salomon pursuant to the DECS of up to 8,000,000 shares of Common Stock, plus up to an additional 1,200,000 shares with respect to DECS sold to cover over-allotments, as Salomon may receive from U S WEST, Inc., a Delaware corporation ("U S WEST"), under the terms of certain exchangeable notes of U S WEST (the "U S WEST DECS") issued to Salomon. This Prospectus accompanies a Prospectus Supplement and Prospectus (together, the "DECS Prospectus") of Salomon relating to the sale of 8,000,000 DECS, plus up to an additional 1,200,000 DECS solely to cover over-allotments. FSA Holdings will not receive any of the proceeds from the sale of the DECS or delivery thereunder of the shares of Common Stock to which this Prospectus relates. FSA Holdings takes no responsibility for any information included in or omitted from the DECS Prospectus. The DECS Prospectus does not constitute a part of this Prospectus nor is it incorporated by reference herein.


In connection with market-making activities in the DECS, Salomon Brothers Inc ("Salomon Brothers") may, subject to certain limitations, from time to time borrow, return and reborrow up to 1,840,000 shares of Common Stock from U S WEST. See "Plan of Distribution." Salomon Brothers is not under any obligation to engage in any market-making transactions with respect to the DECS, and any market-making in the DECS actually engaged in by Salomon Brothers may cease at any time. The Registration Statement of which this Prospectus forms a part includes a Prospectus relating to shares of Common Stock which may be offered and sold by Salomon Brothers pursuant to such market making activities. The Registration Statement of which this Prospectus forms a part also includes a Prospectus relating to the resale by National Westminster Bank Plc or an affiliate thereof ("NatWest") of shares of Common Stock being purchased by NatWest pursuant to the transactions described herein under "Recent Developments
- -- The Sales Transactions."


FSA Holdings and U S WEST have agreed, subject to certain exceptions, not to sell, without the prior written consent of Salomon Brothers and Salomon, respectively, any shares of Common Stock or any securities convertible into or exchangeable for Common Stock for a period of 180 days after the date of this Prospectus. See "Plan of Distribution."


The Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "FSA". On May 3, 1996, the last reported sale price of the Common Stock on the NYSE Composite Tape was $26 5/8 per share. See "Price Range of Common Stock and Dividends."


SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is            , 1996.

    FSA HOLDINGS HAS BEEN ADVISED THAT IN CONNECTION WITH THE OFFERING BY SALOMON OF THE DECS, THE UNDERWRITERS OF THE DECS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DECS OR THE COMMON STOCK OF FSA HOLDINGS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NYSE (WITH RESPECT TO THE COMMON STOCK ONLY), IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

    FSA Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by FSA Holdings may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 3190, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by FSA Holdings can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    FSA Holdings has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to FSA Holdings and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Commission (File No. 1-12644) are hereby incorporated by reference in this Prospectus:

    1. FSA Holdings' Annual Report on Form 10-K for the year ended December 31, 1995;

    2.  FSA Holdings' Current Report on Form 8-K dated April 26, 1996;

    3. The description of the Common Stock set forth in FSA Holdings' Registration Statement on Form 8-A, declared effective on May 6, 1994, and any amendment or report filed for the purpose of updating such description;

    4. Annual Report on Form 10-K for the year ended December 31, 1994 of Capital Guaranty Corporation ("Capital Guaranty"), a wholly owned subsidiary of FSA Holdings;

    5. Capital Guaranty's Quarterly Report on Form 10-Q for the three months ended March 31, 1995;

    6. Capital Guaranty's Quarterly Report on Form 10-Q for the three months ended June 30, 1995; and

    7. Capital Guaranty's Quarterly Report on Form 10-Q for the three months ended September 30, 1995.

    All documents filed by FSA Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    FSA Holdings hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above other than exhibits to such documents. Requests for such copies should be directed to the Secretary of FSA Holdings, Financial Security Assurance Holdings Ltd., 350 Park Avenue, New York, New York 10022, telephone number (212) 826-0100.

                            ------------------------

    "Debt Exchangeable for Common Stock" and "DECS" are service marks of Salomon Brothers.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. FOR DEFINITIONS OF AND ADDITIONAL INFORMATION CONCERNING CERTAIN TERMS USED IN THIS PROSPECTUS, SEE "GLOSSARY OF INSURANCE TERMS."

                                  THE COMPANY

    FSA Holdings, through its wholly owned subsidiary, Financial Security Assurance Inc. ("FSA"), is primarily engaged in the business of providing financial guaranty insurance on asset-backed securities and municipal bonds. FSA was the first insurance company organized to insure asset-backed obligations and has been a leading insurer of asset-backed obligations (based on number of transactions insured) since its inception in 1985. FSA expanded the focus of its business in 1990 to include financial guaranty insurance of municipal obligations.

    FSA's underwriting policy is to insure asset-backed and municipal obligations that would otherwise be investment grade without the benefit of FSA's insurance. The asset-backed obligations insured by FSA are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by FSA consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of state and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by FSA guarantees payment when due of scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, FSA is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

    The Company's business strategy is to remain a leading insurer of asset-backed obligations and to become a more prominent insurer of municipal obligations. The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures.

    In December 1995, FSA Holdings acquired Capital Guaranty in a merger transaction in which Capital Guaranty became a direct wholly owned subsidiary of FSA Holdings (the "Merger"). Capital Guaranty, through its wholly owned subsidiary, Capital Guaranty Insurance Company ("CGIC"), provided financial guaranty insurance on municipal bonds. In connection with the Merger, CGIC, whose principal business is now as a reinsurer of policies written by FSA, changed its name to Financial Security Assurance of Maryland Inc. ("FSAM"). Unless the context otherwise requires, financial information relating to Capital Guaranty and CGIC as of December 31, 1995 is included herein as part of the consolidated financial information relating to FSA Holdings and FSA included herein as of such date. Except as otherwise expressly provided, all other financial and other information contained in this Prospectus with respect to FSA Holdings and FSA does not give effect to the Merger. For additional information concerning Capital Guaranty, see "Capital Guaranty Corporation," "Selected Financial Information of Capital Guaranty Corporation," and "Incorporation of Certain Documents by Reference."

    For the year ended December 31, 1995, FSA had gross premiums written of $110.7 million, of which 49% related to insurance of municipal obligations and 51% related to insurance of asset-backed obligations. At December 31, 1995, FSA had net insurance in force of $75.4 billion, of which 70% represented insurance on municipal obligations and 30% represented insurance on asset-backed obligations.

    At December 31, 1995, the Company had total assets of $1,490.3 million, an increase of 38.7% from December 31, 1994, and shareholders' equity of $777.9 million, an increase of 42.6% from December 31, 1994, which increases are partially the result of the Merger.

    For a summary of FSA Holdings' results for the three months ended March 31, 1996, see "Recent Developments."

    The claims-paying ability of FSA is rated "Aaa" by Moody's Investors Service, Inc. ("Moody's") and "AAA" by Standard & Poor's Ratings Services ("S&P"), Nippon Investors Services and S&P (Australia) Pty. Ltd.

    FSA is licensed to engage in the financial guaranty insurance business in all 50 states, the District of Columbia and Puerto Rico. The principal executive offices of FSA Holdings are located at 350 Park Avenue, New York, New York 10022, and its telephone number is (212) 826-0100.

                            THE OFFERING OF THE DECS

    The DECS are being offered by Salomon pursuant to the DECS Prospectus. Pursuant to the terms of the DECS, Salomon may deliver to the holders of the DECS shares of Common Stock at maturity pursuant to the terms thereof. This Prospectus relates to the delivery by Salomon pursuant to the DECS of up to 8,000,000 shares of Common Stock, plus up to an additional 1,200,000 shares with respect to DECS sold to cover over-allotments, as Salomon may receive from U S WEST under the terms of the U S WEST DECS. U S WEST Capital Corporation, a wholly owned subsidiary of U S WEST ("USWCC"), currently owns in excess of 9,200,000 shares of Common Stock. The Tokio Marine and Fire Insurance Company, Ltd. ("Tokio Marine") has a right of first offer with respect to all of the shares of Common Stock owned by USWCC, including the shares which U S WEST may choose to deliver pursuant to the terms of the U S WEST DECS. For a description of the relationship between U S WEST and the Company, see "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

             SUMMARY OF SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 OF FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                                                                            YEARS ENDED DECEMBER 31,
                                                       -------------------------------------------------------------------
                                                          1991      1992 (1)     1993 (2)         1994         1995 (3)
                                                       ----------  ----------  -------------  -------------  -------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT
Gross premiums written...............................  $  110,727  $  131,131  $   127,409    $   106,449    $   110,742
Net premiums written.................................      55,910      78,397       65,006         77,757         77,576
Net premiums earned..................................      60,510      63,857       63,377         65,754         69,347
Net realized gains (losses)..........................       9,087      29,153       18,292         (3,773)         5,120
Net investment income................................      45,059      47,024       47,948         46,592         48,965
Total revenues.......................................     116,967     142,506      127,654        109,350        127,273
Losses and loss adjustment expenses..................       9,901      54,623       84,054          3,024         21,658
Amortization and write-off of goodwill...............       3,718       3,718       81,598
Policy acquisition and other expenses................      32,222      31,323       40,459         28,036         16,888
Income (loss) before income taxes....................      71,126      52,842     (163,866)        78,290         75,042
Net income (loss)....................................      52,803      43,457     (124,707)        60,375         55,038
Earnings (loss) per common share.....................        2.40        1.90        (5.44)          2.32           2.13
Cash dividends per common share......................                    0.26                        0.16           0.32
SELECTED FINANCIAL RATIOS
GAAP BASIS (4)
Loss ratio...........................................        16.4%       85.5%       132.6%           4.6%          31.2%
Expense ratio........................................        46.0        47.3         62.1           40.5           42.2
Combined ratio.......................................        62.4%      132.8%       194.7%          45.1%          73.4%
SAP BASIS(4)
Loss ratio...........................................        18.3%       67.7%         0.7%          28.1%          16.7%
Expense ratio........................................        77.6        47.5         52.2           59.1           45.5
Combined ratio.......................................        95.9%      115.2%        52.9%          87.2%          62.2%
BALANCE SHEET
Total investments....................................  $  659,880  $  727,455  $   786,723(5) $   747,176(5) $ 1,110,742(5)
Prepaid reinsurance premiums.........................      71,288      98,225      127,849        121,668        133,548
Total assets.........................................     933,550   1,042,362    1,030,587      1,074,316      1,490,262
Unearned premiums....................................     256,051     297,073      328,165        334,569        463,897
Total liabilities....................................     361,811     433,166      488,615        528,880        712,315
Shareholders' equity.................................     571,739     609,196      541,972        545,436        777,947
Book value per common share..........................       25.00       26.64        20.95          20.92          24.67
SELECTED FINANCIAL STATISTICS (4)
Gross insurance in force.............................  $45,045,000 $52,592,000 $61,290,000    $65,824,000    $99,034,000
Net insurance in force...............................  33,447,000  37,334,000   41,667,000     45,825,000     75,360,000
Qualified statutory capital..........................     420,326     461,443      454,048        465,787        644,653
Policyholders' leverage ratio........................        80:1        81:1         92:1           98:1          117:1
ANALYTICAL DATA
Tangible book value per common share (6)(8)..........       21.27       23.07        20.95          20.92          24.67
Adjusted book value per common share (7)(8)..........       26.67       28.98        26.15          26.40          31.16

- ------------------------------
(1)Results for full year 1992 were adversely affected by $54.6 million of additional reserves, consisting of case basis reserves for three commercial mortgage transactions insured by FSA and the establishment of the general loss reserve.

(2)Results for the year ended December 31, 1993 were adversely affected by $63.7 million in net incurred losses for three commercial mortgage transactions insured by FSA, $63.0 million of which losses were directly paid by a letter of credit provided by U S WEST (the "U S WEST Letter of Credit"). The payment under the U S WEST Letter of Credit was accounted for under generally accepted accounting principles ("GAAP") as a contribution of capital (net of related tax effect) and the related losses were reflected as an expense in FSA's income statement, while for statutory accounting practices ("SAP") income statement purposes the drawings under the U S WEST Letter of Credit were netted against such losses. Results were also adversely affected by an increase of $20.3 million in the nonspecific general loss reserve of FSA for unidentified losses covering FSA's entire insured portfolio, a write-off of $78.8 million of goodwill, a restructuring charge of $85.4 million resulting from the premium payment by FSA to Commercial Reinsurance Company ("Commercial Re") under FSA's reinsurance agreement with Commercial Re and non-recurring charges of approximately $10.0 million. Gross and net premiums written were reduced due to the cession of $17.9 million of unearned premiums from FSA to Commercial Re under such reinsurance agreement.

(3)Results for the year ended December 31, 1995 were adversely affected by a one-time Merger-related general reserve charge of $15.4 million ($10.0 million after taxes). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4)These ratios and statistics relate solely to FSA. The GAAP loss ratio is losses and loss adjustment expenses incurred (inclusive of additions to the general loss reserve) divided by net premium earned. The SAP loss ratio is losses and loss adjustment expenses incurred (exclusive of additions to the general loss reserve) divided by net premiums earned. The GAAP expense ratio is underwriting and operating expenses divided by net premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written. The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

(5)Total investments at December 31, 1993, 1994 and 1995 included $54.1 million net unrealized gains, $33.4 million net unrealized losses, and $30.7 million net unrealized gains, respectively. In addition, the balance at December 31, 1993 included $24.3 million of funds withheld from the premium ceded by FSA to Commercial Re, pending deposit of such funds in a trust account satisfying the requirements of applicable insurance law. Total investments at December 31, 1991 and 1992 were recorded at amortized cost in accordance with GAAP and therefore do not include unrealized gains or losses.

(6)Tangible book value per common share is book value per common share less goodwill per common share.

(7)Adjusted book value per common share, which is tangible book value plus net unearned premium reserve plus the present value of net future installment premiums less deferred acquisition costs less tax effect (in each case, on a per common share basis), is used by management and equity analysts as a measurement of FSA Holdings' and Capital Guaranty's intrinsic value. Adjusted book value per common share is not a substitute for GAAP book value per common share.

(8)Tangible book value per common share and adjusted book value per common share do not include the effect of unrealized gains on investments for the years ended December 31, 1991 and 1992, which were $0.71 and $0.60 per common share, respectively.

        SUMMARY OF SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                 OF FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                                  (UNAUDITED)

    The following table presents selected unaudited pro forma consolidated income statement information for FSA Holdings and Capital Guaranty after giving effect to the Merger. This pro forma information is presented for illustrative purposes only and is not necessarily indicative of the results that would have been obtained if the Merger had been consummated on January 1, 1995, or that may be obtained in the future. This pro forma data is derived from the Unaudited Pro Forma Consolidated Condensed Financial Statements appearing elsewhere herein and should be read in conjunction with those statements and the notes thereto. See "Unaudited Pro Forma Consolidated Condensed Financial Statements."

                                                                                                YEAR ENDED
                                                                                             DECEMBER 31, 1995
                                                                                            -------------------
                                                                                                (UNAUDITED)
                                                                                              (IN THOUSANDS,
                                                                                             EXCEPT PER SHARE
                                                                                                   DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues..................................................................................     $     157,150
Net Income................................................................................            80,605
Net Income Per Common Share...............................................................     $        2.53
Common Shares Used in Calculation of Above per Common Share Amount........................            31,849

                                  RISK FACTORS

ADEQUACY OF LOSS RESERVES

    Like other financial guaranty insurers, FSA does not consider traditional actuarial approaches used in the property/casualty insurance industry to be applicable to the determination of its loss reserves because of the absence of a sufficient number of losses in its financial guaranty insurance activities and in the financial guaranty industry generally to establish a meaningful statistical base. In the municipal area, a relatively small percentage of the total amount of municipal obligations insured by the financial guaranty insurance industry has experienced defaults in payment in recent years. There can be no assurance, however, that these low default rates will be indicative of future rates of default in insured municipal obligations. The statistical base in the asset-backed area is even more limited than in the municipal area. In addition, actual loss rates in the asset-backed area may over time prove to be higher than in the municipal area. Although FSA currently maintains reserves in an amount believed by its management to be sufficient to pay its estimated ultimate liability for losses and loss adjustment expenses with respect to obligations it has insured, there can be no assurance that losses in FSA's insured portfolio will not exceed the loss reserves. Losses from future defaults, depending on their magnitude, could have a material adverse effect on the results of operations and financial condition of FSA Holdings.

CLAIMS-PAYING ABILITY RATINGS

    As is customary in the financial guaranty insurance industry, the rating agencies perform periodic assessments of the credits insured by a financial guaranty insurer to confirm that such insurer continues to meet the requirements of the rating agencies for a triple-A rating of the insurer's claims-paying ability. Although FSA Holdings intends to continue to comply with the criteria of the rating agencies, no assurance can be given that one or more of the rating agencies will not reduce or withdraw its triple-A rating of the claims-paying ability of FSA in the future. FSA's ability to compete with other triple-A rated financial guarantors, and its results of operations and financial condition, would be materially adversely affected by a reduction in its ratings.

MARKET AND OTHER FACTORS

    The demand for financial guaranty insurance depends upon many factors, some of which are beyond the control of FSA.

    While all the major financial guaranty insurers have triple-A claims-paying ability ratings from major rating agencies, the marketplace may from time to time distinguish between financial guarantors on the basis of various factors, including size, insured portfolio concentration and financial performance. These distinctions may result in differentials in trading levels for securities insured by particular financial guarantors which, in turn, may provide a competitive advantage to those financial guarantors with better trading levels. Conversely, various investors may lack additional capacity to purchase securities insured by certain financial guarantors, which may provide a competitive advantage to guarantors with fewer insured obligations outstanding.

    Prevailing interest rate levels affect demand for financial guaranty insurance to the extent that lower interest rates are accompanied by narrower spreads between insured and uninsured obligations. The purchase of insurance during periods of relatively narrower interest rate spreads will generally provide lower cost savings to the issuer than during periods of relatively wider spreads. These lower cost savings generally are accompanied by a corresponding decrease in demand for financial guaranty insurance. However, relatively low interest rate levels may encourage the issuance of new or the refunding of existing debt securities by companies and municipalities, which may increase the demand for financial guaranty insurance.

    Credit quality concerns among investors, especially during times of weak economic conditions, typically result in an increase in demand for financial guaranty insurance. During such times, investors generally prefer to purchase higher rated investments, including those that achieve higher ratings through financial guaranty insurance.

    The perceived financial strength of financial guaranty insurers also affects demand for financial guaranty insurance. Should a major financial guaranty insurer, or the industry generally, have its claims-paying ability rating lowered, or suffer for some other reason a deterioration in investor confidence, demand for financial guaranty insurance would be adversely affected.

    In addition, the financial guaranty insurance industry has historically been and will continue to be subject to the direct and indirect effects of governmental regulation, including changes in tax laws affecting insurance on asset-backed and municipal obligations. No assurance can be given that future legislative or regulatory changes will not adversely affect FSA's business.

COMPETITION AND INDUSTRY CONCENTRATION

    FSA faces competition from both other providers of third party credit enhancement and alternatives to third party credit enhancement. The majority of asset-backed and municipal obligations are sold without third party credit enhancement. Accordingly, each transaction proposed to be insured by FSA must generally compete against an alternative execution which does not employ third party credit enhancement. FSA also faces competition from other monoline primary financial guaranty insurers, primarily AMBAC Indemnity Corporation ("AMBAC"), Capital Markets Assurance Corporation ("CapMAC"), Connie Lee Insurance Company ("Connie Lee"), Financial Guaranty Insurance Company ("FGIC") and MBIA Insurance Corp. ("MBIA"). Traditional credit enhancers such as bank letter of credit providers and mortgage pool insurers also provide significant competition to FSA as providers of credit enhancement for asset-backed obligations. While actions by securities rating agencies in recent years have significantly reduced the number of triple-A rated banks that can offer a product directly competitive with FSA's triple-A guaranty, and recently implemented risk-based capital guidelines applicable to banks have generally increased costs associated with letters of credit that compete directly with financial guaranty insurance, bank letter of credit providers and other credit enhancement, such as cash collateral accounts, provided by banks, continue to provide significant competition to FSA.

SUBSTANTIAL VOTING CONTROL


    At March 1, 1996, voting control of FSA Holdings was held 41.9% by USWCC, 19.1% by Fund American Enterprises Holdings, Inc. ("Fund American") and 5.8% by Tokio Marine (together, the "Substantial Shareholders"). Each of the Substantial Shareholders has the ability to exercise significant influence over the policies and corporate actions of FSA Holdings. For further information, see "Security Ownership of Certain Beneficial Owners and Management." Consummation of the transactions described under "Recent Developments -- The Sales Transactions" will significantly reduce the number of shares of Common Stock owned by USWCC and will increase the number of shares owned by Fund American. See "Recent Developments -- The Sales Transactions." Shareholders of FSA Holdings do not have cumulative voting rights with respect to the election of directors and, accordingly, any shareholder or group of shareholders holding shares representing in excess of 50% of the voting shares outstanding of FSA Holdings would by itself have the power to elect the entire board of directors of FSA Holdings.


HOLDING COMPANY STRUCTURE

    The operations of FSA Holdings are conducted through FSA. Accordingly, FSA Holdings' financial condition and results of operations are dependent upon FSA, whose ability to declare and pay dividends to FSA Holdings is dependent upon FSA's financial condition, results of operations, cash requirements and other related factors and is also subject to restrictions contained in the insurance laws and regulations of New York and other states. See "Price Range of Common Stock and Dividends," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Insurance Regulatory Matters -- Dividend Restrictions."

SHARES ELIGIBLE FOR FUTURE SALE

    At March 1, 1996, the three largest shareholders of FSA Holdings, USWCC, Fund American and Tokio Marine, together owned approximately 64.7% of the Common Stock outstanding. U S WEST has the right to cause the delivery of 8,000,000 shares of Common Stock owned by USWCC (plus 1,200,000 shares solely to cover over-allotments) to Salomon pursuant to the terms of the U S WEST DECS. All of the shares of

Common Stock owned by USWCC, Fund American and Tokio Marine will continue to be tradeable in the open market subject to the volume limitations, manner of sale and notice requirements of Rule 144 under the Securities Act or, without such requirements or limitations through the exercise of registration rights available under agreements with FSA Holdings. See "Certain Relationships and Related Transactions -- Registration Rights Agreement." Consummation of the transactions described under "Recent Developments -- The Sales Transactions" will significantly reduce the number of shares of Common Stock owned by USWCC and will increase the number of shares owned by Fund American. See "Recent Developments -- The Sale Transactions."

    Sales of substantial amounts of Common Stock in the public or private market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.

IMPACT OF THE DECS ON THE MARKET FOR THE COMMON STOCK

    It is not possible to predict accurately how or whether any market that develops for the DECS will influence the market for the Common Stock. For example, the price of the Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of Common Stock upon the maturity of the DECS, by possible sales of Common Stock by investors who view the DECS as a more attractive means of equity participation in FSA Holdings and by hedging or arbitrage trading activity that may develop involving the DECS and the Common Stock.

                              RECENT DEVELOPMENTS

THE SALE TRANSACTIONS


    On April 29, 1996, U S WEST and FSA Holdings announced plans to enter into a series of transactions (the "Sale Transactions") pursuant to which USWCC will sell up to 3,500,000 shares of the Common Stock it currently owns. Pursuant to the Sale Transactions, (i) FSA Holdings will repurchase 1,000,000 shares of Common Stock from USWCC at a price of $26.50 per share, (ii) Fund American will purchase 1,000,000 shares of Common Stock from USWCC at a price of $26.50 per share and (iii) NatWest will purchase between 1,000,000 and 1,500,000 shares of Common Stock from USWCC (the "NatWest Shares") at a price of $26.50 per share and will concurrently enter into a five-year forward agreement (the "Forward Agreement") with FSA Holdings with respect to such shares pursuant to which FSA Holdings will have an option to purchase such shares from NatWest at a price of $26.50 per share plus carrying costs as described below.


    Pursuant  to the Forward Agreement, FSA Holdings will have the option either
(i) to purchase the NatWest Shares from NatWest for a price of $26.50 per share plus Carrying Costs (as defined below) or (ii) to direct NatWest to sell the NatWest Shares. If FSA Holdings directs NatWest to sell the NatWest Shares, if the market value of the NatWest Shares exceeds the sum of $26.50 per share plus Carrying Costs, FSA Holdings will receive such excess and if the market value of the NatWest Shares is less than the sum of $26.50 per share plus Carrying Costs, FSA Holdings will be required to pay such shortfall to NatWest in cash or shares of Common Stock. "Carrying Costs" will equal a specified margin over LIBOR (plus any LIBOR breakage fees) less any dividends paid by FSA Holdings on the NatWest Shares. Under the Forward Agreement, the obligation of FSA Holdings with respect to 1,000,000 of the NatWest Shares will be for the account of FSA Holdings and the obligation of FSA Holdings with respect to the balance of the NatWest Shares will be for the account of FSA Holdings' management.

    Following consummation of the Sale Transactions, assuming USWCC sells 3,500,000 shares of Common Stock pursuant thereto, USWCC would thereafter own 12,356,910 shares of Common Stock. Assuming that U S WEST delivers to Salomon 9,200,000 shares of Common Stock at maturity of the U S WEST DECS (the maximum number of shares U S WEST could deliver pursuant to the terms thereof), and that Fund American exercises its rights to purchase 2,560,506 shares of Common Stock from USWCC pursuant to the USWCC Options (as defined herein), USWCC would thereafter own 596,303 shares of Common Stock. See

"Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions." The number of shares of Common Stock which U S WEST actually delivers at maturity of the DECS may be less than 9,200,000. For further information, see the DECS Prospectus.

    Following consummation of the Sale Transactions, Fund American would own 3,460,200 shares of Common Stock. In addition, Fund American owns 2,000,000 shares of Series A Convertible Redeemable Preferred Stock of FSA Holdings, which vote together with the Common Stock and are convertible by Fund American into shares of Common Stock ("Preferred Stock"), and has the right to purchase 2,560,506 shares of Common Stock from U S WEST upon exercise of the USWCC Options. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."

    Consummation of the Sale Transactions is expected by the end of May 1996, subject to the satisfaction of customary closing conditions.

RESULTS FOR THREE MONTHS ENDED MARCH 31, 1996

    Set forth below is a summary of FSA Holdings' results for the three months ended March 31, 1996. This summary should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                           THREE MONTHS ENDED
                                                                                               MARCH 31,
                                                                                          --------------------
                                                                                              (DOLLARS IN
                                                                                               THOUSANDS,
                                                                                            EXCEPT PER SHARE
                                                                                                 DATA)
                                                                                            1995       1996
                                                                                          ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Net premiums earned...................................................................  $  15,215  $  22,734
  Net investment income.................................................................     12,354     15,682
  Net realized gains (losses)...........................................................     (4,793)     1,534
  Total revenues........................................................................     22,973     40,012
  Policy acquisition costs..............................................................      3,601      7,655
  Other expenses........................................................................      3,201      3,957
  Income before income tax..............................................................     14,414     26,234
  Net income............................................................................     10,805     19,543
  Earnings per common share.............................................................       0.42       0.62

                                                                                              AT MARCH 31, 1996
                                                                                            ----------------------
                                                                                            (DOLLARS IN THOUSANDS,
                                                                                            EXCEPT PER SHARE DATA)
BALANCE SHEET DATA:
  Total investments.......................................................................      $    1,151,679
  Prepaid insurance premiums..............................................................             139,014
  Total assets............................................................................           1,545,190
  Unearned premiums.......................................................................             479,240
  Notes payable...........................................................................              30,000
  Total liabilities.......................................................................             774,807
  Shareholders' equity....................................................................             770,383
  Book value per common share.............................................................               24.62

    In the first quarter of 1996, FSA Holdings' adjusted book value rose $0.32 per share to $31.48, reflecting a 1.3% increase, including dividends, since December 31, 1995. Strong growth in core business originations fully offset a decline in the market value of FSA Holdings' investment portfolio caused by a steep increase in interest rates. From insurance operations alone, adjusted book value per share increased 3.3%, including dividends, as a result of the addition of $61.4 million in present value ("PV") premiums originated in the three-month period.

    FSA Holdings' net income for the first quarter of 1996 was $19.5 million, or $0.62 per share, as compared with $10.8 million, or $0.42 per share, for the first quarter of 1995. Earnings results were positively affected by the Merger, which increased the size of FSA's insured portfolio, created economies of scale, and allowed for greater leveraging of resources.

    In the first quarter of 1996, FSA insured an aggregate of $5.4 billion par amount of bonds, a 34.6% increase over the first quarter of 1995. The first quarter asset-backed component rose 4.6% to $3.0 billion. In the municipal bond market, total-market new issuance was approximately $39.1 billion in the first quarter of 1996, representing an increase of 35% compared with the first quarter of 1995. Industry insured volume in the primary market was approximately $18.5 billion for the first quarter of 1996, as compared with $8.8 billion insured in the first quarter of 1995.

    Including new issues and secondary-market issues worldwide, FSA insured $2.4 billion par of municipal obligations with closing dates in the first quarter for 1996, an increase of 110.8% over the $1.1 billion insured by FSA in the first quarter of 1995. Compared with the combined FSA and CGIC first quarter volume in 1995, FSA's insured municipal obligations increased 104.1% with respect to new issues in the United States and 22.8% when secondary-market and international transactions are included. On a sales date basis year-to-date, FSA estimates that it insured approximately 12% of insured municipal new issues sold in the United States.

    The PV of gross premiums originated by FSA Holdings in the first quarter of 1996 was $61.4 million. Helped by the additional underwriting ability created by the Merger, municipal PV premiums reached $24.2 million for the first quarter of 1996, an increase of 52.4% over the $15.9 million recorded in the first quarter of 1995. The asset-backed portion of PV premiums for the first quarter of 1996 grew 47.4% to $37.2 million, primarily because of higher pricing. Because asset-backed originations in the first quarter of 1996 included several large, high-premium transactions, FSA Holdings does not necessarily expect to sustain such level of premium growth.

    Of the $19.5 million of net income for the first quarter of 1996, the contribution from refundings totaled $1.0 million, or $0.03 per share, and the contribution from capital gains was also $1.0 million, or $0.03 per share. Operating net income, which excludes the impact of capital gains or losses, was $18.5 million, or $0.59 per share, in the first quarter of 1996 as compared to $13.9 million, or $0.54 per share, in the first quarter of 1995. The increase was due to an increase in core net income of $0.06 per share offset by a lower contribution from refundings of $0.01 per share. Core net income, which excludes refundings as well as realized capital gains or losses, was $17.6 million, or $0.56 per share, in the first quarter of 1996, 36.3% higher than in the first quarter of 1995, when core net income was $12.9 million, or $0.50 per share. This increase reflected an $8.4 million increase in total core revenues while total core expenses increased only $2.8 million.

    Net premiums earned in the first quarter of 1996 were $22.7 million, a 49.4% increase over net premiums earned by FSA Holdings in the first quarter of 1995 and 24.7% higher than the combined net premiums earned by FSA Holdings and Capital Guaranty in the first quarter of 1995. Refundings and prepayments in the first quarter of 1996 were $4.3 million. Such refundings and prepayments contributed $1.0 million to operating net income in the first quarter of 1996, approximately equal to the contribution from refundings and prepayments in the first quarter of the previous year.

    Net investment income for the first quarter of 1996 was $15.7 million, an increase of 26.9% over net investment income in the first quarter of 1995. Such increase was primarily due to the additional invested assets acquired in the Merger. Capital gains were $1.5 million in the first quarter of 1996, an increase of $6.3 million from the $4.8 million in capital losses recognized by FSA Holdings in the first quarter of 1995. FSA Holdings' effective tax rate on investment income (excluding the effects of capital gains and losses) was 18.6% for the first quarter of 1996 as compared to 22.9% for the first quarter of 1995. FSA Holdings' investment portfolio had a negative after-tax total return of 0.55% during the first quarter of 1996.

    Total operating expenses, consisting of interest, policy acquisition and other operating expenses, for the first quarter of 1996 were $12.2 million, up from $6.9 million in the first quarter of 1995. Core expenses, consisting of total operating expenses excluding the effects of refundings, rose to $9.3 million, or $2.8 million higher than in the first quarter of 1995. Total operating expenses and core expenses rose due to the addition of interest expense related to the debt assumed in the Merger, higher amortization of deferred acquisition costs ("DAC") and increased accruals for performance plan payouts. The increase in DAC amortization results from an increase in first quarter earned premiums, and the increase in performance plan payout accruals is related to FSA Holdings' growth in adjusted book value per share versus established targets and to the addition of another performance plan year to the accrual base.

    Core losses and loss adjustment expenses were $1.6 million in the first quarter of 1996 and $1.7 million in the first quarter of 1995, reflecting additions to the general loss reserve in both periods. At March 31, 1996, FSA's unallocated general loss reserve totaled $33.3 million.

                                USE OF PROCEEDS

    This Prospectus relates to the delivery by Salomon pursuant to the DECS of such shares of Common Stock as Salomon may receive from U S WEST under the terms of the U S WEST DECS. FSA Holdings will not receive any of the proceeds from the sale of the DECS or delivery thereunder of the shares of Common Stock to which this Prospectus relates.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

    The following table sets forth for the calendar quarters indicated the high and low sales prices for the Common Stock, as reported in the NYSE consolidated transaction system, and the dividends paid per share since May 1994. Prior to May 1994, the Common Stock was not publicly traded.


                                             SALES PRICES
                                         --------------------    DIVIDENDS
                                           HIGH        LOW        PAID
                                         --------    --------    ------
1994
  May 6 -- June 30...................... $ 22 5/8    $ 20        $0.00
  Third Quarter.........................   22 1/2      20         0.08
  Fourth Quarter........................   22 3/4      18 3/4     0.08
1995
  First Quarter......................... $ 21 5/8    $ 19        $0.08
  Second Quarter........................   25 1/2      21 1/2     0.08
  Third Quarter.........................   27 3/4      24 1/4     0.08
  Fourth Quarter........................   27          24 1/2     0.08
1996
  First Quarter......................... $ 26 3/4    $ 24        $0.08
  Second Quarter (through May 3,
   1996)................................   27          25 3/8


    As of March 21, 1996, there were 2,100 holders of record of the Common Stock and 32,183,957 shares outstanding, including 875,632 shares held by or for the account of FSA Holdings and its subsidiaries.

    The amount of dividends payable in the future will be reviewed periodically by the Board of Directors in light of the Company's earnings, financial condition and capital and other cash requirements. It is the policy of the Board of Directors that FSA Holdings retain an adequate portion of its earnings to support the growth of its business. There is no requirement or assurance that dividends will be paid.

    Most of the operations of FSA Holdings are conducted through FSA. FSA's ability to declare and pay dividends to Capital Guaranty, which in turn declares and pays dividends to FSA Holdings, is dependent upon FSA's financial condition, results of operations, cash requirements and other related factors and is also subject to restrictions contained in the insurance laws and related regulations of New York and other states. See "Insurance Regulatory Matters -- Dividend Restrictions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    FSA Holdings will ordinarily be required to withhold United States federal income taxes in the amount of 30% of any dividends paid to non-United States shareholders not otherwise subject to United States federal income taxation, unless a tax treaty between the United States and the country of the shareholder's residence provides for withholding at a reduced rate.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

BUSINESS OPERATIONS OF FSA HOLDINGS FOLLOWING THE MERGER

    In connection with the Merger, FSA took a number of corporate actions, the effect of which was to replace Financial Security Assurance International Inc. ("FSAI") with FSAM (formerly CGIC) in the corporate structure of the FSA group of companies as a subsidiary of FSA, parent of Financial Security Assurance of Oklahoma, Inc., and participant in the intercompany pooling agreement among the domestic FSA insurance companies. Such transactions having been completed in December 1995, FSAI is now an inactive company with no outstanding insurance or reinsurance obligations, retaining the minimum capital necessary to maintain its insurance licenses and intended for sale to a third party in 1996. The principal business of FSAM going forward will be to serve as a reinsurer of policies issued by FSA or reinsured by FSA from unaffiliated third parties.

    FSA Holdings remains headquartered in New York and now has the benefit of a significant west coast presence through its San Francisco office, the former office of Capital Guaranty. The San Francisco office will be staffed to underwrite transactions in coordination with the New York office. In line with the plan established by FSA Holdings, the majority of the cost savings associated with the Merger are expected to be brought about by the reduction in personnel associated with the elimination of duplicative staff from the accounting, information systems, marketing and human resource functions. FSA Holdings expects to utilize its current staff levels in New York to support these functions. In addition, but to a lesser extent, the Merger is also expected to reduce the costs associated with redundant legal and surveillance functions. These reductions in personnel are also expected to reduce related overhead costs such as premises, equipment and similar costs.

    The preceding cost savings result in the reduction of $0.4 million of policy acquisition costs and $3.3 million in other operating costs as reflected in the pro forma consolidated condensed statement of operations for the year ended December 31, 1995.

STATEMENT OF OPERATIONS

    The following pro forma consolidated condensed statement of operations reflects the Merger of Capital Guaranty with a subsidiary of FSA Holdings. The pro forma consolidated condensed statement of operations is unaudited and combines the operations of FSA Holdings and Capital Guaranty for the year ended December 31, 1995. The pro forma consolidated condensed statements of operations assume the Merger occurred at January 1, 1995.

    The historical financial information of FSA Holdings for the year ended December 31, 1995 has been derived from the FSA Holdings financial statements which are incorporated herein by reference. The historical financial information of Capital Guaranty for the year ended December 31, 1995 has been derived from the Capital Guaranty financial statements which are incorporated herein by reference and has been adjusted for fourth quarter 1995 activity. The pro forma consolidated condensed financial statement of operations should be read in conjunction with the historical financial statements of FSA Holdings and Capital Guaranty incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents By Reference."

    The unaudited pro forma consolidated condensed financial statement of operations has been included as required by the Commission and is provided for comparative purposes only. As further discussed in the accompanying notes, the pro forma financial statement of operations does not purport to be indicative of the financial operating results that would have been achieved had the Merger been consummated as of the date indicated and should not be construed as representative of future financial operating results.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR THE YEAR ENDED DECEMBER 31, 1995
                                                  --------------------------------------------------------------
                                                        HISTORICAL          PRO FORMA
                                                  -----------------------  ADJUSTMENTS
                                                     FSA        CAPITAL      INCREASE       NOTE
                                                   HOLDINGS   GUARANTY *    (DECREASE)   REFERENCE    PRO FORMA
                                                  ----------  -----------  ------------  ----------  -----------
REVENUES
Premiums Earned.................................  $   69,347   $  12,213    $                         $  81,560
Net Investment Income (Loss)....................      48,965      19,136        (3,724)     (a)          64,376
Net Realized Gains..............................       5,120       2,208                                  7,328
Other Income....................................       3,841          45                                  3,886
                                                  ----------  -----------  ------------              -----------
    TOTAL REVENUES..............................     127,273      33,601        (3,724)                 157,150
                                                  ----------  -----------  ------------              -----------
EXPENSES
Losses and Loss Adjustment Expenses Related to
 the Merger.....................................      15,400                   (15,400)     (b)
Losses and Loss Adjustment Expenses.............       6,258                       850      (c)           7,108
Policy Acquisition Costs........................      16,888       3,495          (371)     (d)          20,012
Interest Expense................................                   2,115                                  2,115
Other Operating Expenses........................      13,685       4,666        (3,347)     (e)          15,004
                                                  ----------  -----------  ------------              -----------
    TOTAL EXPENSES..............................      52,231      10,276       (18,268)                  44,239
                                                  ----------  -----------  ------------              -----------
INCOME BEFORE INCOME TAXES......................      75,042      23,325        14,544                  112,911
Provision for Income Taxes......................      20,004       7,212         5,090      (f)          32,306
                                                  ----------  -----------  ------------              -----------
    NET INCOME (LOSS)...........................  $   55,038   $  16,113    $    9,454                $  80,605
                                                  ----------  -----------  ------------              -----------
                                                  ----------  -----------  ------------              -----------
Weighted Average Common Shares Outstanding......      25,797                                             31,849
Earnings Per Common Share.......................  $     2.13                                          $    2.53

- ------------------------
* The Capital Guaranty December 31, 1995 financial information was derived by beginning with September 30, 1995 information incorporated herein by reference and adjusting it for fourth quarter 1995 activity. As such, from September 30, 1995 through December 31, 1995, Capital Guaranty's premiums earned were increased by $3,488, net investment income was increased by $4,939, net realized gains were increased by $1,666, other income was increased by $10, policy acquisition costs were increased by $856, interest expense was increased by $529, other operating expenses were increased by $1,281 and provision for income taxes was increased by $3,472.

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

    The pro forma consolidated condensed statement of operations reflects the Merger of Capital Guaranty with a subsidiary of FSA Holdings and assumes all shares of Capital Guaranty Common Stock, $.10 par value ("Capital Guaranty Common Stock"), were converted, pursuant to the Merger, into shares of FSA Holdings Common Stock at a per share stock consideration of 0.6716 of a share of FSA Holdings Common Stock (determined based on an average FSA Holdings Common Stock price of $25.775), per share cash consideration of $5.69 and a total cash consideration (the "Total Cash Consideration") of approximately $51.3 million.

    With the exception of Item (c) described below, the pro forma consolidated condensed statement of operations does not include adjustments to conform the accounting policies of Capital Guaranty to those followed by FSA Holdings. The nature and extent of additional adjustments, if any, will be based upon further study and analysis and would not be expected to affect significantly the pro forma financial results.

    The  following  describes  the  pro  forma  adjustments  reflected  in   the
accompanying pro forma consolidated condensed statement of operations:

        (a) To reflect the reduction of investment income due to the payment of $51.3 million to shareholders of Capital Guaranty and transaction costs of the Merger.

        (b) To eliminate the one-time charge FSA recognized in its December 31, 1995 statement of operations which provided a general loss provision on the insured portfolio it had assumed in the Merger in a manner consistent with FSA's general reserve methodology.

        (c) To  record  the increase  to  FSA's  general loss  reserve  for  new
    business   underwritten  by  CGIC  consistent  with  FSA's  general  reserve methodology.

    Based on FSA Holdings' detailed plans, certain costs and expenses of the combined companies will be less than the historical expenses due to the consolidation of certain operations and elimination of duplicative facilities. The expense reductions are primarily related to the elimination of duplicative facilities, equipment, personnel and functions.

    The pro forma pre-tax expense reductions, based on FSA Holdings' detailed plans, are estimated to total $6.3 million, of which $3.0 million is a reduction of policy acquisition costs, for the year ended December 31, 1995. Adjustments
(d), (e) and (f) reflect these estimated cost savings.

        (d) To adjust amortization policy acquisition costs for the reduction in expenses.

        (e) To reduce expenses due to elimination of duplicative facilities, personnel and functions net of the effect of costs deferred or amortized.

        (f)  To record accrued taxes on all adjustments.

                 SELECTED CONSOLIDATED FINANCIAL INFORMATION OF
                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

    The following table sets forth selected consolidated historical financial information of FSA Holdings and has been derived from and should be read in conjunction with the audited consolidated financial statements of FSA Holdings for each of the five years ended December 31, 1995, including the respective notes thereto. See "Available Information" and "Incorporation of Certain Documents by Reference." The income statement information set forth below does not reflect the effects of the consummation in December 1995 of the Merger. See "Capital Guaranty Corporation," "Selected Financial Information of Capital Guaranty Corporation," "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Consolidated Condensed Financial Information."

                                                    YEAR ENDED DECEMBER 31,
                           --------------------------------------------------------------------------
                              1991       1992 (1)       1993 (2)           1994           1995 (3)
                           -----------  -----------  --------------   --------------   --------------
                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT
Gross premiums written...  $   110,727  $   131,131  $   127,409      $   106,449      $   110,742
Net premiums written.....       55,910       78,397       65,006           77,757           77,576
Net premiums earned......       60,510       63,857       63,377           65,754           69,347
Net realized gains
 (losses)................        9,087       29,153       18,292           (3,773)           5,120
Net investment income....       45,059       47,024       47,948           46,592           48,965
Total revenues...........      116,967      142,506      127,654          109,350          127,273
Losses and loss
 adjustment expenses.....        9,901       54,623       84,054            3,024           21,658
Amortization and
 write-off of goodwill...        3,718        3,718       81,598
Policy acquisition and
 other expenses..........       32,222       31,323       40,459           28,036           16,888
Income (loss) before
 income taxes............       71,126       52,842     (163,866)          78,290           75,042
Net income (loss)........       52,803       43,457     (124,707)          60,375           55,038
Earnings (loss) per
 common share............         2.40         1.90        (5.44)            2.32             2.13
Cash dividends per common
 share...................                      0.26                          0.16             0.32
SELECTED FINANCIAL RATIOS
GAAP BASIS (4)
Loss ratio...............         16.4%        85.5%       132.6%             4.6%            31.2%
Expense ratio............         46.0         47.3         62.1             40.5             42.2
Combined ratio...........         62.4%       132.8%       194.7%            45.1%            73.4%
SAP BASIS(4)
Loss ratio...............         18.3%        67.7%         0.7%            28.1%            16.7%
Expense ratio............         77.6         47.5         52.2             59.1             45.5
Combined ratio...........         95.9%       115.2%        52.9%            87.2%            62.2%
BALANCE SHEET
Total investments........  $   659,880  $   727,455  $   786,723(5)   $   747,176(5)   $ 1,110,742(5)
Prepaid reinsurance
 premiums................       71,288       98,225      127,849          121,668          133,548
Total assets.............      933,550    1,042,362    1,030,587        1,074,316        1,490,262
Unearned premiums........      256,051      297,073      328,165          334,569          463,897
Total liabilities........      361,811      433,166      488,615          528,880          712,315
Shareholders' equity.....      571,739      609,196      541,972          545,436          777,947
Book value per common
 share...................        25.00        26.64        20.95            20.92            24.67
SELECTED FINANCIAL
 STATISTICS (4)
Gross insurance in
 force...................  $45,045,000  $52,592,000  $61,290,000      $65,824,000      $99,034,000
Net insurance in force...   33,447,000   37,334,000   41,667,000       45,825,000       75,360,000
Qualified statutory
 capital.................      420,326      461,443      454,048          465,787          644,653
Policyholders' leverage
 ratio...................         80:1         81:1         92:1             98:1            117:1
ANALYTICAL DATA
Tangible book value per
 common share (6)(8).....  $     21.27  $     23.07  $     20.95      $     20.92      $     24.67
Adjusted book value per
 common share (7)(8).....        26.67        28.98        26.15            26.40            31.16

- ------------------------------
(1) Results for full year 1992 were adversely affected by $54.6 million of additional reserves, consisting of case basis reserves for three commercial mortgage transactions insured by FSA and the establishment of the general loss reserve.

(2) Results for the year ended December 31, 1993 were adversely affected by $63.7 million in net incurred losses for three commercial mortgage transactions insured by FSA, $63.0 million of which losses were directly paid by a letter of credit provided by U S WEST (the "U S WEST Letter of Credit"). The payment under the U S WEST Letter of Credit was accounted for under GAAP as a contribution of capital (net of related tax effect) and the related losses were reflected as an expense in FSA's income statement, while for SAP income statement purposes the drawings under the U S WEST Letter of Credit were netted against such losses. Results were also adversely affected by an increase of $20.3 million in FSA's general loss reserve for unidentified losses covering FSA's entire insured portfolio, a write-off of $78.8 million of goodwill, a restructuring charge of $85.4 million resulting from the premium payment by FSA to Commercial under FSA's reinsurance agreement with Commercial Re and non-recurring charges of approximately $10.0 million. Gross and net premiums written were reduced due to the cession of $17.9 million of unearned premiums from FSA to Commercial Re under such reinsurance agreement.

(3) Results for the year ended December 31, 1995 were adversely affected by a one-time Merger-related general reserve charge of $15.4 million ($10.0 million after taxes). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(4) These ratios and statistics relate solely to FSA. The GAAP loss ratio is losses and loss adjustment expenses incurred (inclusive of additions to the general loss reserve) divided by net premium earned. The SAP loss ratio is losses and loss adjustment expenses incurred (exclusive of additions to the general loss reserve) divided by net premiums earned. The GAAP expense ratio is underwriting and operating expenses divided by net premiums earned. The SAP expense ratio is underwriting and operating expenses divided by net premiums written. The combined ratio on both a GAAP and SAP basis is the sum of the applicable loss and expense ratios.

(5) Total investments at December 31, 1993, 1994 and 1995 included $54.1 million net unrealized gains, $33.4 million net unrealized losses, and $30.7 million net unrealized gains, respectively. In addition, the balance at December 31, 1993 included $24.3 million of funds withheld from the premium ceded by FSA to Commercial Re, pending deposit of such funds in a trust account satisfying the requirements of applicable insurance law. Total investments at December 31, 1991 and 1992 were recorded at amortized cost in accordance with GAAP and therefore do not include unrealized gains or losses.

(6) Tangible book value per common share is book value per common share less goodwill per common share.

(7) Adjusted book value per common share, which is tangible book value plus net unearned premium reserve plus the present value of net future installment premiums less deferred acquisition costs less tax effect (in each case, on a per common share basis), is used by management and equity analysts as a measurement of FSA Holdings' and Capital Guaranty's intrinsic value. Adjusted book value per common share is not a substitute for GAAP book value per common share.

(8) Tangible book value per common share and adjusted book value per common share do not include the effect of unrealized gains on investments for the years ended December 31, 1991 and 1992, which were $0.71 and $0.60 per common share, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE MERGER

    On December 20, 1995, Capital Guaranty merged with a subsidiary of FSA Holdings pursuant to the Merger. In connection with the Merger, Capital Guaranty's operating subsidiary, CGIC, became a subsidiary of FSA and thereby a member of the FSA group of insurance companies. Subsequent to the Merger, CGIC changed its name to FSAM. The Merger provided for each Capital Guaranty share to be exchanged for 0.6716 of a share of Common Stock and cash of $5.69. FSA Holdings issued in the aggregate 6,051,661 shares of Common Stock and aggregate cash of $51.3 million. The transaction value of the Merger, including transaction costs, was $208.6 million. The Merger was accounted for on a purchase accounting basis. In view of the short period between the date of the Merger and year end, the date of the Merger for accounting purposes is considered to be December 31, 1995. As a result, the accounting for the Merger has no effect on the results of operations, except for the recording of a $15.4 million general reserve provision discussed below.

RESULTS OF OPERATIONS

    YEAR ENDED DECEMBER 31, 1995 VERSUS YEAR ENDED DECEMBER 31, 1994

    FSA Holdings' adjusted book value per share of Common Stock at December 31, 1995, was $31.16, up 19.4%, including dividends, since year-end 1994. Adjusted book value per share of Common Stock is used by management and some equity analysts as a measurement of FSA Holdings' intrinsic value. It is defined as book value plus net unearned premiums plus the present value of future net installment premiums less deferred acquisition costs less tax effect. Adjusted book value is not a substitute for GAAP book value per share of Common Stock.

    FSA Holdings discusses its financial results by breaking out the various levels of its income statement in order to present a better analysis of the underlying trends. CORE NET INCOME represents net income before the after-tax effects of refundings and prepayments, net realized capital gains and losses, gains or losses on the sale of subsidiaries, losses related to discontinued business, goodwill amortization and non-recurring or one-time charges, if any. Core net income therefore represents FSA Holdings' normal operating results. OPERATING NET INCOME is core net income plus the after-tax effects of refundings and prepayments. The distinction between core and operating net income is important because higher-than-normal volumes of refundings and prepayments, as occurred in 1994 and 1993, disproportionately increase earned premiums and could suggest a stronger earnings trend than the pace of originations would warrant. NET INCOME, as reported, is operating net income plus the after-tax effects of realized capital gains and losses, gains or losses on the sale of subsidiaries, goodwill amortization and non-recurring or one-time charges.

    FSA Holdings' 1995 net income was $55.0 million, compared with $60.4 million for 1994, a decrease of 8.8%. The decrease was due primarily to the one-time charge of $15.4 million, or $10.0 million after taxes, to increase the general reserve to provide for the CGIC insured portfolio acquired in the Merger. As an independent company prior to the Merger, CGIC had not maintained a general reserve. This one-time increase to the general reserve was consistent with FSA's established reserving methodology. The decrease in earnings was partially offset by (i) higher capital gains, which contributed $3.3 million to net income for 1995, compared with capital losses of $2.5 million for 1994; and (ii) the realization of a net after-tax gain of $1.4 million on the sale of a subsidiary after writing off certain previously capitalized expenses.

    Operating net income was $60.3 million for 1995 versus $62.8 million for 1994. This 4.1% decrease can be traced to lower contributions from refundings of $0.2 million and a decline in core net income to $53.7 million for 1995 from $56.0 million for 1994. The 4.2% decline in core net income resulted primarily from higher additions to FSA Holdings' general loss reserve and a higher effective tax rate on investment income, both of which are discussed below.

    The weighted average number of shares of Common Stock outstanding decreased to 25,797,000 for 1995 from 26,070,000 for 1994 because FSA Holdings repurchased stock to fund various equity-based compensation plans. Earnings per share for the year decreased to $2.13 for 1995 from $2.32 for 1994.

    FSA Holdings considers two measures of gross premiums originated for a given period. GROSS PREMIUMS WRITTEN captures premiums collected in the period, whether collected upfront for business originated in the period, or in installments for business originated in prior periods. An alternative measure, the gross present value of premiums written ("GROSS PV PREMIUMS WRITTEN") reflects future installment premiums discounted to their present value, as well as upfront premiums, but only for business originated in the period. FSA Holdings considers gross PV premiums written to be the better indicator of a given period's origination activity because a substantial part of FSA Holdings' premiums are collected in installments, a practice typical of the asset-backed business. To calculate PV premiums, management estimates the life of each transaction that has installment premiums and discounts the future installment payments at an annual rate of 9.5%, a rate FSA Holdings has used consistently since it began calculating PV premiums.

    Overall business origination was strong in 1995. Gross PV premiums written for the year 1995 increased by 34.4% to $139.1 million from the prior year's result of $103.5 million. Almost all the growth came from asset-backed business, where originations increased in all major product lines. Asset-backed gross PV premiums written grew 88.1% to $73.8 million in 1995, compared with $39.3 million the prior year. FSA insured asset-backed obligations with an aggregate gross par amount of $9.8 billion for 1995 and $5.6 billion for 1994.

    For the municipal business, gross PV premiums written in 1995 increased 1.7% to $65.3 million in 1995 from $64.2 million in 1994. Although FSA participated selectively in the municipal market in order to mitigate the effects of price competition and thereby achieved acceptable returns, municipal gross par insured increased at a faster rate than PV premiums, to $5.4 billion for 1995 from $4.4 billion for 1994. While the estimated total market par volume of municipal new issues was $156.2 billion, a decrease of 5% from the 1994 level, the par insured by the financial guaranty industry grew to $68.1 billion in 1995, 11% higher than in the prior year. FSA Holdings believes that the increased penetration of municipal bond insurance reflects both increased investor demand for insurance and efforts by some bond insurers to increase volume by reducing premiums.

    Gross premiums written increased 4.0%, to $110.7 million for 1995 from $106.4 million for 1994. Net premiums written were $77.6 million for 1995, approximately equal to the $77.8 million written for 1994. Net premiums written were flat despite the increase in gross premiums written because FSA Holdings ceded more business under facultative reinsurance on asset-backed and international business to meet its internal single-risk limits.

    Net premiums earned for 1995 were $69.3 million, compared with $65.8 million for 1994, an increase of 5.5%. Premiums earned from refundings and prepayments were $13.8 million for 1995 and $14.2 million for 1994, contributing $6.6 million and $6.8 million, respectively, to after-tax earnings. Net premiums earned for the year grew 7.9% relative to 1994 before the effects of refundings and prepayments.

    Net investment income was $49.0 million for 1995 and $46.6 million for 1994, an increase of 5.1%, and has been affected by a general decline in market interest rate levels. Net capital gains realized by FSA Holdings were $5.1 million for 1995, compared with a loss of $3.8 million for 1994. Realized capital gains and losses are by-products of FSA Holdings' investment strategy and may vary substantially from period to period. Over the past year, FSA Holdings has repositioned its investment portfolio from long-dated tax-exempt securities into shorter-term taxable securities, resulting in the tax rate on investment income increasing to 21.9% for 1995 from 14.4% for 1994. The investment portfolio at December 31, 1995, had unrealized gains of $30.7 million, compared with unrealized losses of $33.4 million at December 31, 1994.

    The provisions for core losses and loss adjustment expenses during 1995 and 1994 were $6.3 million and $3.0 million, respectively, representing additions to FSA Holdings' general loss reserve. In December 1995, FSA recognized the one-time charge of $15.4 million to increase its general reserve to provide for the CGIC insured portfolio in a manner consistent with FSA's reserving methodology. Also in December, FSA reclassified $9.7 million from the general reserve to case reserves associated predominantly with certain residential mortgage and timeshare receivables transactions. The additions to the general reserve represent management's estimate of the amount required to adequately cover the net cost of claims. FSA Holdings will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on FSA Holdings' actual loss experience, its future mix of business, and future economic conditions. At December 31, 1995, the unallocated balance in the FSA Holdings' general loss reserve was $31.8 million.

    Total policy acquisition and other operating expenses were $30.6 million for 1995, compared with $28.0 million for 1994, an increase of 9.1%. Eliminating the effect of refundings and prepayments, total policy acquisition and other operating expenses would have been 11.2% higher due to higher amortization of deferred acquisition costs and increased accruals for performance-based compensation plans.

    Other income increased to $3.8 million for 1995 from $0.8 million for 1994. This increase was primarily the result of a $2.2 million net gain recognized from a sale of one of FSA Holdings' insurance subsidiaries, whose licenses were no longer required, net of a write-off of certain previously capitalized costs.

    Income before income taxes for 1995 was $75.0 million, down 4.1% from $78.3 million for 1994.

    FSA Holdings' effective tax rate for 1995 was 26.7%, compared with 22.9% for 1994. The increase in effective tax rates was due to taxable interest income contributing a higher proportion of pre-tax income for 1995 than for 1994.

    YEAR ENDED DECEMBER 31, 1994 VERSUS YEAR ENDED DECEMBER 31, 1993

    In December 1993, FSA Holdings, through its insurance subsidiary FSA, significantly reduced its risk of loss from the commercial mortgage transactions previously insured by FSA. By obtaining quota share reinsurance for $1.5 billion of outstanding par, FSA reduced its net par exposure to $0.3 billion. The reinsurance was provided by Commercial Re, an insurance company organized specifically for this purpose and owned by U S WEST and Tokio Marine. In connection with the Commercial Re cession, FSA Holdings recognized a special charge of $85.4 million and ceded $17.9 million of its unearned premium for the premium owed to Commercial Re under the reinsurance agreement. Also, FSA Holdings sold 3.0 million shares of Common Stock to U S WEST at $19.68 per share. This capital contribution was used to partially offset the $78.5 million used by FSA Holdings to capitalize Commercial Re and the premium payment under the Commercial Re reinsurance agreement (collectively, the "Restructuring").

    In order to present a more complete comparison of the 1993 year-end results with those of 1994, revenue, expense and per-share data affected by the Restructuring are disclosed for the year ended 1993 on both an historical basis and adjusted as if the Restructuring had taken place on January 1, 1993.

    For the year ended December 31, 1994, FSA Holdings' core net income was $56.0 million ($2.15 per share), compared with $55.2 million ($2.40 per share) for 1993. When compared with 1993 adjusted core net income of $49.6 million ($1.92 per share), core net income increased 12.8%. The principal reasons for the increase in 1994 were growth in core premiums and investment income (which together caused core revenues to rise 9.2%) and a 5.6% decrease in core expenses. These factors were partially offset by an increase in losses and loss adjustment expenses of 13.9%.

    For 1994, FSA Holdings' operating net income was $62.8 million ($2.41 per share), compared with $60.2 million ($2.62 per share) for 1993. When compared with 1993 adjusted operating net income of $54.7 million ($2.11 per share), operating net income increased 14.9%. Operating net income increased more than core net income because refunding and prepayment activity was higher in 1994.

    Net income was $60.4 million for 1994, compared with a net loss of $124.7 million for 1993. The net loss in 1993 was due to $84.1 million of losses and loss adjustment expenses incurred, an $85.4 million restructuring charge and a $78.8 million write-off of goodwill.

    Both gross premiums written and gross PV premiums written declined in 1994, primarily because FSA Holdings wrote less municipal bond insurance. Gross premiums written were $106.4 million during 1994, compared with $127.4 million during 1993, a decrease of 16.5%. Gross PV premiums written during 1994 were $103.5 million, versus $130.7 million during 1993, a decrease of 20.8%.

    While FSA Holdings' municipal insured par volume was down 40.3% to $4.4 billion in 1994, the overall municipal new issue market and the insured portion of this market had even greater declines of 44% each. Gross PV premiums written for the municipal business decreased only 30.1% to $64.2 million in 1994, as a result of deliberate effort by FSA Holdings to maintain average premium rates rather than reduce prices to increase volume.

    Partially offsetting the decrease in municipal par volume was an increase in FSA Holdings' asset-backed par volume for 1994, which totaled $5.6 billion, up 29.7% from 1993. Asset-backed premiums increased only slightly, however, because premium rates were lower and transactions closed in 1994 generally had shorter average lives. Gross PV premiums written for the asset-backed business were $39.3 million in 1994, an increase of $0.5 million from the prior year.

    Net premiums written were $77.8 million for 1994, compared with $65.0 million for 1993, an increase of 19.6%. Net premiums written for 1993 were reduced $17.9 million by the cession of premiums to Commercial Re in connection with the Restructuring. Adjusting for this cession, net premiums written would have been $82.9 million for 1993, resulting in a decrease for 1994 of 6.2%. The percentage decrease in net premiums written was less than that for gross premiums written due to a reduction in FSA Holdings' need for facultative reinsurance during 1994. FSA Holdings uses facultative reinsurance, in addition to its reinsurance treaties, to comply with internal and external guidelines limiting FSA Holdings' exposure to single risks and portfolio concentrations.

    Net premiums earned for 1994 were $65.8 million, compared with $63.4 million for 1993, an increase of 3.8%. This increase in net premiums earned was primarily due to a greater recognition of premium earnings from refunded and prepaid obligations than occurred in 1993, offset by a reduction during 1994 for the effects of premiums ceded to Commercial Re. Adjusting for this cession, net premiums earned would have been $58.1 million for 1993, resulting in an increase of 13.3% when 1993 is compared with 1994. Net premiums earned from refunded or prepaid obligations were $14.2 million and $10.4 million during 1994 and 1993, respectively, contributing $6.8 million and $5.1 million to net income for the respective periods.

    Net investment income for 1994 was $46.6 million, compared with $47.9 million for 1993. If net investment income were adjusted as of January 1, 1993, to reflect funds utilized in the Restructuring, net investment income for 1993 would have been $42.2 million, and 1994 results would have reflected an increase of 10.5%. Consistent with FSA Holdings' emphasis on total return rather than current income, management repositioned the investment portfolio during 1994 by selling long-dated tax-exempt securities and buying shorter-dated taxable securities. This repositioning caused the following changes: (i) the investment yield decreased from an average yield of 6.53% for 1993 to an average yield of 6.50% for 1994, as FSA Holdings shortened the duration of its portfolio; (ii) FSA Holdings realized capital losses of $3.8 million during 1994, compared with capital gains of $18.3 million for 1993; and (iii) FSA Holdings' operating effective tax rate (excluding the effect of capital gains and losses, losses and loss adjustment expenses and restructuring charges) increased from 19.8% for 1993 to 23.4% for 1994. Investment and cash equivalent balances were $747.2 million at December 31, 1994, versus $786.7 million at December 31, 1993, a decrease of $39.5 million or 5.0%. Because FSA Holdings designated its entire investment portfolio as held for sale, it is required to mark-to-market its investment portfolio, causing the reported investment balance to decline $87.5 million from year-end 1993 to year-end 1994.

    Other income was $0.8 million for 1994, compared with a loss of $2.0 million for 1993, due primarily to a $2.8 million write-down to net realizable value in 1993 of FSA Holdings' interest in the residual cash flow of the assets collateralizing an insured transaction. FSA Holdings had received this interest in connection with the insured transaction.

    Losses and loss adjustment expenses for 1994 were $3.0 million, compared with $84.1 million for 1993. The losses and loss adjustment expenses in 1994 were due to the increase in FSA Holdings' general reserve. Of the $84.1 million in 1993, $63.7 million related to additional case basis reserves for three transactions in FSA Holdings' commercial mortgage portfolio, and the remaining $20.3 million related primarily to an increase in the general reserve to reflect the potential for loss in the commercial mortgage portfolio. The increase to the general reserve attributable to business underwritten in 1993 was $2.6 million.

    Total operating expenses (total expenses less goodwill, restructuring charges and losses and loss adjustment expenses) were $28.0 million for 1994, compared with $40.5 million for 1993. Had the Restructuring been in effect during 1993 and the effects of approximately $7.2 million in non-recurring charges eliminated, total operating expenses would have been $28.5 million. Current direct costs (total operating expenses excluding the effects of deferral and amortization of policy acquisition costs, interest expense and ceding commission income) for 1994 were $45.7 million, compared with $55.3 million for 1993, or a decrease of 17.3%. This decrease was due to the $7.2 million in non-recurring charges during 1993 and $3.4 million lower surveillance costs during 1994 as a result of the Restructuring. The percentage of fixed costs (those costs that are unrelated to the acquisition of business, such as the cost of surveillance, accounting, EDP and administration) to total current direct costs decreased to 27.2% for 1994 from 44.0% for 1993, and would have been 38.1% for 1993 excluding the non-recurring charges discussed above. Compensation expenses were $29.6 million and $33.5 million for 1994 and 1993, respectively, representing 64.7% and 60.5%, respectively, of total current direct costs.

    Federal income tax expense increased by $57.1 million, from a $39.2 million federal income tax benefit for 1993 to a $17.9 million federal income tax expense for 1994. The benefit in 1993 was due to the restructuring charge and to loss and loss adjustment expenses. FSA Holdings' effective tax rate was 23.9% in 1993 and 22.9% in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1995, FSA Holdings had, at the holding company level, an investment portfolio of $24.5 million available to fund the liquidity needs of its activities outside of its insurance operations. Because the majority of FSA Holdings' operations are conducted through FSA, the long-term ability of FSA Holdings to service its debt and to declare and pay dividends will be largely dependent upon the receipt of dividends from FSA and upon external financings.

    FSA's ability to pay dividends is dependent upon its financial condition, results of operations, cash requirements and other related factors and is also subject to restrictions contained in the insurance laws and related regulations of New York and other states. Under New York State insurance law, FSA may pay dividends out of earned surplus, provided that, together with all dividends declared or distributed by FSA during the preceding 12 months, the dividends do not exceed the lesser of (i) 10% of policyholders' surplus as of its last statement filed with the New York Superintendent of Insurance or (ii) adjusted net investment income during this period. Based upon FSA's statutory statements for the quarter ended December 31, 1995, the maximum amount available for payment of dividends by FSA without regulatory approval over the following 12 months is approximately $46.8 million. However, to meet a customary condition of the September 1994 approval of Fund American's application for a change in control of FSA, the prior approval of the New York Superintendent of Insurance is required for payment of dividends by FSA to FSA Holdings for a period of two years following the change of control. Such prior approvals for quarterly dividends have been obtained by FSA since September 1994 in the ordinary course of business. During 1995, FSA paid dividends totaling $19.0 million to FSA Holdings.

    The primary use of funds by FSA Holdings is the payment of dividends to its shareholders which totaled $8.3 million in 1995 and $4.2 million in 1994. Dividends were less in 1994 because FSA Holdings was not public during the first part of the year and it declared only two quarterly dividends of $0.08 per share. Dividends prior to 1994 are not comparable since FSA Holdings was not publicly held. An additional use of funds in the future will be to meet its annual debt service obligation of $2.1 million related to the obligation assumed by FSA Holdings as a result of the Merger. In connection with the Merger, FSA repurchased a portion of its shares from FSA Holdings for $50.0 million in December 1995. These funds replenished funds used by FSA Holdings to meet the cash consideration paid in the Merger. During 1995, FSA Holdings also paid to current and former members of management $5.6 million in satisfaction of notes that were received by them in connection with the sale of their interests in FSA Holdings as a part of FSA Holdings' acquisition by U S WEST in 1989.

    FSA's primary uses of funds are to pay operating expenses and to pay dividends to FSA Holdings. FSA's funds are also required in order to satisfy future claims, if any, under insurance policies in the event of a default by an issuer of an insured obligation and the unavailability or exhaustion of other liquidity sources in the transaction, such as the cash flow or collateral underlying such obligations. FSA seeks to structure asset-backed transactions to address liquidity risks through the inclusion of such other liquidity sources in transactions. The insurance policies issued by FSA provide, in general, that payment of principal, interest and other amounts insured by FSA may not be accelerated by the holder of the obligation but are paid by FSA in accordance with the obligation's original payment schedule or, at FSA's option, on an accelerated basis. These policy provisions prohibiting acceleration of certain claims are mandatory under Article 69 of the New York Insurance Law and serve to reduce FSA's liquidity requirements.

    FSA Holdings believes that FSA's expected operating liquidity needs, both on a short- and long-term basis, can be funded exclusively from its operating cash flow. In addition, FSA has a number of sources of liquidity that are available to pay claims on a short- and long-term basis: cash flow from written premiums, FSA's investment portfolio and earnings thereon, reinsurance arrangements with third-party reinsurers, liquidity lines of credit with banks and capital market transactions.

    FSA Holdings' consolidated invested assets and cash equivalents at December 31, 1995, net of unsettled security transactions, had a market value of $1,103.5 million, compared with the year-end 1994 market value of $708.7 million. The increase resulted primarily from the Merger, which added invested assets of approximately $276.0 million. Also contributing to the increase was a change in the market value of the investment portfolio, which included an unrealized loss position of $33.4 million at December 31, 1994, and an unrealized gain position of $30.7 million at December 31, 1995, as well as net cash generated from operations. FSA Holdings manages its investments with the objectives of preserving its capital and claims-paying ability, maintaining a high level of liquidity and, within these constraints, obtaining a high long-term total return.

    In connection with the Merger, FSA Holdings assumed $30.0 million of senior notes payable of Capital Guaranty. Interest on these notes is paid semiannually at the rate of 7.05% per annum. Principal payments on these notes are due in three equal installments of $10.0 million beginning on the eighth anniversary of the notes and ending in the year 2003.

    In order to provide additional sources of liquidity to fund claims under policies, FSA has a $150 million credit facility with a syndicate of banks headed by Swiss Bank Corporation, New York Branch, as agent. Principal amounts drawn under this credit facility will mature at the expiration of the facility. Restrictive covenants under this credit facility include requirements that FSA's retained risk in certain business segments not exceed certain percentages of total insurance in force, and that FSA will not insure any transaction if doing so would result in the loss of its Triple-A rating. FSA has complied with all covenants under this facility. To date, FSA has not borrowed under this credit facility, which will expire in November 1998, unless extended. FSA had similar credit facilities in 1994, and it had a credit facility for $325 million in 1993 but reduced the size of the facility to its current $150 million as a result of entering into the Canadian Global Funding Corporation facility agreement described below.

    In August 1994, FSA entered into a $186.9 million facility agreement with Canadian Global Funding Corporation and Hambros Bank Limited. Pursuant to the agreement, FSA can arrange for Canadian Global Funding Corporation to purchase designated FSA-insured securities. Securities purchased under the agreement must mature on or before August 30, 2004, and must be guaranteed as to principal and interest by FSA. Restrictions on FSA's ability to arrange such financing include requirements that FSA has paid all amounts owed under the agreement and that FSA not be rated below investment grade by Moody's or Standard & Poor's. As of year-end 1995, $100.9 million of this facility remained available for the purchase of designated securities.

    Reinsurance arrangements provide FSA with a further source of liquidity. FSA is a party to many reinsurance agreements that include advance claims provisions, which require the reinsurer to reimburse FSA in advance for anticipated claims. These advance claims provisions allow FSA to pay the reinsured portion of claims with funds provided by its reinsurers rather than with FSA's own funds. In the event (which management considers to be highly unlikely) that any or all of the reinsuring companies were unable to meet their obligations to FSA, FSA would be liable for such defaulted amounts.

    FSA also has access to liquidity through the capital markets. Insured refundings or refinancings of outstanding insured bonds may be employed in both distress and non-distress situations, including the refunding of defaulted obligations prior to maturity as a means of mitigating or eliminating loss. Such advance refundings permit the refunding issuer to access the capital markets when the market conditions are viewed favorably, rather than bear the risk that less favorable market conditions may be present at maturity of the insured obligations. Certain transactions in the commercial mortgage portfolio present a liquidity risk to FSA in that the underlying assets may need to be sold or refinanced by the issuer in order to repay the principal amount of FSA-insured securities at maturity. As a result of the Restructuring, a substantial majority of the liquidity risk inherent in the commercial mortgage portfolio has been assumed by Commercial Re.

    On November 10, 1994, FSA Holdings announced the appointment of an independent trustee authorized to purchase shares of the Common Stock in open market transactions, at times and prices determined by the trustee. These purchases are intended to fund future obligations relating to equity bonuses, performance shares and stock options under FSA Holdings' 1993 Equity
Participation Plan. FSA Holdings also repurchased Common Stock from its employees in satisfaction of withholding taxes on shares distributed under its restricted stock plan. During 1995, the total number of shares of Common Stock repurchased was 591,714 at a cost of $14.4 million, compared with 182,562 shares at a cost of $3.7 million in 1994.

    FSA Holdings has no material commitments for capital expenditures within the next twelve months.

                      FINANCIAL GUARANTY INDUSTRY OVERVIEW

GENERAL

    Financial guaranty insurance provides an unconditional and irrevocable guaranty to the holder of a debt obligation of full and timely payment of principal and interest. Financial guaranty insurance is primarily offered on municipal and asset-backed debt obligations. In the event of a default under the obligation, the insurer has recourse against the issuer and/or any related collateral (which is a more common component in the case of insured asset-backed obligations or other non-municipal debt) for amounts paid under the terms of the policy. Payments under the insurance policy may not be accelerated by the holder of the debt obligation. Generally, absent payment in full at the option of the insurer, in the event of a default under an insured obligation the holder continues to receive payments of principal and interest on schedule, as if no default had occurred. Each subsequent purchaser of the obligation generally receives the benefit of such guaranty.

    Financial guaranty insurance benefits both issuers and investors. The principal economic value of financial guaranty insurance to an issuer of an obligation is the savings in interest costs resulting from the difference between the interest rates on an insured obligation and the interest rate on the same obligation on an uninsured basis. Investors benefit from the greater marketability of the insured obligation and a reduction in the risk of loss associated with an issuer's default, as well as greater retention of value of their investment should the issuer experience adversity. See "Risk Factors -- Market and Other Factors" for a discussion of factors affecting the demand for and supply of financial guaranty insurance.

    The premium for financial guaranty insurance is paid by the issuer of the obligation either in full at the inception of the policy or in installments on an annual basis. Premium rates are typically calculated as a percentage of either the principal amount of the debt or total exposure (principal and interest). Rate setting reflects such factors as the credit strength of the issuer, type of issue, sources of income, collateral pledged, restrictive covenants, maturity, prevailing market spreads between insured and uninsured obligations and competition from other insurers, other providers of credit enhancement and alternatives to credit enhancement.

    Premiums are generally non-refundable and are recognized as income over the life of the insured obligation. This long and relatively predictable earnings pattern is characteristic of the financial guaranty insurance industry and provides a relatively stable source of future revenues to financial guaranty insurers.

    In addition to FSA, there are currently five principal primary U.S. financial guaranty insurers: AMBAC, CapMAC, Connie Lee, FGIC and MBIA.

FINANCIAL GUARANTY MARKET

    The primary financial guaranty insurance market consists of two main sectors: municipal bond insurance and insurance on asset-backed securities.

    MUNICIPAL BOND MARKET. Municipal bond insurance provides credit enhancement of bonds, notes and other evidences of indebtedness issued by states and their political subdivisions (for example, counties, cities or towns), utility districts, public universities and hospitals, public housing and transportation authorities and other public and quasi-public entities. Municipal bonds are supported by the issuer's taxing power in the case of general obligation or special tax-supported bonds or by its ability to impose and collect fees and charges for public services or specific projects in the case of most revenue bonds. Insurance provided to the municipal bond market has been and continues to be the major source of revenue for the financial guaranty insurance industry.

    The volume of municipal bonds issued in 1995, $156.2 billion, was 5% below the $164.5 issued in 1994 and represented a substantial decline from the $292.0 billion issued in 1993. The steep decline in 1994 was due to the substantial and rapid increase in interest rates, which caused a reduction in refunding issues to the point where they represented only 24% of total issuance in 1994 compared to 51% in 1993. Bonds issued for new money purposes, however, increased to $114.3 billion in 1994 from the 1993 level of $97.0 billion. Refundings continued to decline in 1995 to 21% of total issuance, while money issued declined slightly to $111.1 billion. The insured volume of municipal bonds in 1995 increased 11% to $68.1 billion, representing 44% of total municipal bonds issued during the year.

    The following table sets forth certain information regarding new-issue long term (over one year) municipal bonds and new-issue insured long term municipal bonds, in each case issued during the years indicated:

                                                                                  NEW INSURED
                                                                               MUNICIPAL VOLUME
                                                  NEW TOTAL    NEW INSURED     AS PERCENT OF NEW
                                                  MUNICIPAL     MUNICIPAL       TOTAL MUNICIPAL
YEAR                                               VOLUME        VOLUME             VOLUME
- -----------------------------------------------  -----------  -------------  ---------------------
                                                       (IN BILLIONS)
1986...........................................   $   151.3     $    24.8              16.4%
1987...........................................       105.4          21.6              20.5
1988...........................................       117.8          30.5              25.9
1989...........................................       125.0          30.6              24.5
1990...........................................       128.1          33.5              26.2
1991...........................................       174.1          52.0              29.8
1992...........................................       235.0          80.8              34.4
1993...........................................       292.0         107.9              37.0
1994...........................................       164.5          61.3              37.3
1995...........................................       156.2          68.1              43.6

- ------------------------
Figures are based upon estimated data provided by The Bond Buyer, October 10, 1995 and January 2, 1996.

    In addition to insurance of new issues, financial guaranty insurers have provided insurance to certain investment vehicles, usually unit investment trusts or mutual funds, which invest in outstanding issues of municipal bonds. Although the insurer in such circumstances typically does not have the authority to restructure the documents of an outstanding issue to conform to its preferred format, it generally does apply stricter underwriting criteria in determining which issuers qualify for insurance. Issues with no reserve funds or other factors usually deemed important in assessing risk of non-payment will be insured only if the underlying creditworthiness of the issuer is stronger than usual.

    ASSET-BACKED    SECURITIES   MARKET.       Asset-backed    transactions   or
securitizations constitute a form of structured financing distinguishable from unsecured debt issues by being supported by a specific pool of assets having an ascertainable cash flow or market value that is held by the issuing entity, rather than relying on the general unsecured creditworthiness of the issuer of the obligation. While most asset-backed securities represent interests in pools of assets, such as residential and commercial mortgages and credit card and auto loan receivables, monoline financial guarantors have also insured asset-backed securities secured by one or a few assets, such as utility mortgage bonds and multifamily housing bonds.

    The U.S. public asset-backed securities market experienced very substantial growth in this decade, with new issuances increasing from approximately $25 billion in 1989 to approximately $75 billion in 1994 and $108 billion in 1995. Monoline financial guarantors are also active in other asset-backed markets, including private placements, commercial paper, residential mortgage-backed securities and international markets. The principal amount of asset-backed securities insured by monoline financial guarantors grew from $6.7 billion in 1989 to $24.7 billion in 1994 and at least $30 billion in 1995.

                                    BUSINESS

GENERAL

    FSA Holdings, through its indirect wholly owned subsidiary, FSA, is primarily engaged in the business of providing financial guaranty insurance on asset-backed securities and municipal bonds. FSA Holdings and FSA were each incorporated in 1984 under the laws of the State of New York. FSA received its New York State insurance license and commenced operations in 1985. FSA is licensed to engage in the financial guaranty insurance business in all 50 states, the District of Columbia and Puerto Rico. FSAM, a wholly owned subsidiary of FSA, and Financial Security Assurance of Oklahoma, Inc. ("Oklahoma"), a wholly owned subsidiary of FSAM, provide reinsurance to FSA. Financial Security Assurance (U.K.) Limited ("FSA-UK"), a wholly owned subsidiary of Oklahoma, provides financial guaranty insurance for transactions in the United Kingdom and other member countries of the European Union. FSA Portfolio Management Inc. ("FSA Portfolio Management") is a wholly owned subsidiary of FSA Holdings organized in December 1992 to provide investment management services to FSA and to third parties. Transaction Services
Corporation is a wholly owned subsidiary of FSA Holdings organized in December 1995 to provide transaction management and workout services to FSA and third parties. As used herein, unless the context otherwise requires, references to FSA include FSA and its subsidiaries, including FSAM (formerly CGIC).

    In December 1995, FSA Holdings acquired Capital Guaranty in a merger transaction pursuant to which Capital Guaranty became a direct wholly owned subsidiary of FSA Holdings. For additional information concerning Capital Guaranty, see "Capital Guaranty Corporation," "Selected Financial Information of Capital Guaranty Corporation" and "Incorporation of Certain Documents by Reference."

    Financial guaranty insurance written by FSA guarantees payment when due of scheduled payments on an issuer's obligations. In the case of a payment default on an insured obligation, FSA is generally required to pay only the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at FSA's option, on an accelerated basis.

    The claims-paying ability of FSA is rated "Aaa" by Moody's and "AAA" by S&P, Nippon Investors Services and S&P (Australia) Pty. Ltd. FSA was the first insurance company organized to insure asset-backed obligations and has been a leading insurer of asset-backed obligations (based on number of transactions insured) since its inception in 1985. FSA expanded the focus of its business in 1990 to include financial guaranty insurance of municipal obligations. For the year ended December 31, 1995, FSA had gross premiums written of $110.7 million, of which 49% related to insurance of municipal obligations and 51% related to insurance of asset-backed obligations. At December 31, 1995, FSA had net insurance in force of $75.4 billion, of which 70% represented insurance on municipal obligations and 30% represented insurance of asset-backed obligations.

    The Company's business strategy is to remain a leading insurer of asset-backed obligations and to become a more prominent insurer of municipal obligations. The Company believes that the demand for its financial guaranty insurance will grow over the long term in response to anticipated growth in insured asset-backed and municipal obligations. The Company expects continued growth in the insurance of asset-backed obligations due in part to the continued expansion of asset securitization to meet the liquidity needs and increasingly more stringent capital requirements of financial institutions. In the long term, the Company also expects growth in the insurance of municipal obligations due in part to increased issuance of municipal bonds to finance repairs and improvements to the nation's infrastructure and increased municipal bond purchases by individuals who generally purchase insured obligations. In 1994, and continuing into 1995, however, there was a substantial decline in the issuance of municipal bonds, and there can be no assurance as to when, if ever, that trend will be reversed. The percentage of new domestic municipal bond volume which is insured, however, has increased each year since 1986, to 44% in 1995. The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's acquisition of Capital Guaranty was intended to increase the Company's presence in the insured municipal bond sector.

TYPES OF PRODUCTS

    FSA's insurance is employed in both the new issue and secondary markets. Insurance premium rates take into account the cost and the projected return to and the risk assumed by FSA. Critical factors in assessing risk include the credit quality of the issuer, type of issue, sources of repayment, transaction structure and term to maturity. Each obligation is evaluated in accordance with, and the final premium rate is a function of, such factors and subject to FSA's underwriting guidelines. See "-- Credit Underwriting Guidelines, Standards and Procedures."

    In the case of new issues, the insured obligations are initially sold with FSA insurance. For both municipal and asset-backed obligations, FSA participates in negotiated offerings, where the investment banker and often the insurer have been selected by the sponsor or issuer. In addition, FSA participates in competitive offerings, where underwriting syndicates bid for securities and submit bids that may include insurance.

    In the secondary market, FSA's Triple-A Guaranteed Secondary Securities (TAGSS-Registered Trademark-) Program provides insurance for uninsured asset-backed obligations trading in the secondary market. TAGSS insured securities have included utility first mortgage bonds, sale-leaseback bonds and asset-backed securities supported by residential mortgages and receivables. FSA's Custody Receipt Program provides insurance for uninsured municipal obligations trading in the secondary market. The insurance on obligations outstanding in the secondary market generally affords a wider secondary market and therefore greater marketability to a given issue of previously issued obligations. Premiums for secondary market insurance are payable either in full at the time of policy issuance or over the life of the obligation. FSA's underwriting guidelines require it to apply the same underwriting standards on secondary market issues that it does on new security issues, although the evaluation procedures are typically abbreviated.

    FSA also writes portfolio insurance for securities held by investment funds such as unit investment trusts and mutual funds. Such insurance covers securities either while they are held by the fund or to their maturity, whether or not held by the fund.

    As of December 31, 1995, FSA's insurance on new issues with respect to asset-backed obligations represented approximately 91.7%, of the aggregate net par amount outstanding with respect to such obligations, (excluding $331 million par amount outstanding assumed by FSA under reinsurance agreements at December 31, 1995) and its insurance on new issues with respect to municipal obligations as of such dates represented approximately 83.5% of the aggregate net par amount outstanding with respect to such obligations (excluding $1,891 million par amount outstanding assumed by FSA under reinsurance agreements at December 31,
1995).

INSURANCE IN FORCE

    FSA has insured a variety of asset-backed obligations, including obligations backed by residential mortgages, consumer receivables, corporate bonds, bank loans, government debt and commercial mortgages. FSA has also insured investor-owned utility first mortgage bonds. FSA has insured a broad array of municipal obligations.

    FSA ceased writing insurance for commercial mortgage transactions in 1990 and announced its withdrawal from this sector of its business in 1992. In December 1993, in anticipation of the IPO, the Company undertook the Restructuring to reduce its risk of loss from commercial mortgage transactions previously insured by FSA and its subsidiaries. As part of the Restructuring,
(i) the Company established Commercial  Re, a newly formed reinsurance  company;
(ii) the Company distributed all the outstanding shares of Commercial Re to the existing shareholders of the Company in proportion to their ownership interests in the Company at the time; and (iii) Commercial Re assumed approximately 64.4% of the exposure of FSA and its subsidiaries, on a weighted average basis, on commercial mortgage transactions previously insured by FSA and its subsidiaries.

    FSA has selectively expanded its insured portfolio in a manner intended to achieve diversification. At December 31, 1995, FSA had in force 388 issues insuring approximately $22.8 billion in gross direct par amount outstanding of asset-backed obligations and 1,536 issues insuring approximately $35.2 billion in gross direct par amount outstanding of municipal obligations. In addition, at December 31, 1995, FSA had assumed pursuant to certain reinsurance contracts approximately $0.3 billion and $2.0 billion in par amount outstanding on asset-backed and municipal obligations, resulting in a total gross par amount outstanding of approximately $60.3 billion. At such date, the total net par amount outstanding, determined by reducing the gross par amount outstanding to reflect reinsurance ceded of approximately $14.3 billion, was approximately $46.0 billion. At December 31, 1995, the weighted average life of the direct principal insured on these policies was approximately six and thirteen years, respectively, for asset-backed and municipal obligations.

ASSET-BACKED OPERATIONS

    FSA's insured portfolio of asset-backed obligations is divided into seven major areas:

    RESIDENTIAL MORTGAGES. Obligations primarily backed by residential mortgages generally take the form of conventional pass-through certificates or pay-through debt securities, but also include commercial paper obligations and other highly structured products. Residential mortgages backing these insured obligations include closed-end first mortgages and closed- and open-end second mortgages or home equity loans on one-to-four family residential properties, including condominiums and cooperative apartments.

    CONSUMER RECEIVABLES. Obligations primarily backed by consumer receivables include conventional pass-through and pay-through securities as well as more highly structured transactions. Consumer receivables backing these insured obligations include automobile loans and leases, credit card receivables, mobile home loans, timeshare loans and limited partnership investor notes.

    GOVERNMENT SECURITIES. Obligations primarily backed by government securities include insured investment funds that include government securities and insured bonds backed by letters of credit or repurchase agreements collateralized by government securities. Government securities include full faith and credit obligations of the United States and obligations of public and quasi-public agencies of the United States, such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation, as well as obligations of non-U.S. sovereigns.

    POOLED CORPORATE OBLIGATIONS. Obligations primarily backed by pooled corporate obligations include obligations collateralized by corporate debt securities or corporate loans and obligations backed by cash flow or market value of non-consumer assets. Corporate obligations include corporate bonds, bank loan participations, trade receivables and equity securities.

    INVESTOR-OWNED UTILITY OBLIGATIONS. Obligations backed by investor-owned utilities include, most commonly, first mortgage bond obligations of for-profit electric or water utilities providing retail, industrial and commercial service, and also include sale-leaseback obligation bonds issued by such entities. In each case, these bonds are secured by a mortgage on property owned by or leased to an investor-owned utility.

    COMMERCIAL MORTGAGE PORTFOLIO. FSA ceased writing insurance in this sector in 1990 and as part of the Restructuring obtained reinsurance from Commercial Re relating to risk of loss in this category. Obligations backed by commercial mortgages are divided into commercial real estate and corporate secured. Commercial real estate obligations are primarily backed by commercial real estate including hotel properties, office buildings and warehouses and consist of pay-through bonds, pass-through certificates and more structured products, with credit protection provided by property cash flow, property values, first loss letters of credit, cash reserves and other means. Corporate secured obligations generally take the form of bond obligations secured by mortgages on properties leased to one or more affiliated corporate tenants, in which the obligations are secured primarily by the lease cash flow and secondarily by the value of the mortgaged properties. Lease obligors on these transactions include major food and clothing retailers, and properties securing these transactions include retail and warehouse facilities.

    OTHER ASSET-BACKED OBLIGATIONS.   Other asset-backed obligations insured  by
FSA include bonds or other securities backed by a combination of assets that include elements of more than one of the categories set forth above.

MUNICIPAL OBLIGATIONS

    FSA's insured portfolio of municipal obligations is divided into eight major areas:

    GENERAL OBLIGATION BONDS. General obligation bonds are issued by states, their political subdivisions and other municipal issuers, and are supported by the general obligation of the issuer to pay from available funds and by a pledge of the issuer to levy taxes sufficient in an amount to provide for the full payment of the bonds to the extent other available funds are insufficient.

    HOUSING REVENUE BONDS. Housing revenue bonds include both multifamily and single family housing bonds, with multi-tiered security structures based on the underlying mortgages, reserve funds, and various other features such as Federal Housing Administration or private mortgage insurance, bank letters of credit, and, in some cases, the general obligation of the issuing housing agency or a state's "moral obligation" (that is, not a legally binding commitment) to make up deficiencies.

    MUNICIPAL UTILITY REVENUE BONDS. Municipal utility revenue bonds include obligations of all forms of municipal utilities, including electric, water and sewer utilities. Insurable utilities may be organized as municipal enterprise systems, authorities or joint-action agencies.

    HEALTH CARE REVENUE BONDS. Health care revenue bonds include both long-term maturities for capital construction or improvements of health care facilities and medium-term maturities for equipment purchase.

    INTERNATIONAL MUNICIPAL BONDS. International municipal bonds include U.K. housing authority obligations and debt issued or guarantied by the governments of Australia, Denmark, France, Italy and Sweden and various local governments of Australia, France and Spain.

    TAX-SUPPORTED (NON-GENERAL OBLIGATION) BONDS. Tax-supported (non-general obligation) bonds include a variety of bonds that, though not general obligations, are supported by the taxing ability of the issuer, such as tax-backed revenue bonds and lease revenue bonds. Tax-backed revenue bonds may be secured by a first lien on pledged tax revenues, such as those from special taxes, including those on retail sales and gasoline, or from tax increments (or tax allocations) generated by growth in property values within a district. FSA also insures bonds secured by special assessments, levied against property owners, which benefit from covenants by the district to levy, collect and enforce collections and to foreclose on delinquent properties. Lease revenue bonds or certificates of participation (COPs) may be secured by long-term obligations or by lease obligations subject to annual appropriation. The financed project is generally real property or equipment that, in the case of annual appropriation leases, FSA deems to serve an essential public purpose (e.g., schools, prisons, courts) or, in the case of long-term leases, is insulated from the risk of abatement resulting from nontenantability.

    TRANSPORTATION REVENUE BONDS. Transportation revenue bonds include a wide variety of revenue-supported bonds, such as bonds for airports, ports, tunnels, parking facilities, toll roads and toll bridges.

    OTHER MUNICIPAL BONDS. Other municipal bonds insured by FSA include college and university revenue bonds and resource recovery bonds.

              SUMMARY OF INSURANCE PORTFOLIO AT DECEMBER 31, 1995

                                                              NUMBER OF     NET PAR         NET        PERCENT OF
                                                              ISSUES IN      AMOUNT       PAR AND        NET PAR
                                                                FORCE     OUTSTANDING     INTEREST    AND INTEREST
                                                             -----------  ------------  ------------  -------------
                                                                             (DOLLARS IN MILLIONS)
ASSET-BACKED OBLIGATIONS
  Residential mortgages....................................         205    $    6,740    $    9,947         13.2%
  Consumer receivables.....................................          83         5,105         5,647          7.5
  Government securities....................................          14         1,651         1,768          2.3
  Pooled corporate obligations.............................          27         1,819         2,252          3.0
  Investor-owned utility obligations.......................          59           821         2,157          2.9
  Commercial mortgage portfolio:
    Commercial real estate.................................           9           148           181          0.2
    Corporate secured......................................           4            98           140          0.2
  Other asset-backed obligations...........................           7           681           710          0.9
                                                                  -----   ------------  ------------       -----
    Total asset-backed obligations (1).....................         408        17,063        22,802         30.2
                                                                  -----   ------------  ------------       -----
MUNICIPAL OBLIGATIONS
  General obligation bonds.................................         900         8,738        14,606         19.4
  Housing revenue bonds....................................         276         1,674         3,875          5.1
  Municipal utility revenue bonds..........................         241         3,873         7,208          9.6
  Health care revenue bonds................................          86         2,587         5,125          6.8
  Tax-supported (non-general obligation) bonds.............         315         7,090        12,852         17.1
  Transportation revenue bonds.............................          43         1,365         2,715          3.6
  Other municipal bonds....................................         176         3,589         6,178          8.2
                                                                  -----   ------------  ------------       -----
    Total municipal obligations (2)........................       2,037        28,916        52,559         69.8
                                                                  -----   ------------  ------------       -----
    Total..................................................       2,445    $   45,979    $   75,361        100.0%
                                                                  -----   ------------  ------------       -----
                                                                  -----   ------------  ------------       -----

- ------------------------
(1) Includes net par and net par and interest amounts outstanding of $0.2 billion and $0.5 billion of asset-backed obligations assumed by FSA and its subsidiaries through the Merger.

(2) Includes net par and net par and interest amounts outstanding of $10.5 billion and $18.9 billion of municipal obligations assumed by FSA and its subsidiaries through the Merger.

OBLIGATION TYPE

    The table below sets forth the relative percentages of net par amount written of obligations insured by FSA by security type during each of the last five years:

               ANNUAL NEW BUSINESS INSURED BY OBLIGATION TYPE (1)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                       --------------------------------------------------
SECURITY TYPE                                                             1991         1992         1993         1994
- ---------------------------------------------------------------------  -----------  -----------  -----------  -----------
ASSET-BACKED OBLIGATIONS
  Residential mortgages..............................................         24%          18%          14%          25%
  Consumer receivables...............................................         12            9           12           23
  Government securities..............................................          9            9            0            0
  Pooled corporate obligations.......................................          2            4            1            4
  Investor-owned utility obligations.................................          2            0            3            2
  Commercial Mortgage Portfolio:
    Commercial real estate...........................................          0            0            0            0
    Corporate secured................................................          0            0            0            0
  Other asset-backed obligations.....................................          0            1            3            2
                                                                             ---          ---          ---          ---
    Total asset-backed obligations...................................         49%          41%          33%          56%
MUNICIPAL OBLIGATIONS
  General obligations bonds..........................................         11%          15%          14%          12%
  Housing revenue bonds..............................................         25            4            3            1
  Municipal utility revenue bonds....................................          1            9           10            8
  Health care revenue bonds..........................................          4            8            7            4
  Tax-supported (non-general obligation) bonds.......................          8           12           17           11
  Transportation revenue bonds.......................................          0            4            3            1
  Other municipal bonds..............................................          2            7           13            7
                                                                             ---          ---          ---          ---
    Total municipal obligations......................................         51%          59%          67%          44%
                                                                             ---          ---          ---          ---
      Total..........................................................        100%         100%         100%         100%
                                                                             ---          ---          ---          ---
                                                                             ---          ---          ---          ---


SECURITY TYPE                                                             1995
- ---------------------------------------------------------------------  -----------
ASSET-BACKED OBLIGATIONS
  Residential mortgages..............................................         26%
  Consumer receivables...............................................         29
  Government securities..............................................          0
  Pooled corporate obligations.......................................         10
  Investor-owned utility obligations.................................          0
  Commercial Mortgage Portfolio:
    Commercial real estate...........................................          0
    Corporate secured................................................          0
  Other asset-backed obligations.....................................          1
                                                                             ---
    Total asset-backed obligations...................................         66%
MUNICIPAL OBLIGATIONS
  General obligations bonds..........................................         11%
  Housing revenue bonds..............................................          2
  Municipal utility revenue bonds....................................          4
  Health care revenue bonds..........................................          3
  Tax-supported (non-general obligation) bonds.......................          0
  Transportation revenue bonds.......................................          6
  Other municipal bonds..............................................          8
                                                                             ---
    Total municipal obligations......................................         34%
                                                                             ---
      Total..........................................................        100%
                                                                             ---
                                                                             ---

- ------------------------
(1) Does not include new business insured by FSAM (formerly CGIC).

GEOGRAPHIC CONCENTRATION

    In its asset-backed business, FSA considers geographic concentration as a factor in underwriting insurance covering securitizations of asset pools such as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitizations, the geographic concentration of the underlying assets may change over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by FSA to be a significant credit factor given other more relevant measures of diversification such as issuer or industry diversification.

    FSA seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The table below sets forth those jurisdictions in which municipalities issued an aggregate of 2% or more of FSA's net par amount outstanding at December 31, 1995 of insured municipal securities:

                                   MUNICIPAL
                       INSURED PORTFOLIO BY JURISDICTION
                              AT DECEMBER 31, 1995

                                                                                                   PERCENT OF TOTAL
                                                                                       NET PAR     MUNICIPAL NET PAR
                                                                         NUMBER OF      AMOUNT          AMOUNT
JURISDICTION                                                              ISSUES     OUTSTANDING      OUTSTANDING
- ----------------------------------------------------------------------  -----------  ------------  -----------------
                                                                                   (DOLLARS IN MILLIONS)
California............................................................         437    $    4,692           16.2%
New York..............................................................         245         2,743            9.5
Florida...............................................................         167         1,981            6.8
Pennsylvania..........................................................         212         1,641            5.7
Texas.................................................................         276         1,449            5.0
New Jersey............................................................         228         1,345            4.7
Louisiana.............................................................         116           882            3.1
Michigan..............................................................         139           897            3.1
Minnesota.............................................................         131           866            3.0
Massachusetts.........................................................          98           777            2.7
Illinois..............................................................         209           775            2.7
All other states......................................................       1,344         8,722           30.1
Non-U.S...............................................................          38         2,146            7.4
                                                                             -----   ------------         -----
    Total.............................................................       3,640    $   28,916          100.0%
                                                                             -----   ------------         -----
                                                                             -----   ------------         -----

ISSUER CONCENTRATION

    FSA has adopted underwriting and exposure management policies designed to limit the net insurance in force for any one credit. In many cases, FSA uses reinsurance to limit net exposure to any one credit. At December 31, 1995, insurance of asset-backed obligations constituted 30.3% of FSA's net insurance in force and insurance of municipal obligations constituted 69.7% of FSA's net insurance in force. As of such date, FSA's ten largest insured asset-backed transactions represented $3.7 billion, or 8.1%, of its total net par amount outstanding, and FSA's ten largest insured municipal credits represented $2.9 billion, or 6.3%, of its total net par amount outstanding. FSA is also subject to certain regulatory limits and rating agency guidelines on exposure to single credits.

    The following tables set forth the net par amount outstanding of FSA's insurance for the ten largest asset-backed transactions and municipal credits insured by FSA at December 31, 1995:

       TEN LARGEST INSURED ASSET-BACKED TRANSACTIONS AT DECEMBER 31, 1995

TRANSACTION                                                              ASSET TYPE
- -------------------------------------------------------------  ------------------------------    NET PAR
                                                                                                  AMOUNT
                                                                                               OUTSTANDING
                                                                                               ------------
                                                                                                   (IN
                                                                                                 MILLIONS)
Olympic Auto Receivables Trust 1995-E........................  Consumer Receivables             $    556.0
Olympic Auto Receivables Trust 1995-D........................  Consumer Receivables                  448.2
Mid-State Trust II...........................................  Residential Mortgages                 407.1
First Source Financial LLP CP................................  Pooled Corporate                      397.7
WFS Financial 1995-5 Grantor Trust...........................  Consumer Receivables                  381.5
HFC Home Equity Loan Asset-Backed Certificates Series
 1991-2......................................................  Residential Mortgages                 336.5
Western Financial 1995-4 Grantor Trust.......................  Consumer Receivables                  331.5
Merit Securities Corp. Series 4..............................  Residential Mortgages                 297.5
Securitized Asset Sales Inc. 1993-6..........................  Residential Mortgages                 281.4
Rural Housing Senior Mortgage
  Pass-Through Certificates,
  Series 1987-1..............................................  Residential Mortgages                 267.8
                                                                                               ------------
    Total....................................................                                   $  3,705.2
                                                                                               ------------
                                                                                               ------------

           TEN LARGEST INSURED MUNICIPAL CREDITS AT DECEMBER 31, 1995

CREDIT                                                                OBLIGATION TYPE
- -------------------------------------------------------------  ------------------------------    NET PAR
                                                                                                  AMOUNT
                                                                                               OUTSTANDING
                                                                                               ------------
                                                                                                   (IN
                                                                                                MILLIONS)
New York State Medical Care Facilities Finance Agency........  Tax-Supported                    $    344.0
State of California..........................................  General Obligation                    332.9
Commonwealth of Puerto Rico..................................  General Obligation                    319.5
Republic of Finland..........................................  Other Municipal Bonds                 315.5
Puerto Rico Electric Power Authority.........................  Utility Revenue                       288.7
New York City................................................  General Obligation                    285.2
Iowa School Corporation......................................  General Obligation                    266.7
Los Angeles County...........................................  General Obligation                    265.6
Maine Health and Higher Education............................  Other Municipal Bonds                 228.7
Vermont Student Assistance Corporation.......................  Other Municipal Bonds                 225.0
                                                                                               ------------
  Total......................................................                                   $  2,871.8
                                                                                               ------------
                                                                                               ------------

CREDIT UNDERWRITING GUIDELINES, STANDARDS AND PROCEDURES

    Financial guaranty insurance, as written by FSA, relies on an assessment of the adequacy of various payment sources to meet debt service payments or other obligations in a specific transaction without regard to premiums paid or income from investment of premiums. FSA's underwriting policy is to insure asset-backed and municipal obligations that would otherwise be investment grade without the benefit of FSA's insurance. To this end, each policy written or reinsured by FSA must meet the general underwriting guidelines and specific standards for particular types of obligations approved by its Board of Directors. In addition, the Company's Board of Directors has established an Underwriting Committee which periodically reviews completed transactions to ensure conformity with underwriting guidelines and standards.

    FSA's underwriting guidelines for asset-backed obligations are built on the concept of multiple layers of protection, and vary by obligation type in order to reflect different structures and credit support. In this regard, asset-backed obligations insured by FSA are generally issued in structured transactions and backed by pools of assets such as consumer or trade receivables, residential mortgage loans, securities or other assets having an ascertainable cash flow or market value. In addition, FSA seeks to insure asset-backed obligations that generally provide for one or more forms of overcollateralization (such as excess collateral values, excess cash flow or "spread," or reserves) or third-party protection (such as bank letters of credit, guarantees, net worth maintenance agreements, indemnity agreements or reinsurance policies). This overcollateralization or third-party protection need not indemnify FSA against all loss, but is generally intended to assume the primary risk of financial loss. Overcollateralization or third-party protection may not, however, be required in transactions in which FSA is insuring the obligations of certain highly rated issuers that typically are regulated or have implied or explicit government support or in transactions in which FSA is insuring bonds issued to refinance other bonds insured by FSA as to which the issuer is or may be in default. FSA's general policy has been to insure 100% of the principal, interest and other amounts due in respect of asset-backed insured obligations rather than providing partial or first loss coverage sufficient to convey a triple-A rating on the insured obligations.

    FSA's underwriting guidelines for municipal obligations require that the municipal obligor be rated investment grade by Moody's or S&P or, in the alternative, such obligor is considered by FSA to be the equivalent of investment grade. Where the municipal obligor is a governmental entity with taxing power or providing an essential public service paid by taxes, assessments or other charges, supplemental protections may be required if such taxes, assessments or other charges are not projected to provide sufficient debt service coverage. Where appropriate, the municipal obligor is required to provide a rate or charge covenant and a pledge of additional security (e.g., mortgages on real property, liens on equipment or revenue pledges) to secure the obligation.

    The rating agencies participate to varying degrees in the underwriting process. Each asset-backed obligation insured by FSA is reviewed prior to issuance by both S&P and Moody's to evaluate the risk proposed to be insured. In the case of municipal obligations, prior rating agency review is a function of the type of the insured obligation and the risk elements involved. In addition, substantially all transactions insured by FSA are reviewed by at least one of the major rating agencies after issuance to confirm continuing compliance with rating agency standards. The independent review of FSA's underwriting practices performed by the rating agencies further strengthens the underwriting process.

    The underwriting process that implements these underwriting guidelines and standards is supported by approximately 74 analysts, underwriting officers and credit officers and 12 attorneys. Moreover, the approval of senior management is required for all transactions.

    Each underwriting group in the Financial Guaranty Department has a senior underwriting officer responsible for confirming that each transaction proposed by the Financial Guaranty Department conforms to the underwriting guidelines and standards. The evaluation by the senior underwriting officer is reviewed and approved, in the case of asset-backed transactions, by the Chief Underwriting Officer, and, in the case of municipal transactions, by the Chief Municipal Underwriting Officer. This review may take place while the transaction is in its formative stages, thus facilitating the introduction of further enhancements at a stage when the transaction is more receptive to change.

    Final transaction approval is obtained from FSA's Management Review Committee for asset-backed transactions and from FSA's Municipal Underwriting Committee for municipal transactions. Approval is usually based upon both a written and an oral presentation by the underwriting group to the respective committee. The Management Review Committee is comprised of the President, the Chief Operating Officer, the Chief Underwriting Officer, the General Counsel and, on a rotating basis, a senior officer from the Financial Guaranty Department. The Municipal Underwriting Committee is comprised of the President, the Chief Operating Officer, the Chief Municipal Underwriting Officer, the Associate General Counsel for Municipal Transactions and the Managing Director for the Financial Guaranty Group. Following approval, minor transaction modifications may be approved by the Chairs of the underwriting groups. Major changes require the concurrence of the Management Review Committee or the Municipal Underwriting Committee, as applicable. Secondary market and partial maturity asset-backed transactions of $25.0 million or less of gross principal insured that meet certain credit and return criteria may be approved by the Chief Underwriting Officer. Municipal transactions of $25.0 million or less of gross principal insured that meet certain credit and return criteria may be approved by a committee composed of the Chief Municipal Underwriting Officer, the Associate General Counsel for Municipal Transactions and the municipal analyst for the transaction.

CORPORATE UNDERWRITING AND RESEARCH

    FSA's Corporate Underwriting and Research Department includes nine professionals under the direction of the Chief Underwriting Officer. The Corporate Underwriting and Research Department is responsible for evaluating the credit of entities participating or providing recourse in obligations insured by FSA. The Corporate Underwriting and Research Department also provides analysis of relevant industry segments. Members of the Corporate Underwriting and Research Department generally report their findings directly to the Management Review Committee or Municipal Underwriting Committee in the context of transaction review and approval.

INSURED PORTFOLIO MANAGEMENT

    FSA's Insured Portfolio Management Department includes 18 professionals under the direction of a managing director. The Insured Portfolio Management Department is responsible for monitoring the performance of outstanding transactions and taking remedial actions as appropriate. The Insured Portfolio Management Department is independent of the analysts and credit officers involved in the underwriting process. The managing director responsible for the Insured Portfolio Management Department reports to an Oversight Committee comprised of such managing director, the President, the General Counsel, the Chief Underwriting Officer and the Chief Financial Officer. The Insured Portfolio Management Department reviews each insured transaction to confirm compliance with transaction covenants, monitors credit and other developments affecting transaction participants and collateral and determines the steps, if any, required to protect the interests of FSA and the holders of FSA-insured obligations. Reviews for asset-backed transactions typically include an examination of reports provided by, and (as circumstances warrant) discussions with, issuers, servicers or trustees. In some instances, reviews of asset-backed transactions include servicer audits, site visits or evaluations by third-party appraisers, engineers or other experts retained by FSA. The Insured Portfolio Management Department reviews each transaction to determine the level of ongoing attention it will require. These judgments relate to current credit quality and other factors, including compliance with reporting or other requirements, legal or regulatory actions involving transaction participants and liquidity or other concerns that may not have a direct bearing on credit quality. Transactions with the highest risk profile are generally subject to more intensive review and, if appropriate, remedial action. The Insured Portfolio Management Department works together with the Legal Department and the Corporate Underwriting and Research Department in monitoring these transactions, negotiating restructurings and pursuing appropriate legal remedies.

LEGAL

    FSA's Legal Department includes 11 attorneys and five legal assistants under the direction of the General Counsel. The Legal Department plays a major role in establishing and implementing legal requirements and procedures applicable to obligations insured by FSA. Members of the Legal Department serve on both the Management Review Committee and the Municipal Underwriting Committee, which provide final underwriting approval for transactions. An attorney in the Legal Department works together with a counterpart in the Financial Guaranty Department in determining the legal and credit elements of each obligation proposed for insurance and in overseeing the execution of approved transactions. Asset-backed obligations insured by FSA are ordinarily executed with the assistance of outside counsel working closely with the Legal Department. Municipal obligations insured by FSA are ordinarily executed without employment of outside counsel. The Legal Department works closely with the Insured Portfolio Management Department in addressing legal issues, rights and remedies, as well as proposed amendments, waivers and consents, in connection with obligations insured by FSA. The Legal Department is also responsible for domestic and international regulatory compliance, reinsurance, secondary market transactions, litigation and other matters.

LOSS RESERVES

    FSA establishes a case basis reserve for the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. A case basis reserve for a particular insured obligation represents FSA's estimate of the present value of the anticipated shortfall, net of reinsurance, between (i) scheduled payments on the insured obligations plus the anticipated loss adjustment expenses and (ii) the anticipated cash flow from and proceeds to be received on sales of any collateral supporting the obligation.

    In addition to the case basis reserves, FSA established a general loss reserve in December 1992, in order to account for the identified risks inherent in its overall portfolio. FSA does not consider traditional actuarial approaches used in the property/casualty insurance industry to be applicable to the determination of its loss reserves because of the absence of a sufficient number of losses in its financial guaranty insurance activities and in the financial guaranty industry generally to establish a meaningful statistical base. The general loss reserve amount is calculated by applying a loss factor to the total net par amount outstanding of FSA's insured obligations outstanding over the term of such insured obligations and discounting the result at a risk-free rate. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and FSA's portfolio characteristics and history. FSA monitors the general loss reserve on an ongoing basis and may periodically adjust such reserve based on FSA's actual loss experience, its future mix of business and future economic conditions. The general loss reserve is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future. To the extent that any such future additions to case basis reserves are applied from the available general loss reserve, there will be no impact on the Company's earnings for that period except to the extent that increases to FSA's general loss reserve are implemented to replenish that reserve. To the extent that additions to case basis reserves for any period exceed the remaining available general loss reserve or are not applied from the general loss reserve, the excess will be charged against the Company's earnings for that period. Any addition to the general loss reserve which results from applying the loss factor to new par written will also result in a charge to earnings at that time. However, the release of amounts in the general loss reserve as a result of the runoff of existing net insurance in force will be available to be applied against additions to the general loss reserve required for new business written.

    FSA maintains reserves in an amount believed by its management to be sufficient to pay its estimated ultimate liability for losses and loss adjustment expenses with respect to obligations it has insured. At December 31, 1995 and 1994, FSA's net loss reserves totaled $50.2 million and $35.6 million, respectively. In 1994, losses of $3.0 million were incurred to increase the general loss reserve for new business written in 1994 and $16.9 million was transferred from the general loss reserve to case basis reserves for projected losses on certain transactions, the majority of which were in the FSA's discontinued commercial mortgage portfolio. Giving effect to this transfer, FSA's unallocated general loss reserve totaled $20.9 million at December 31, 1994. During 1995, FSA increased its general loss reserve by $6.3 million, of which $3.0 million was for originations of new business and $3.3 million was to reestablish the general loss reserve for transfers from general loss reserves to case basis reserves. In December 1995, FSA transferred $9.7 million from its general loss reserve to case basis reserves associated predominantly with certain residential mortgage and timeshare receivables transactions. Also in December 1995, FSA recognized a one-time increase of $15.4 million in the general loss reserve to provide for the insured portfolio it assumed in the Merger in a manner consistent with FSA's reserving methodology. Prior to the Merger, CGIC did not maintain a general loss reserve. Giving effect to all the 1995 events, the unallocated general loss reserve totaled $31.8 million at December 31, 1995.

    Reserves for losses and loss adjustment expenses are discounted at risk-free rates. The amount of discount taken was approximately $22.5 million and $14.6 million at December 31, 1995 and 1994, respectively.

    Inasmuch as reserves are necessarily based on estimates and because of the absence of a sufficient number of losses in the Company's financial guaranty insurance activities and in the financial guaranty insurance industry generally to establish a meaningful statistical base, there can be no assurance that the case basis reserves or the general reserve will be adequate to cover losses in FSA's insured portfolio.

COMPETITION AND INDUSTRY CONCENTRATION

    FSA faces competition from both other providers of third party credit enhancement and alternatives to third party credit enhancement. The majority of asset-backed and municipal obligations are sold without third party credit enhancement. Accordingly, each transaction proposed to be insured by FSA must generally compete against an alternative execution which does not employ third party credit enhancement. FSA also faces competition from other monoline primary financial guaranty insurers, primarily AMBAC, CapMAC, Connie Lee, FGIC and MBIA. In terms of statutory surplus plus contingency reserves, FSA is the fourth largest of the six major financial guaranty insurers. Traditional credit enhancers such as bank letter of credit providers and mortgage pool insurers also provide significant competition to FSA as providers of credit enhancement for asset-backed obligations. While actions by securities rating agencies in recent years have significantly reduced the number of triple-A rated banks that can offer a product directly competitive with FSA's triple-A guaranty, and recently implemented risk-based capital guidelines applicable to banks have generally increased costs associated with letters of credit that compete directly with financial guaranty insurance, bank letter of credit providers and other credit enhancement, such as cash collateral accounts, provided by banks, continue to provide significant competition to FSA.

    Insurance law generally restricts multiline insurance companies, such as large property/casualty insurers and life insurers, from engaging in the financial guaranty insurance business other than through separately capitalized affiliates. Entry requirements include (i) assembling the group of experts required to operate a financial guaranty insurance business, (ii) establishing the triple-A claims-paying ability ratings with the credit rating agencies,
(iii) complying with substantial capital requirements, (iv) developing name recognition and market acceptance with issuers, investment bankers and investors and (v) organizing a monoline insurance company and obtaining insurance licenses to do business in the applicable jurisdictions.

    FSA's net insurance in force is the outstanding principal, interest and other amounts to be paid over the remaining life of all obligations insured by FSA, net of ceded reinsurance, refunded bonds secured by United States government securities held in escrow or other qualified collateral, defeased policy obligations and redemptions and repayments. Qualified statutory capital, determined in accordance with statutory accounting principles, is the aggregate of policyholders' surplus and contingency reserves calculated in accordance with statutory accounting principles. Set forth below are FSA's aggregate gross insurance in force, net insurance in force, qualified statutory capital and leverage ratio (represented by the ratio of its net insurance in force to qualified statutory capital) and the average industry leverage ratio at the dates indicated:

                                                                       DECEMBER 31,
                                                              -------------------------------
                                                                1993       1994       1995
                                                              ---------  ---------  ---------
                                                                   (DOLLARS IN MILLIONS)
FINANCIAL GUARANTY PRIMARY INSURERS, EXCLUDING FSA (1)
Leverage ratio..............................................      146:1      145:1        N/A
FSA
Gross insurance in force....................................  $  61,290  $  65,824  $  99,034
Net insurance in force......................................     41,667     45,824     75,360
Qualified statutory capital.................................        454        466        645
Leverage ratio..............................................       92:1       98:1      117:1

- ------------------------
(1) Financial guaranty primary insurers for which data is included in this table are AMBAC, CapMAC, CGIC, Connie Lee, FGIC and MBIA. Information relating to the financial guaranty primary insurers is derived from data from the Association of Financial Guaranty Insurors and from statutory accounting financial information publicly available from each insurer at December 31, 1993 and 1994.

N/A  Not Available

REINSURANCE

    Reinsurance is the commitment by one insurance company, the "reinsurer," to reimburse another insurance company, the "ceding company," for a specified portion of the insurance risks underwritten by the ceding company in consideration for a portion of the premiums received. The ceding company also usually receives ceding commissions to cover costs of business generation. Because the insured party contracts for coverage solely with the ceding company, the failure of the reinsurer to perform does not relieve the ceding company of its obligation to the insured party under the terms of the insurance contract.

REINSURANCE CEDED

    FSA obtains reinsurance to increase its policy writing capacity, both on an aggregate risk and a single risk basis, to meet state insurance regulatory, rating agency and internal limits, to diversify risks, to reduce the need for additional capital and to strengthen financial ratios. At December 31, 1995, FSA had reinsured approximately 27.4% of its direct principal amount outstanding (excluding policies issued by FSAM). Most of FSA's reinsurance is on a quota share basis, with a small portion being provided on a first loss or excess of loss per risk basis. Reinsurance arrangements typically require FSA to retain a specified amount of the risk.

    FSA arranges reinsurance on both a facultative (transaction-by-transaction) and treaty basis. Treaty reinsurance provides coverage for a portion of the exposure from all qualifying policies issued during the term of the treaty. The reinsurer's participation in a treaty is cancelable annually upon 90 days' prior notice by either FSA or the reinsurer and is cancelable by FSA upon specified financial deterioration of the reinsurer. As required by applicable state law, reinsurance agreements may be subject to certain other termination conditions.

    Treaties generally provide coverage for the full term of the policies reinsured during the annual treaty period, except that, upon a financial deterioration of the reinsurer and the occurrence of certain other conditions, FSA generally has the right to reassume all of the business reinsured.

    FSA's principal ceded reinsurance program currently consists of three quota share treaties. One treaty (the "asset-backed treaty") covers all of FSA's approved regular lines of business, except municipal bond insurance. In 1995, FSA ceded 14.5% of each covered policy under this treaty, up to a maximum of $29 million insured principal per policy. At its sole option, FSA was entitled to increase the ceding percentage to 21.75% up to $43.5 million insured principal per policy. A second treaty (the "municipal treaty") covers FSA's municipal bond insurance business. In 1995, FSA ceded 14% of each covered policy under this treaty that is classified by FSA as providing municipal bond insurance as defined by Article 69 of the insurance laws of New York up to a limit of $37.3 million insured principal per single risk which is defined by revenue source. At its sole option, FSA was entitled to increase the ceding percentage to 30% up to $80 million insured principal per single risk. A third treaty (the "teaching hospital and higher education treaty") covers substantially all teaching hospital and higher education risks (also covered under the municipal treaty). In 1995, FSA ceded 5% or 15% (depending on the type of obligation) of its retention (i.e., after cessions of policies under the municipal treaty) of each covered policy under this treaty, up to limits that range from $7.5 million to $30 million per single risk. At its sole option, FSA was entitled to increase the ceding percentage from 5% to 15% or from 15% to 30% (depending on the type of obligation) of its retention, subject to the same limits. Each of the three treaties allowed FSA to withhold a ceding commission to defray its expenses.

    Primary insurers, such as FSA, are required to fulfill their obligations to policyholders if reinsurers fail to meet their obligations. The financial condition of reinsurers is therefore evaluated carefully by FSA, and FSA's reinsurance is placed with high quality and financially strong reinsurers. FSA's treaty reinsurers at December 31, 1995 were Abeille Reassurances, Capital Reinsurance Company ("Capital Re"), Compagnie Transcontinentale de Reassurance, Connie Lee Insurance Company, Enhance Reinsurance Company ("Enhance"), Frankona Reinsurance Company, Tokio Marine and Trade Indemnity plc. In 1995, seven reinsurers participated in the asset-backed treaty, three reinsurers participated in the municipal treaty (including health care and higher education) and one reinsurer participated in a health care and higher education treaty.

    FSA, FSAM and Oklahoma have entered into a quota share reinsurance pooling agreement pursuant to which, after reinsurance cessions to other reinsurers, FSA, FSAM and Oklahoma share in the net retained risk insured by each of these three companies in proportion to their policyholders' surplus and contingency reserve as of December 31 of the prior year (with the percentages adjusted commencing April 1 of each year). For the year commencing April 1, 1995, FSA retained 60.48%, FSAM (as assignee of FSAI in the case of policies issued prior to December 20, 1995) retained 27.03% and Oklahoma (as assignee of the prior Oklahoma with respect to policies issued prior to December 20, 1995) retained 12.49% of each policy issued by these companies after cessions to all other reinsurers. FSA-UK and FSA have entered into a quota share and stop loss reinsurance agreement pursuant to which (i) FSA-UK reinsures with FSA its retention under its policies after other reinsurance based on an agreed-upon percentage that is substantially in proportion to the policyholders' surplus and contingency reserve of FSA-UK to the total policyholders' surplus and contingency reserves of FSA and its subsidiary insurers (including FSA-UK) and
(ii) subject to certain limits, FSA is required to make payments to FSA-UK when FSA-UK's loss ratio exceeds 100%. Under this agreement, FSA-UK ceded to FSA 98% of its retention after other reinsurance of its policies issued from January 1, 1995 through March 31, 1995 and 97.65% of policies issued from April 1, 1995 through December 31, 1995.

    In connection with the Restructuring, FSA is party to a quota share reinsurance agreement with Commercial Re pursuant to which Commercial Re assumed approximately 64.4% of FSA's exposure, on a weighted average basis, on transactions in FSA's commercial mortgage portfolio.

RATING AGENCIES

    Moody's and S&P periodically review the business and financial condition of FSA and other companies providing financial guaranty insurance. These rating agency reviews focus on the insurer's underwriting policies and procedures and the quality of the obligations insured. The rating agencies frequently perform assessments of the credits insured by FSA to confirm that FSA continues to meet the capital allocation criteria considered necessary by the particular rating agency to maintain FSA's triple-A claims-paying ability rating. See "Credit Underwriting Guidelines, Standards and Procedures" above. FSA's ability to compete with other triple-A rated financial guarantors, and its results of operations and financial condition, would be materially adversely affected by any reduction in its ratings.

INVESTMENT PORTFOLIO

    FSA manages its investments with the objectives of preserving its capital and claims-paying ability, maintaining a high level of liquidity and, within these constraints, obtaining a high long-term total return. During 1994, FSA Holdings changed its investment strategy to emphasize total return rather than current income. To accomplish its objectives, FSA Holdings has established guidelines for eligible investments, requiring that each individual investment must be rated at least "single A" at acquisition and the overall portfolio must be rated "double A" on average. Investments falling below the minimum quality level are required to be disposed of at the earliest opportunity that such disposition will not adversely affect the portfolio. For liquidity purposes, FSA Holdings' policy is to invest in investments which are readily marketable with no legal or contractual restrictions on resale. Eligible investments include U.S. Treasury and agency obligations, corporate bonds, tax-exempt bonds and mortgage pass-through instruments.

    The weighted average maturity of FSA Holdings' investment portfolio at December 31, 1995 was approximately 13.3 years. FSA Holdings' current investment strategy is to invest in quality readily marketable instruments of intermediate average duration so as to generate stable investment earnings with minimal market value or credit risk.

    The following tables set forth certain information concerning the investment portfolio of FSA:

                       INVESTMENT PORTFOLIO BY RATING(1)

                                                                                    PERCENT OF INVESTMENT
                                                                                        PORTFOLIO AT
RATING                                                                                DECEMBER 31, 1995
- ---------------------------------------------------------------------------------  -----------------------
AAA (2)..........................................................................             71.1%
AA...............................................................................             22.5
A................................................................................              5.6
BBB..............................................................................              0.8
                                                                                             -----
                                                                                             100.0%
                                                                                             -----
                                                                                             -----

- ------------------------
(1) Ratings are based on the higher of Moody's or S&P ratings available at December 31, 1995.

(2) Includes U.S. Treasury and agency obligations, which comprised 4.3% of the total portfolio at December 31, 1995.

                             SUMMARY OF INVESTMENTS

                                                                                               DECEMBER 31, 1995
                                                                                          ---------------------------
                                                                                                          WEIGHTED
                                                                                           AMORTIZED       AVERAGE
INVESTMENT CATEGORY                                                                           COST        YIELD (1)
- ----------------------------------------------------------------------------------------  ------------  -------------
                                                                                            (DOLLARS IN THOUSANDS)
Long-term investments:
  Taxable bonds.........................................................................  $    383,790        7.00%
  Tax-exempt bonds......................................................................       643,624        5.62
                                                                                          ------------
    Total long-term investments.........................................................     1,027,414        6.13
Short-term investments (2)..............................................................        14,567        5.97
                                                                                          ------------         ---
    Total investments...................................................................  $  1,041,981        6.13%
                                                                                          ------------         ---
                                                                                          ------------         ---

- ------------------------
(1) Yields are stated on a pre-tax basis.

(2) Includes taxable and tax-exempt investments and excludes cash equivalents of $38.1 million.

                     INVESTMENT PORTFOLIO BY SECURITY TYPE

                                                                                               DECEMBER 31, 1995
                                                                                          ---------------------------
                                                                                                          WEIGHTED
                                                                                           AMORTIZED       AVERAGE
INVESTMENT CATEGORY                                                                           COST        YIELD (1)
- ----------------------------------------------------------------------------------------  ------------  -------------
                                                                                            (DOLLARS IN THOUSANDS)
U.S. government securities..............................................................  $     45,139        6.27%
Mortgage-backed securities..............................................................       265,213        7.15
Municipal bonds.........................................................................       643,624        5.62
Asset-backed securities.................................................................        43,493        6.83
Other securities........................................................................        29,945        7.03
                                                                                          ------------
    Total fixed maturities..............................................................     1,027,414        6.13
Short-term investments (2)..............................................................        14,567        5.97
                                                                                          ------------         ---
    Total investments...................................................................  $  1,041,981        6.13%
                                                                                          ------------         ---
                                                                                          ------------         ---

- ------------------------
(1) Yields are stated on a pre-tax basis.

(2) Includes taxable and tax-exempt investments and excludes cash equivalents of $38.1 million.

                    DISTRIBUTION OF INVESTMENTS BY MATURITY

                                                                                           DECEMBER 31, 1995
                                                                                       --------------------------
                                                                                        AMORTIZED     ESTIMATED
INVESTMENT CATEGORY                                                                        COST      MARKET VALUE
- -------------------------------------------------------------------------------------  ------------  ------------
                                                                                         (DOLLARS IN THOUSANDS)
Due in one year or less (1)..........................................................  $     17,343  $     17,345
Due after one year through five years................................................        26,036        26,375
Due after five years through ten years...............................................       157,161       162,573
Due after ten years..................................................................       532,735       551,239
Mortgage-backed securities...........................................................       265,213       271,087
Asset-backed securities..............................................................        43,493        44,024
                                                                                       ------------  ------------
    Total investments................................................................  $  1,041,981  $  1,072,643
                                                                                       ------------  ------------
                                                                                       ------------  ------------

- ------------------------
(1) Includes short-term investments in the amount of $14.6 million at December 31, 1995, but excludes cash equivalents of $38.1 million.

                          CAPITAL GUARANTY CORPORATION

    In December 1995, FSA Holdings consummated the Merger, pursuant to which Capital Guaranty became a direct wholly owned subsidiary of FSA Holdings. Capital Guaranty was incorporated in June 1986 under the laws of the State of Maryland. Capital Guaranty is an insurance holding company that insured municipal bonds through its wholly owned subsidiary, CGIC. Following the Merger, the name of CGIC was changed to FSAM, and its principal business is now to reinsure policies issued by FSA or reinsured by FSA from unaffiliated third parties. CGIC is authorized to write financial guaranty insurance in all 50 states, the District of Columbia, Puerto Rico, Guam and the U.S. Virgin Islands. Municipal bond insurance written by CGIC guarantees payment to the investor when due of principal and interest on the bond insured. CGIC sought to maintain a diversified insurance portfolio which spreads its exposure to loss based upon a number of criteria including issue size, type of bond, geographic area and issuer. CGIC derived its revenues primarily from insurance premiums earned over the life of the insured obligation and from investment income. Separate financial information relating to Capital Guaranty and CGIC is included herein as of September 30, 1995. Such information is the latest financial information available for such companies on a stand-alone basis. Unless the context otherwise requires, financial information relating to Capital Guaranty and CGIC as of December 31, 1995 is included herein in the financial information relating to FSA Holdings and FSA included herein as of such date.

    CGIC has earned triple-A claims-paying ability ratings, the highest ratings available from Moody's and S&P. For additional information concerning Capital Guaranty and CGIC, see "Incorporation of Certain Documents by Reference."

TYPE OF PRODUCTS

    CGIC's insurance was employed in both the new issue and secondary markets. CGIC participated in both negotiated offerings, where the investment banker and often the insurer were selected by the sponsor of the issuer, and competitive offerings, where underwriting syndicates bid for securities and submitted bids that may have included insurance.

    Insurance on municipal bonds which are already issued and trading in the secondary market is typically purchased by either a dealer or an institution to facilitate the sale of municipal bonds in its portfolio. The insurance generally increases the sale price of bonds (by an amount greater than the cost of the policy) and affords a wider secondary market, and therefore greater marketability. As with new issues, the premium is payable at the time of policy issuance. CGIC employed the same underwriting standards on secondary market issues that it did on newly issued municipal bond issues and primarily insured the same bond categories as in the competitive bid market.

    As of December 31, 1994, 81.3% of the aggregate net par amount of CGIC's insurance outstanding insured was new issues.

INSURANCE IN FORCE

    CGIC provided financial guarantees for municipal bond issues in the primary and secondary markets. Financial guaranty insurance of the type written by CGIC guaranteed to the holder of the underlying obligation the timely payment of principal and interest on the obligation in accordance with the obligation's original debt service schedule. Accordingly, payments under the insurance policy cannot be accelerated by the bondholder in the case of a payment on the insured obligation.

    CGIC sought to maintain a diversified insurance portfolio designed to spread its risk according to a variety of criteria, including issue size, type of bond, geographic area, and issuer.

    Since its formation in 1986, CGIC wrote 1,467 policies on 625 municipal credits, of which 1,123 policies on 523 credits remained outstanding as of December 31, 1994. A separate policy was generally written to cover each separate bond issue. CGIC defined "credits" as any group of issues by the same municipal issuer and supported by the same revenue source. At December 31, 1994, CGIC's total insured debt service exposure, net of reinsurance of $2.4 billion, was $15.8 billion and the net par amount outstanding of municipal securities insured by CGIC was $8.4 billion. At December 31, 1994, the weighted average remaining life of CGIC's insurance in force was 13.6 years and the average issue size by net par amount outstanding insured by CGIC was $7.5 million.

    Approximately $6.8 billion, or 81.3%, of CGIC's net par insurance in force at December 31, 1994, was comprised of primary policies underwritten and issued by CGIC (or issued by United States Fidelity and Guaranty Company and reinsured in full or assumed by CGIC, principally in connection with its formation and initial operations). The remainder of CGIC's net par insurance in force at December 31, 1994 was comprised of reinsurance assumed, most of which was assumed from Capital Re under an excess of loss facility pursuant to which CGIC is responsible for a layer of losses in excess of a specified minimum exposure retained by Capital Re. The exposure retained on each individual credit by Cap Re ranged from $40.0 million to $57.5 million par amount and associated interest depending upon the bond category reinsured. CGIC's maximum exposure was $75.0 million par amount and associated interest for each individual credit insured. Such reinsurance assumed generally carried lower S&P weighted average capital charge than the remainder of CGIC's in force business. This excess of loss facility was terminated on a run-off basis on January 1, 1992.

    TYPE OF OBLIGATIONS

    CGIC's insured portfolio was divided into eight major areas: General Obligations, Special Revenue, Utilities, Leases, Healthcare, Asset-backed, Colleges/Universities and Housing/Structured. The table below sets forth CGIC's insured portfolio as of December 31, 1994 and September 30, 1995 by bond type:

                         SUMMARY OF INSURANCE PORTFOLIO

                                                    AT DECEMBER 31, 1994                      AT SEPTEMBER 30, 1995
                                          -----------------------------------------  ----------------------------------------
                                                         NET PAR    % OF TOTAL NET                 NET PAR     % OF TOTAL NET
                                           NUMBER OF     AMOUNT       PAR AMOUNT     NUMBER OF     AMOUNT        PAR AMOUNT
                                            ISSUES     OUTSTANDING    OUTSTANDING     ISSUES     OUTSTANDING    OUTSTANDING
                                          -----------  -----------  ---------------  ---------   -----------   --------------
                                                        (IN MILLIONS)                             (IN MILLIONS)
General Obligation......................         478    $   2,976            35%         650       $ 3,878            37%
Special Revenue.........................         126        1,613            19          168         2,025            20
Utilities...............................         193        1,390            17          216         1,565            15
Leases..................................         237        1,317            16          287         1,611            16
Healthcare..............................          43          706             8           49           855             8
Asset-backed............................          20          220             3           20           210             2
Colleges/Universities...................          19          133             2           27           215             2
Housing/Structured......................           7           32         --               7            31        --
                                               -----   -----------        -----      ---------   -----------       -----
  Total.................................       1,123    $   8,387           100%       1,424       $10,390         100.0%
                                               -----   -----------        -----      ---------   -----------       -----
                                               -----   -----------        -----      ---------   -----------       -----

    General obligation bonds, which are supported by the full faith and credit and taxing power of state and local government issuers, and utility revenue bonds, which are supported primarily by a pledge of revenues imposed and collected by state and local public entities for the provision of essential services, generally represent a lower credit risk than other types of municipal bonds. Due to CGIC's focus on these lower risk-weighted obligations and financial guaranty reinsurance business assumed on an excess of loss basis from Capital Re, CGIC's management believed that CGIC continued to have the lowest weighted average capital charge under S&P's risk-weighted system of any municipal bond insurer at December 31, 1994. S&P's risk-weighted system assigns capital charges based on bond category (without considering differences among issuers within a category) and average annual debt service, and takes into account third-party capital support such as reinsurance. Accordingly, the fact that CGIC had the lowest weighted average capital charge indicated that, on the basis of S&P's capital allocation methodology, CGIC's insured portfolio had the lowest risk profile of any of the municipal bond insurers (based on S&P's bond categories).

    GEOGRAPHIC CONCENTRATION

    CGIC had a geographically diversified portfolio that generally reflected national issuance patterns. The table below sets forth a geographic analysis of CGIC's portfolio as of December 31, 1994 and September 30, 1995.
                           INSURED PORTFOLIO BY STATE

                                      AT DECEMBER 31, 1994                        AT SEPTEMBER 30, 1995
                            -----------------------------------------  --------------------------------------------
                             NUMBER       NET PAR     % OF TOTAL NET                  NET PAR      % OF TOTAL NET
                               OF         AMOUNT        PAR AMOUNT      NUMBER OF      AMOUNT        PAR AMOUNT
                             ISSUES     OUTSTANDING     OUTSTANDING      ISSUES     OUTSTANDING      OUTSTANDING
                            ---------  -------------  ---------------  -----------  ------------  -----------------
                                          (IN MILLIONS)                               (IN MILLIONS)
California................        151    $   1,497             18%            201    $    1,980             19%
New York..................        254          944             11             307           996             10
Pennsylvania..............         60          699              8              72           765              7
Texas.....................         73          499              6             124           793              8
Minnesota.................         63          483              6              90           775              7
Illinois..................         32          293              4              37           298              3
Puerto Rico...............        103          291              3             125           322              3
Iowa......................         19          267              3              27           357              3
Missouri..................         33          236              3              51           338              3
Michigan..................         23          235              3              31           269              3
Other (1).................        520        2,943             35             569         3,497             34
                            ---------       ------          -----           -----   ------------         -----
  Total...................      1,331(2)   $   8,387        100.0%          1,634    $   10,390          100.0%
                            ---------       ------          -----           -----   ------------         -----
                            ---------       ------          -----           -----   ------------         -----

- ------------------------
(1) Consists of those states in which CGIC had an exposure of less than 3.0% of its total net par amount outstanding.

(2) This total differs from those in the previous tables because certain bond insurance policies provide coverage in more than one state.

    ISSUER CONCENTRATION

    CGIC had adopted underwriting and reinsurance policies designed to limit the net insurance in force for any one municipal credit. Such policies relied primarily on the single risk limits set forth under the New York financial guaranty insurance law, which specify that, for each bond issued by a single entity and backed by a single revenue source (i) the insured average annual debt service, net of reinsurance and collateral, may not exceed 10% of the aggregate of the insurer's policyholders' surplus and contingency reserves, and (ii) the insured unpaid principal, net of reinsurance and collateral, may not exceed 75% of the aggregate of the insurer's policyholders' surplus and contingency reserves. In addition, CGIC's underwriting and reinsurance policies took into account rating agency guidelines on maximum exposure to single credits and CGIC's internal policies regarding diversification of its portfolio based on geography and bond category. CGIC's largest single credit exposure at December 31, 1994 was in connection with general obligation bonds issued by the City of New York, which is rated A- by S&P and A by Moody's. The total net par amount insured was $148.0 million for a total net exposure of $327.4 million including both unpaid principal and interest. The average net exposure per issue at December 31, 1994 was $14.0 million.

REINSURANCE CEDED

    As of December 31, 1994, CGIC had retained 87.3% of its $9.6 billion gross par amount outstanding and had ceded 12.7% to certain facultative and excess of loss reinsurers. State insurance laws and regulations, as well as S&P and Moody's, impose minimum capital requirements on financial guaranty companies which limit the aggregate amount of insurance that may be written by an insurer as well as the amount of exposure to any single revenue stream. CGIC used reinsurance as a means of managing its exposure to single issuers and classes of credits in order to comply with regulatory and rating agency requirements and internal underwriting and portfolio management criteria.

    In general, CGIC conducted its reinsurance on a facultative basis under which selected portions of CGIC's liabilities were ceded on an issue-by-issue basis. Most of such reinsurance was ceded on a proportional basis. CGIC had, in a few instances, participated in non-proportional reinsurance arrangements. These arrangements were effected on an excess of loss basis and involve the retention by CGIC of a first loss exposure (liability for all losses related to a particular risk up to a stated dollar amount).

    As a primary insurer, CGIC was required to honor its obligations to its policyholders whether or not its reinsurers performed their obligations under their reinsurance agreements with CGIC. The surveillance group of CGIC monitored the financial positions of its reinsurers, both independently and through the use of rating agency evaluations, on a regular basis. Moreover, the reinsurance agreements typically entered into by CGIC provided CGIC with the right to replace a reinsurer which had been downgraded or to demand that collateral support be provided by such reinsurer. CGIC's primary reinsurers were Enhance Reinsurance Company and Capital Re. In addition, CGIC ceded certain transactions to USF&G, Continental Insurance Company, Hannover Ruckversicherungs AG and Connie Lee.

CREDIT FACILITY

    CGIC had a $25.0 million seven-year stand-by irrevocable limited recourse credit facility with an international bank, as agent. The line provided liquidity to CGIC in the event claims from municipal obligations exceeded specified levels. Repayment of any amounts drawn under the facility was limited primarily to the amount of any recoveries of claims paid. The credit facility had no direct correlation to CGIC's underwriting guidelines since losses were not anticipated and underwriting guidelines were designed to achieve an ultimate zero-loss underwriting result. This credit facility was terminated upon the consummation of the Merger.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                        OF CAPITAL GUARANTY CORPORATION

    The following table sets forth selected consolidated historical financial information of Capital Guaranty and has been derived from and should be read in conjunction with the audited consolidated financial statements of Capital Guaranty for each of the five fiscal years ended December 31, 1994 and the unaudited interim consolidated financial statements of Capital Guaranty for the nine-month periods ended September 30, 1995 and September 30, 1994, including the respective notes thereto. See "Available Information" and "Incorporation of Certain Documents by Reference." In the opinion of management, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation, have been included in the unaudited interim data. Interim results for the nine months ended September 30, 1995 are not necessarily indicative of results which may be expected for future periods, including the year ended December 31, 1995.

                                                                                                               NINE MONTHS
                                                                                                                  ENDED
                                                                                                                SEPTEMBER
                                                               YEAR ENDED DECEMBER 31,                             30,
                                        ---------------------------------------------------------------------  -----------
                                            1990           1991          1992          1993          1994         1994
                                        -------------  -------------  -----------  -------------  -----------  -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)        (UNAUDITED)
INCOME STATEMENT
Gross premiums written................  $    23,520    $    24,955    $    24,747  $    26,544    $    24,671  $    15,598
Net premiums written..................       13,754         22,296         23,662       17,439         23,885       15,134
Net premiums earned...................        6,752         10,282         12,097       18,743         12,598       10,136
Net realized investment gains.........           16          2,676          1,553        1,218          1,138          663
Net investment income.................       12,821         12,874         13,710       14,957         16,655       12,330
Total revenues........................       19,674         26,064         27,512       34,977         30,420       23,155
Income before income taxes and
 cumulative effect of change in
 accounting for income taxes..........        7,787(1)      19,026         21,397       25,949         19,368       14,360
Income tax............................        1,703(1)       5,650          7,321        8,475          4,679        3,554
Cumulative effect of change in
 accounting for income taxes (2)......                                                     425
Net income............................        6,084(1)      13,376         14,076       17,899         14,689       10,806
Net income per common share: (3)
Income before cumulative effect of
 accounting change....................  $      0.62(1) $      1.47    $      1.59  $      1.96    $      1.60  $      1.17
Cumulative effect of accounting
 change...............................         0.00           0.00           0.00         0.05           0.00         0.00
                                        -------------  -------------  -----------  -------------  -----------  -----------
Net income per common share...........  $      0.62(1) $      1.47    $      1.59  $      2.01    $      1.60  $      1.17
                                        -------------  -------------  -----------  -------------  -----------  -----------
                                        -------------  -------------  -----------  -------------  -----------  -----------
Weighted average common shares
 outstanding..........................        9,199          8,857          8,659        8,741          8,943        8,993
SELECTED FINANCIAL RATIOS
GAAP BASIS (4)
Loss ratio............................            0%             0%             0%           0%             0%           0%
Expense ratio.........................          176(1)          68             51           42             71           71
Combined ratio........................          176(1)          68             51           42             71           71
SAP BASIS(4)
Loss ratio............................            0%             0%             0%           0%             0%           0%
Expense ratio.........................           96             44             31           34             46           53
Combined ratio........................           96             44             31           34             46           53
BALANCE SHEET
Cash and investments..................  $   165,108    $   184,295    $   206,000  $   278,488(5) $   282,400  $   276,506
Total assets..........................      206,865        231,604        252,844      331,364(5)     334,387      327,753
Unearned premiums (6).................       61,883         73,897         85,462       84,159         95,451       89,156
Senior notes payable..................       --             --            --            30,000         30,000       30,000
Other liabilities.....................        6,704         11,716          9,942       13,059          8,690        9,822
Total liabilities.....................       83,358        101,778        109,112      145,636        151,061      145,943
Total stockholders' equity............      123,507        129,826        143,732      185,728(5)     183,326      181,810
Total capitalization..................      123,507        129,826        143,732      215,728(5)     213,326      211,810
Book value per common share...........          N/A            N/A            N/A        19.79          20.25        20.08
SELECTED FINANCIAL STATISTICS
Gross insurance in force..............  $10,470,000    $12,944,000    $14,248,000  $15,398,000    $18,126,000  $16,868,000
Net insurance in force................    8,646,000     10,919,000     12,365,000   12,929,000     15,764,000   14,588,000
Qualified statutory capital...........      113,000        118,000        133,000      191,000        197,000      193,000
Policyholders' leverage ratio.........         76:1           92:1           93:1         68:1           80:1         76:1
ANALYTICAL DATA
Adjusted book value per common share
 (7)..................................          N/A            N/A            N/A        24.02          25.30        24.75


                                           1995
                                        -----------

INCOME STATEMENT
Gross premiums written................  $    22,299
Net premiums written..................       20,211
Net premiums earned...................        8,727
Net realized investment gains.........          542
Net investment income.................       14,196
Total revenues........................       23,503
Income before income taxes and
 cumulative effect of change in
 accounting for income taxes..........       15,893
Income tax............................        3,740
Cumulative effect of change in
 accounting for income taxes (2)......
Net income............................       12,153
Net income per common share: (3)
Income before cumulative effect of
 accounting change....................  $      1.35
Cumulative effect of accounting
 change...............................         0.00
                                        -----------
Net income per common share...........  $      1.35
                                        -----------
                                        -----------
Weighted average common shares
 outstanding..........................        8,794
SELECTED FINANCIAL RATIOS
GAAP BASIS (4)
Loss ratio............................            0%
Expense ratio.........................           69
Combined ratio........................           69
SAP BASIS(4)
Loss ratio............................            0%
Expense ratio.........................           37
Combined ratio........................           37
BALANCE SHEET
Cash and investments..................  $   316,465
Total assets..........................      371,628
Unearned premiums (6).................      106,935
Senior notes payable..................       30,000
Other liabilities.....................       14,978
Total liabilities.....................      169,504
Total stockholders' equity............      202,124
Total capitalization..................      232,124
Book value per common share...........        22.39
SELECTED FINANCIAL STATISTICS
Gross insurance in force..............  $21,571,000
Net insurance in force................   19,139,000
Qualified statutory capital...........      205,000
Policyholders' leverage ratio.........         94:1
ANALYTICAL DATA
Adjusted book value per common share
 (7)..................................        28.13

    (1) Reflects expenses incurred in connection with the repurchase and accruals of vested units issued to management pursuant to a performance stock rights plan. Without the effect of such expenses, income before taxes, net income and net income per common share would have been $14.3 million, $10.4 million and $1.09, respectively, and Capital Guaranty's expense ratio and combined ratio would have been 80%.

    (2) Reflects the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," effective January 1, 1993. As permitted by SFAS No. 109, Capital Guaranty elected not to restate the financial statements of any prior years.

    (3) Net income per common share and the weighted average number of common shares outstanding have been calculated giving effect to recapitalization transactions which occurred subsequent to December 31, 1992. See Notes 1 and 6 to Capital Guaranty's 1994 consolidated financial statements. Assumed conversion of the Capital Guaranty Preferred Stock resulted in a $0.01 dilutive effect for the year ended December 31, 1993.

    (4) The GAAP loss ratio represents loss and loss adjustment expenses incurred divided by net premiums earned. The GAAP expense ratio represents underwriting and operating expenses divided by net premiums earned. The GAAP combined ratio represents the total of the loss and expense ratios. The statutory loss ratio represents loss and loss adjustment expenses incurred divided by statutory net premiums earned. The statutory expense ratio represents statutory underwriting and operating expenses divided by statutory net premiums written. The statutory combined ratio represents the total of the statutory loss and expense ratios.

    (5) Reflects the adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993, resulting in an increase in cash and investments and total assets of $9.0 million and stockholders' equity and total capitalization of $5.9 million.

    (6) Deferred premium revenue is presented net of prepaid reinsurance premiums.

    (7) Adjusted book value per common share, which is book value plus net unearned premium reserve plus the present value of net future installment premiums less deferred acquisition costs less tax effect (in each case, on a per common share basis), is used by management and equity analysts as a measurement of FSA Holdings' and Capital Guaranty's intrinsic value. Adjusted book value per common share is not a substitute for GAAP book value per common share.

                          INSURANCE REGULATORY MATTERS

GENERAL

    FSA is licensed to engage in insurance business in all 50 states, the District of Columbia and Puerto Rico. FSA is subject to the insurance laws of the New York Insurance Law, FSAM is subject to the insurance laws of the State of Maryland, International is subject to the insurance laws of the State of Indiana, Oklahoma is subject to the insurance laws of the State of Oklahoma, and FSA-UK is subject to the insurance laws of the United Kingdom, their respective jurisdictions of incorporation. Each is also subject to the insurance laws of the other states in which it is licensed to transact an insurance business. Each of FSA and its domestic insurance subsidiaries are required to file periodic statutory financial statements in each jurisdiction in which they are licensed, and are subject to statutory restrictions concerning the types and quality of investments and the filing and use of policy forms and premium rates. In addition, FSA's accounts and operations are subject to periodic examination by the New York Superintendent (the last such examination having been conducted in 1995 for the period ended December 31, 1994) and other state insurance regulatory authorities.

INSURANCE HOLDING COMPANY AND OTHER LAWS

    FSA Holdings and its domestic insurance subsidiaries (FSA, FSAM, International and Oklahoma) are subject to regulation under insurance holding company statutes of New York, Maryland, Indiana and Oklahoma, where these respective insurers are domiciled, as well as other jurisdictions where these companies are licensed to do insurance business. The requirements of holding company statutes vary from jurisdiction to jurisdiction but generally require insurance holding companies and their insurance subsidiaries to register and file certain reports describing, among other information, their capital structure, ownership and financial condition. The holding company statutes also require prior approval of changes in control, of certain dividends and other intercorporate transfers of assets and of transactions between insurance companies and their affiliates. The holding company statutes generally require that all transactions with affiliates be fair and reasonable and that those exceeding specified limits require prior notice to or approval by insurance regulators.

    Under the laws in effect in New York, Maryland, Indiana and Oklahoma, any acquisition of control of FSA Holdings, and thereby indirect control of FSA, FSAM, International and Oklahoma, requires the prior approval of the New York Superintendent and the Maryland, Indiana and Oklahoma Insurance Commissioners. A similar law applies to the United Kingdom, requiring approval of the United Kingdom Department of Trade and Industry (the "DTI") for any change of control of FSA-UK. "Control" is defined as the direct or indirect power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. Any purchaser of 10% or more of the outstanding voting securities of a corporation is presumed to have acquired control of that corporation and its subsidiaries, although the insurance regulator may find that "control" in fact does or does not exist when a person owns or controls either a lesser or greater amount of voting securities.

NEW YORK FINANCIAL GUARANTY INSURANCE LAW

    In 1989, New York enacted Article 69 ("Article 69") of the New York Insurance Law, a comprehensive financial guaranty insurance statute, which governs all financial guaranty insurers licensed to do business in New York, including FSA. This statute limits the business of financial guaranty insurers to financial guaranty insurance and related lines (such as surety).

    Article 69 requires that financial guaranty insurers maintain a special statutory accounting reserve called the "contingency reserve" to protect policyholders against the impact of excessive losses occurring during adverse economic cycles. Article 69 requires a financial guaranty insurer to provide a contingency reserve (i) with respect to policies written prior to July 1, 1989 in an amount equal to 50% of earned premiums and (ii) with respect to policies written on and after July 1, 1989, quarterly on a pro rata basis over a period of 20 years for municipal bonds and 15 years for all other obligations, in an amount equal to the greater of 50% of premiums written for the relevant category of insurance or a percentage of the principal guarantied, varying from 0.55% to 2.50%, depending upon the type of obligation guarantied, until the contingency reserve amount for the category equals the applicable percentage of net unpaid principal. This reserve must be maintained for the periods specified above, except that reductions by the insurer may be permitted under specified circumstances in the event that actual loss experience exceeds certain thresholds or if the reserve accumulated is deemed excessive in relation to the insurer's outstanding insured obligations. Financial guaranty insurers are also required to maintain reserves for losses and loss adjustment expenses on a case-by-case basis and reserves against unearned premiums.

    Article 69 establishes single risk limits for financial guaranty insurers applicable to all obligations issued by a single entity and backed by a single revenue source. For example, under the limit applicable to qualifying asset-backed securities, the lesser of (i) the insured average annual debt service for a single risk or (ii) the insured unpaid principal (reduced by the extent to which the unpaid principal of the supporting assets exceeds the insured unpaid principal) divided by nine, net of qualifying reinsurance and collateral, may not exceed 10% of the sum of the insurer's policyholders' surplus and contingency reserve, subject to certain conditions. Under the limit applicable to municipal obligations, the insured average annual debt service for a single risk, net of qualifying reinsurance and collateral, may not exceed 10% of the sum of the insurer's policyholders' surplus and contingency reserve. In addition, insured principal of municipal obligations attributable to any single risk, net of qualifying reinsurance and collateral, is limited to 75% of the insurer's policyholders' surplus and contingency reserve. Single risk limits are also specified for other categories of insured obligations, and generally are more restrictive than those listed for asset-backed or municipal obligations.

    Article 69 also establishes aggregate risk limits on the basis of aggregate net liability insured as compared to statutory capital. "Aggregate net liability" is defined as outstanding principal and interest of guarantied obligations insured, net of qualifying reinsurance and collateral. Under these limits, policyholders' surplus and contingency reserves must not be less than a percentage of aggregate net liability equal to the sum of various percentages of aggregate net liability for various categories of specified obligations. The percentage varies from 0.33% for certain municipal obligations to 4% for certain non-investment grade obligations.

DIVIDEND RESTRICTIONS

    Pursuant to the New York Insurance Law, FSA may declare dividends, subject to any restriction in its certificate of incorporation, out of its earned surplus. "Earned surplus" is defined as the portion of policyholders' surplus that represents the net earnings, gains or profits, after deduction of all losses, that have not been distributed to shareholders as dividends, or transferred to stated capital or capital surplus or applied to other purposes permitted by law, but does not include unrealized appreciation or depreciation of assets. FSA may not declare or distribute any dividend to shareholders which, together with all dividends declared or distributed by it during the preceding 12 months, exceeds the lesser of (i) 10% of policyholders' surplus as of its last statement on file with the New York Superintendent or (ii) adjusted net investment income during such period unless, upon prior application therefor, the New York Superintendent approves a greater dividend distribution based upon his finding that FSA will retain sufficient policyholders' surplus to support its obligations and writings. "Adjusted net investment income" is defined as net investment income for the 12 months immediately preceding the declaration or distribution of the current dividend increased by the excess, if any, of net investment income over dividends declared or distributed during the period commencing 36 months prior to the declaration or distribution of the current dividend and ending 12 months prior thereto.

    Approval of the New York Superintendent was required in connection with the purchase by Fund American of Common Stock in 1994. As a customary condition to approving the change in control, any dividend payment by FSA to FSA Holdings during the two year period following such change in control requires the prior approval of the New York Superintendent. Such approval was provided for the payment of dividends by FSA to FSA Holdings since 1994 in the ordinary course of business.

FINANCIAL GUARANTY INSURANCE REGULATION IN OTHER JURISDICTIONS

    FSA is subject to laws and regulations of jurisdictions other than the State of New York concerning the transaction of financial guaranty insurance. The laws and regulations of these other jurisdictions are generally not more stringent in any material respect than the New York Insurance Law.

    In May 1994, the DTI issued an insurance license to FSA-UK. Pursuant to European Community Directives, FSA-UK has since been authorized to provide financial guaranty insurance for transactions in France and Ireland from its home office in the United Kingdom. Previously, the London office of FSA operated as a marketing and sales office with underwriting activities conducted through FSA Holdings' New York office under a no-action response by the DTI to FSA Holdings' filings. FSA has received a determination from the Australian Insurance and Superannuation Commissioner that the financial guaranties issued by it with respect to Australian transactions do not constitute insurance for which a license is required.

                                   ACCOUNTING

GENERAL

    The consolidated financial statements of FSA Holdings are prepared in accordance with GAAP. For reporting to certain regulatory authorities, the financial statements of FSA, FSAM, International and Oklahoma are prepared in accordance with SAP, which consist of recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by state regulatory authorities.

REVENUE RECOGNITION

    Premiums for financial guaranty insurance policies are either payable up front in full on the date the policy is written (as is primarily the case with policies on municipal obligations) or on an installment basis over the life of the policy (as is primarily the case with policies on asset-backed obligations). FSA Holdings defers recognition of the premium received from an insurance policy in which premiums are payable up front by crediting the premium to its unearned premium reserve and amortizing the premium over the life of the underlying insured obligation. FSA Holdings recognizes installment premiums as revenue over the period to which such premiums apply. FSA Holdings credits installment premiums as unearned premium reserve in the period in which such premiums are due to FSA Holdings and recognizes revenue from the amortization of the premiums over the period, generally one year or less, to which such premiums apply. The revenue that FSA Holdings recognizes from its insurance premiums for each period is its net premiums earned for that period.

    When an insured issue has been refunded, the remaining unearned premiums on the refunded issue in excess of the unearned premiums attributable to the refunding issue (the "new issue") are recognized at that time, as the risk to FSA on the refunded issue is considered to have been eliminated. If the new issue is not insured by FSA, the entire amount of the remaining unearned premium on the refunded issue is recognized as revenue when FSA receives proper notification and documentation that the refunding has occurred. In the case of the refunding, redemption or other prepayment of an insured obligation as to which the premiums are payable in installments, FSA is generally not entitled to receive further premiums in respect of the policy covering such obligation to the extent prepaid.

DEFERRED ACQUISITION COSTS

    In accordance with GAAP, in order to match expenses with revenues, FSA defers certain policy acquisition costs and amortizes them over the period in which the related premiums are earned. Deferred acquisition costs comprise those expenses, generally incurred at the commencement of the term of the insurance policy, that vary with and are primarily related to the production of new or renewal business, including allocated amounts of salaries and related costs of underwriting and marketing personnel, rating agency fees, premium taxes, legal fees, underwriting report costs and association dues, offset by reinsurance commissions received on premiums ceded to reinsurers. See the Consolidated Balance Sheets included with the Consolidated Financial Statements of the Company incorporated herein by reference for the amounts of unearned premiums and deferred acquisition costs.

RESERVES

RESERVES UNDER GAAP

    Under GAAP, FSA Holdings defers recognition of the premium received from an up front insurance policy by crediting the premium to its unearned premium reserve and amortizing the premium over the life of the underlying insured obligation. FSA Holdings' unearned premium reserve, net of reinsurance, at December 31, 1995 was $330.3 million.

    FSA establishes a case basis reserve for losses and related loss adjustment expenses when, in its judgment, a particular insured obligation is in default or a default and subsequent loss is probable, and the amount of the loss can be reasonably estimated by FSA. FSA does not consider traditional actuarial approaches used in the property/casualty insurance industry to be applicable to the determination of its loss reserves because of the absence of a sufficient number of losses in its financial guaranty insurance activities and in the financial guaranty industry generally to establish a meaningful statistical base. A case basis reserve for a particular insured obligation represents FSA's estimate of the present value of the anticipated shortfall, net of reinsurance, between (i) scheduled payments on the insured obligations plus the anticipated loss adjustment expenses and (ii) the anticipated cash flow from and proceeds to be received on sales of any collateral supporting the obligation. For a description of the specific case basis reserves established by FSA, see "Business -- Credit Underwriting Guidelines, Standards and Procedures -- Loss Reserves."

    In addition to the case basis reserves, FSA established in December 1992 the general loss reserve, which was $31.8 million at December 31, 1995, in order to account for the identified risks inherent in its overall portfolio. The general loss reserve amount was calculated by applying a loss factor to the total net par amount outstanding of FSA's insured obligations outstanding over the term of such insured obligations and discounting the result at a risk-free rate. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and FSA's portfolio characteristics and history. FSA will on an ongoing basis monitor the general loss reserve and may periodically adjust such reserve based on FSA's actual loss experience, its future mix of business and future economic conditions. The general loss reserve is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future. To the extent that any such future additions to case basis reserves are less than the available general loss reserve, there will be no impact on FSA Holdings' earnings for that period. If additions to case basis reserves for any period exceed the remaining available general loss reserve, the excess will be charged against FSA Holdings' earnings for that period. Any addition to the general loss reserve which results from applying the loss factor to new par written will also result in a charge to earnings at that time. However, the release of amounts in the general loss reserve as a result of the runoff of existing net insurance in force will be available to be applied against additions to the general loss reserve required for new business written.

    FSA maintains reserves in an amount believed by its management to be sufficient to pay its estimated ultimate liability for losses and loss adjustment expenses with respect to obligations it has insured. At December 31, 1995, FSA's net loss reserves totaled $50.2 million.

RESERVES UNDER SAP

    FSA establishes an unearned premium reserve relating to premiums received by FSA but unearned. These premiums are generally earned in accordance with regulatory requirements over the term of the obligations to which the premiums relate. At December 31, 1995, FSA Holdings' SAP unearned premium reserve, net of reinsurance, was $376.6 million.

    The New York Insurance Law requires that financial guaranty insurers maintain both a reserve for known incurred losses (similar to GAAP case basis loss reserves discussed above) and a special SAP reserve called the "contingency reserve" to protect policyholders against the impact of excessive losses occurring during adverse economic cycles. At December 31, 1995, FSA had a statutory contingency reserve totalling $184.0 million.

                        DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information concerning directors and executive officers of FSA Holdings. Each director holds office (subject to FSA Holdings' by-laws) until the next annual meeting of shareholders and until his or her successor has been elected and qualified. The management of FSA Holdings is conducted by a Management Committee, the permanent members of which are Messrs. Cochran, Taylor, Brain, Brewer, Harrison, McCarthy and Stern. The information concerning the directors has been furnished by them to FSA Holdings.

          NAME                AGE (1)                           POSITION WITH FSA
- -------------------------  -------------  -------------------------------------------------------------
John J. Byrne                       63    Chairman of the Board and Director
Robert P. Cochran                   46    President, Chief Executive Officer and Director
Roger K. Taylor                     44    Managing Director, Chief Operating Officer and Director
Joshua Brain                        40    Managing Director and head of Insured Portfolio Management of
                                          FSA
Russell B. Brewer II                39    Managing Director and Chief Underwriting Officer of FSA
John A. Harrison                    52    Managing Director and Chief Financial Officer
Sean W. McCarthy                    37    Managing Director and head of Financial Guaranty Department of FSA
Bruce E. Stern                      42    Managing Director, General Counsel and Secretary
Michael Djordjevich                 59    Vice Chairman of the Board and Director
Robert N. Downey                    60    Director
Anthony M. Frank                    64    Director
Barbara M. Japha                    42    Director
K. Thomas Kemp                      55    Director
Kozo Kusakari                       53    Director
David O. Maxwell                    65    Director
Richard D. McCormick                55    Director
James M. Osterhoff                  59    Director
James H. Ozanne                     52    Director
Staats M. Pellett, Jr.              65    Director
Richard A. Post                     37    Director
Allan L. Waters                     38    Director
Howard M. Zelikow                   62    Director

- ------------------------
(1) As of April 24, 1996

    MR. BYRNE has been Chairman of the Board of Directors and a director of FSA Holdings since May 1994. He has also been Chairman of the Board of Directors and Chief Executive Officer of Fund American since 1985 and President of Fund American since 1990. From 1989 through 1990, Mr. Byrne was Chairman of the Board of Directors of Fireman's Fund Insurance Company ("Fireman's Fund"). Prior to joining Fireman's Fund, Mr. Byrne was Chairman and Chief Executive Officer of GEICO Corporation. Mr. Byrne is also Chairman of Fund American Enterprises, Inc. ("FAE") and White Mountains Holdings, Inc. ("White Mountain"), each a subsidiary of Fund American. Mr. Byrne is a director of Terra Nova (Bermuda) Holdings Ltd. and an advisory director of Lehman Brothers Holdings, Inc. and Mid America Apartment Communities.

    MR. COCHRAN has been President and Chief Executive Officer of FSA Holdings and of FSA since August 1990. Mr. Cochran has been Chairman of FSA since July 1994, and a director of FSA Holdings since August 1990 and of FSA since July 1988. From September 1990 until December 1993, Mr. Cochran was a director of USWCC. Prior to August 1990, Mr. Cochran was Managing Director, Financial Guaranty Department of FSA. Prior to joining FSA Holdings in 1985, Mr. Cochran was managing partner of the Washington, D.C. office of the Kutak Rock law firm. Mr. Cochran is a director of Fund American and of White Mountains.

    MR. DJORDJEVICH has been Vice Chairman of the Board of Directors and Director of FSA Holdings since February 1996. Mr. Djordjevich served as President and Chief Executive Officer of Capital Guaranty and CGIC from 1986 to December 1995, and as Chairman of the Board of Directors of Capital Guaranty from 1992 until December 1995. Prior to 1986, Mr. Djordjevich was President and Chief Executive Officer of USF&G Financial Security Company, which managed the financial guaranty business of United States Fidelity & Guaranty. Prior thereto, he held numerous positions at Fireman's Fund, including Vice President of Financial Insurance from 1983 to 1985 and Vice President and Treasurer from 1974 to 1983.

    MR. TAYLOR has been director of FSA Holdings since February 1995. Mr. Taylor has been Chief Operating Officer of FSA Holdings since May 1993. Mr. Taylor has been a Managing Director of FSA since January 1991 and was a consultant to FSA from January 1990 to January 1991. He was a director of FSA Holdings from August 1993 until August 1994 and has been a director of FSA since January 1992. Prior to joining FSA, Mr. Taylor was Executive Vice President of Financial Guaranty Insurance Company, a financial guaranty insurer. Mr. Taylor is also a director of Source One Mortgage Services Corporation ("Source One"), a subsidiary of FAE.

    MR. BRAIN has been a Managing Director of FSA since March 1989 and head of its Insured Portfolio Management Department since July 1992. He has been a director of FSA since September 1993. Prior to joining FSA in March 1989, Mr. Brain was an attorney with Cleary, Gottlieb, Steen & Hamilton.

    MR. BREWER has been a Managing Director of FSA since March 1989 and the Chief Underwriting Officer of FSA since September 1990. He has been a director of FSA since September 1993. From March 1989 to August 1991, Mr. Brewer was Managing Director, Asset Finance Group, of FSA. Prior to joining FSA in 1986, Mr. Brewer was an Associate Director of Moody's.

    MR. HARRISON has been a Managing Director and the Chief Financial Officer of FSA since August 1991 and the Chief Financial Officer of FSA Holdings since February 1993. He has been a director of FSA since September 1993. From April 1987 through August 1991, Mr. Harrison was Chief Financial Officer of Citibank, N.A. -U.S. Consumer Banking Group, and prior thereto was Managing Director, Real Estate Finance Group, of Merrill Lynch & Co. Inc.

    MR. MCCARTHY has been a Managing Director of FSA since March 1989 and head of its Financial Guaranty Department since April 1993. He has been a director of FSA since September 1993. Prior to joining FSA in 1988, Mr. McCarthy was a Vice President of PaineWebber Incorporated.

    MR. STERN has been a Managing Director, the Secretary and the General Counsel of FSA Holdings since April 1993. Since April 1993, he has been the Secretary of FSA, and since March 1989, he has been a Managing Director of FSA. He has been a director of FSA since August 1990. Prior to joining FSA as General Counsel in 1987, Mr. Stern was an attorney with Cravath, Swaine & Moore.

    MR. DOWNEY has been director of FSA Holdings since August 1994. Mr. Downey has been a limited partner since 1990, and a general partner from 1976 until 1990, of Goldman, Sachs & Co. At Goldman, Sachs & Co., Mr. Downey served as head of the Municipal Bond Department and Vice Chairman of the Fixed Income Division. Mr. Downey was a Director of the Securities Industry Association from 1987 through 1991 and served as its Chairman in 1990 and Vice Chairman in 1988 and 1989.

    MR. FRANK has been been director of FSA Holdings since February 1996. Mr. Frank was a director of Capital Guaranty from February 1994 until December 1995. He has been Chairman of Belvedere Partners, a financial consulting firm, since 1994. He was Postmaster General of the United States from 1988 to 1992 and, prior thereto, he served as Chairman of the Board and Chief Executive Officer of First Nationwide Bank from 1971 to 1988. Mr. Frank is a director of Charles Schwab Inc.; Bedford Properties Inc.; Irvine Apartment Communities, Inc.; Living Centers of America, Inc.; General American Investors, Inc.; Temple-Inland, Inc.; and Crescent Real Estate Equities.

    MS. JAPHA has been director of FSA Holdings since May 1994. Ms. Japha has been Chief Financial Officer of the U S WEST Communications Group since January 1996. Prior to that time, Ms. Japha was Vice President -- Business Development of U S WEST Communications Group since October 1995. From May 1995 to October 1995, Ms. Japha served as Vice President -- Law and Human Resources of U S West Communications Group. Prior to that time, Ms. Japha served as Vice President -- Law and Associate General Counsel, General Corporation Section, U S WEST since 1994, and has been employed as counsel by U S WEST in other positions since 1989. Prior to joining U S WEST, Ms. Japha was Assistant Vice President and Legal Counsel, of Columbia Savings, a Federal Savings and Loan Association.

    MR. KEMP has been director of FSA Holdings since August 1994. Mr. Kemp has served as Executive Vice President, Treasurer and Secretary of Fund American since 1993 and Vice President, Treasurer and Secretary since 1991. Since 1995, Mr. Kemp has served as President and Chief Executive Officer of White Mountains. Mr. Kemp was a Vice President of Fireman's Fund from 1990 to January 1991. Prior to joining Fireman's Fund, Mr. Kemp was President of Resolute Reinsurance Company. Mr. Kemp is a director of Fund American, FAE, Centricut, Inc., Main Street America Holdings, Inc., SDN Bancorp, White Mountains and White Mountains Insurance Company.

    MR. KUSAKARI has been director of FSA Holdings and FSA since June 1991. Mr. Kusakari has been General Manager of the Guarantee and Credit Underwriting Department of Tokio Marine since June 1993. From June 1990 through May 1993, he was General Manager of the Credit & Guarantee Insurance Division and Non-Marine Underwriting Department of Tokio Marine. From June 1988 through May 1990, Mr. Kusakari was General Manager of the Credit & Guarantee Insurance Division of Tokio Marine.

    MR. MAXWELL has been director of FSA Holdings since August 1994. Mr. Maxwell was Chairman of the Board and Chief Executive Officer of Federal National Mortgage Association from 1981 until his retirement in 1991. Mr. Maxwell is a director of Hechinger Company, Potomac Electric Power Company (PEPCO), Salomon and SunAmerica Inc.

    MR. MCCORMICK has been director of FSA Holdings since August 1994. Mr. McCormick has been Chairman of U S WEST since May 1992 and President and Chief Executive Officer of U S WEST since January 1991. He was President and Chief Operating Officer of U S WEST from 1986 to 1991. Mr. McCormick is a director of Norwest Corp. and UAL, Inc.

    MR. OSTERHOFF has been director of FSA Holdings since April 1992. Mr. Osterhoff was a director of FSA from September 1993 until July 1994. He was Executive Vice President and Chief Financial Officer of U S WEST from December 1991 until September 1995. Prior to joining U S WEST, Mr. Osterhoff was Vice President -- Finance and Chief Financial Officer of Digital Equipment Corp., a computer manufacturer. Mr. Osterhoff is a director of GenCorp.

    MR. OZANNE has been director of FSA Holdings since December 1989. Mr. Ozanne was a director of FSA from December 1989 until July 1994. He was Chairman and Director of Nations Financial Holdings Corporation from January 1994 through January 2, 1996. During December 1993, Mr. Ozanne served as President and Chief Operating Officer of Nations Financial Capital Corporation. He was President and Chief Executive Officer of USWCC from September 1989 until December 1993. Prior to joining USWCC, Mr. Ozanne was Executive Vice President of General Electric Capital Corporation, a financial services company.

    MR. PELLETT has been a director of FSA Holdings since February 1996. Mr. Pellett was a director of Capital Guaranty from February 1994 until December 1995. Mr. Pellett is Senior Vice President of Bessemer Trust Company N.A. ("Bessemer"), a federally chartered bank engaged in investment management, fiduciary and other financial services. Prior to joining Bessemer in 1976, Mr. Pellett oversaw Fireman's Fund's municipal bond portfolio from 1965 to 1976. He also served as a Public Member of the Municipal Securities Rulemaking Board.

    MR. POST has been director of FSA Holdings since April 1994. Mr. Post was a director of FSA from April 1994 until July 1994. In addition, he has been President of USWCC and U S WEST Financial Services Inc. since December 1993, President of U S WEST Real Estate Inc. since September 1993, Vice President -- Capital Assets of U S WEST since August 1993, Vice President -- Commercial Development of U S WEST Media Group since January 1996 and prior thereto was employed by U S WEST in a number of other positions. In addition, Mr. Post has been a director of a number of U S WEST-affiliated companies.

    MR. WATERS has been director of FSA Holdings since August 1994. Mr. Waters has been Senior Vice President and Chief Financial Officer of Fund American since December 1993. He was Vice President and Controller of FAE from 1991 to 1993 and has been a member of the Fund American organization (formerly the Fireman's Fund organization) since 1985. Mr. Waters is also a director of FAE, Source One, White Mountains and White Mountains Insurance Company.

    MR. ZELIKOW has been a director of FSA Holdings since February 1996. Mr. Zelikow was a director of Capital Guaranty from February 1994 until December 1995. Mr. Zelikow has been a management and financial consultant doing business as ZKA Associates since 1987 and has been a member of Kayne Anderson Investment Management, Inc., an investment management company, since 1988. Mr. Zelikow was Chief Financial Officer and Executive Vice President of The Progressive Corporation from 1976 to 1987. Mr. Zelikow is a director of The Right Start, Inc.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding ownership of FSA Holdings' equity at March 1, 1996 as to (a) each person known by FSA Holdings to beneficially own, within the meaning of the Exchange Act, 5% or more of the outstanding shares of the Common Stock or Preferred Stock, (b) each director and nominee for director of FSA Holdings, (c) each of the five most highly compensated executive officers of FSA Holdings and (d) all such executive officers and directors of FSA Holdings as a group. The table provides information regarding actual, beneficial and voting ownership. In connection with the IPO, the Company, Fund American and U S WEST entered into certain arrangements affecting such ownership, which are summarized in Notes (4) and (5) to the following table.


                                                                    NUMBER OF SHARES OWNED (1)(2)
                                                              -----------------------------------------    VOTING
                                                                                                            POWER
                                                                    ACTUAL            BENEFICIAL (3)       (2)(4)
               5% SHAREHOLDERS, DIRECTORS AND                 -------------------   -------------------   ---------
                     EXECUTIVE OFFICERS                         NUMBER    PERCENT     NUMBER    PERCENT    PERCENT
- ------------------------------------------------------------  ----------  -------   ----------  -------   ---------
U S WEST Capital Corporation................................  15,856,910   50.6%    15,856,910   50.6%      41.9%
 c/o U S WEST, Inc.
 7800 East Orchard Road
 Englewood, Colorado 80111 (5)(6)
Fund American Enterprises Holdings, Inc.....................   2,460,200    7.9      8,020,807   24.1       19.1
 The 1820 House
 Main Street
 Norwich, Vermont 05055 (5)(7)
The Tokio Marine and Fire Insurance Co., Ltd................   1,929,000    6.2      1,929,000    6.2        5.8
 2-1, Marunouchi 1-Chome
 Chiyoda-ku, Tokyo 100 Japan
John J. Byrne (7)...........................................      35,000    *           35,000    *         *
Robert P. Cochran...........................................      46,954    *          288,751    *         *
Michael Djordjevich.........................................       6,044    *          156,972    *         *
Robert N. Downey............................................      50,000    *           50,000    *         *
Anthony M. Frank............................................       2,671    *            2,671    *         *
Barbara M. Japha............................................      --        *           --        *         *
K. Thomas Kemp (7)..........................................       1,600    *            1,600    *         *
Kozo Kusakari...............................................      --        *           --        *         *
David O. Maxwell............................................       6,000    *            6,000    *         *
Richard D. McCormick........................................       1,000    *            1,000    *         *
James M. Osterhoff..........................................       1,000    *            1,000    *         *
James H. Ozanne.............................................       3,000    *            3,000    *         *
Staats M. Pellett, Jr.......................................       3,350    *            3,350    *         *
Richard A. Post.............................................         200    *              200    *         *
Roger K. Taylor.............................................      19,726    *          181,000    *         *
Allan L. Waters (7).........................................       2,000    *            2,000    *         *
Howard M. Zelikow...........................................       5,037    *            5,037    *         *
Russell B. Brewer II........................................       5,010    *           75,109    *         *
Sean W. McCarthy............................................       6,984    *          122,180    *         *
Bruce E. Stern..............................................       4,672    *           75,892    *         *
All executive officers and directors as a group (22
 persons)...................................................     205,324    *        1,147,721    3.3%      *


- --------------------------
 *  Indicates less than 1%

(1) In the case of USWCC, Fund American and Tokio Marine, the number of shares owned is based on Schedules 13D or 13G filed by such entities with the Commission. Ownership percentages are calculated (a) based on 31,308,325 shares of Common Stock outstanding at March 1, 1996, which (i) excludes 875,632 shares held by or for the account of FSA Holdings and its subsidiaries and (ii) includes 118,782 unvested shares of restricted stock,
    (b) excluding 2,000,000 shares of Preferred Stock outstanding at March 1, 1996, except that such Preferred Stock is included for determining the beneficial ownership percentage of Fund American, which holds such Preferred Stock and (c) in accordance with Rule 13d-3 of the Exchange Act, including, for the purpose of calculating beneficial ownership percentages for the holders thereof, (i) vested and unvested performance shares with each performance share treated as one share of Common Stock, (ii) equity bonus shares and (iii) vested stock options exercisable within 60 days, in each case awarded under plans described in note (2) below.


(2) Does not give effect to the consummation of the Sales Transactions, pursuant to which USWCC will sell (i) 1,000,000 shares of Common Stock to FSA Holdings, (ii) 1,000,000 shares of Common Stock to Fund American and (iii) between 1,000,000 and 1,500,000 shares of Common Stock to NatWest, except that the beneficial ownership of Fund American includes the 1,000,000 shares of Common Stock which Fund American will purchase from USWCC pursuant to the Sales Transactions. See "Recent Developments -- The Sales Transactions."


(3) A person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date. In computing the percentage of outstanding shares held by each person named above on a given date any security which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. See Notes (3) and (4) below for additional information regarding shares beneficially owned by Fund American. Shares beneficially owned by executive officers include (a) unvested restricted shares issued under FSA Holdings' Supplemental Restricted Stock Plan, (b) equity bonuses awarded under the FSA Holdings' 1993 Equity Participation Plan and (c) vested and unvested performance shares awarded under FSA Holdings' 1993 Equity Participation Plan assuming such performance shares are paid out as one share of Common Stock for each performance share. The table includes shares subject to vested and unvested performance shares, and equity bonus awards, in the following amounts: Robert P. Cochran -- 64,000 vested and 136,000 unvested performance shares, and 18,366 equity bonus shares; Roger K. Taylor -- 40,000 vested and 90,000 unvested performance shares, and 17,320 equity bonus shares; Russell B. Brewer II -- 20,000 vested and 40,000 unvested performance shares, and 5,435 equity bonus shares; Sean W. McCarthy -- 26,000 vested and 74,000 unvested performance shares, and 9,027 equity bonus shares; Bruce E. Stern -- 20,000 vested and 40,000 unvested performance shares, and 6,863 equity bonus shares; all executive officers and directors as a group -- 210,000 vested and 460,000 unvested performance shares, and 67,952 equity bonus shares. The table also includes, in respect of Michael Djordjevich, (i) options to purchase 124,927 shares of Common Stock and (ii) 26,000 performance shares, in each case awarded in the Merger.

(4) Under  a Voting  Trust Agreement  among Fund  American, USWCC  and The First
    National Bank of Chicago, as voting trustee thereunder (the "Voting Trustee"), 1,893,940 shares of Common Stock deliverable upon the exercise in full of an option granted by USWCC to Fund American were deposited into a voting trust administered by the Voting Trustee, and Fund American has the right to direct the voting of such shares prior to the exercise of the option. In addition, at any time that Fund American owns at least 35% of the issued and then outstanding shares of Common Stock (including, for this purpose, the 1,893,940 shares subject to such option), in order that the Company be considered a majority owned subsidiary of Fund American, USWCC will deposit into the voting trust an additional number of shares, to the extent USWCC beneficially owns such shares, so that Fund American will be able to vote 50.1% of the then issued and outstanding shares of Common Stock. Percents are calculated based on (a) 31,308,325 shares of Common Stock outstanding at March 1, 1996, which (i) excludes 875,632 shares held by or for the account of FSA Holdings and its subsidiaries and (ii) includes unvested shares of restricted stock, and (b) 2,000,000 shares of Preferred Stock outstanding at March 1, 1996.


(5) On   March  1,  1996,  Fund  American  owned  (subject,  in  each  case,  to anti-dilutive adjustment): (a) 2,000,000 shares of Preferred Stock, constituting all the outstanding Preferred Stock, which are convertible into an equal number of shares of Common Stock at the conversion price of $29.65 per share; (b) an option, which expires on May 13, 1999 and entitles Fund American to purchase up to 666,667 shares of Common Stock from USWCC at an exercise price of $23.50 per share; (c) an option, which expires on November 2, 2004 and entitles Fund American to purchase up to 1,893,940 shares of Common Stock from USWCC at an exercise price of $26.40 per share; and (d) certain voting rights with respect to certain shares of Common Stock as described in Note (3) above. If Fund American were to exercise both such options, USWCC's actual and beneficial ownership would be reduced to 13,296,303 shares, or 42.5%. The beneficial ownership of Fund American includes the 1,000,000 shares of Common Stock which Fund American will purchase from USWCC pursuant to the Sales Transactions.


(6) All of such shares are subject to the Fund American Shareholders Agreement (as hereinafter defined) and the Tokio Marine Stockholders Agreement (as hereinafter defined). See "Certain Relationships and Related Transactions -- Fund American Shareholders Agreement" and "-- Tokio Marine Stockholders Agreement." 8,000,000 of such shares (plus an additional 1,200,000 if the underwriters of the DECS exercise their over-allotment option) may be delivered by U S WEST or USWCC, at U S WEST's option, to Salomon upon maturity of the U S WEST DECS.

(7) Mr. Byrne is the Chairman, President and Chief Executive Officer, and a major shareholder, of Fund American, Mr. Kemp is Executive Vice President, Treasurer and Secretary of Fund American and Mr. Waters is Senior Vice President and Chief Financial Officer of Fund American. Messrs. Byrne, Kemp and Waters disclaim beneficial ownership of Common Stock and Preferred Stock held by Fund American.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

FUND AMERICAN, U S WEST AND FSA HOLDINGS RELATIONSHIPS

    In May 1994, Fund American purchased 2,000,000 shares of Common Stock directly from USWCC, and USWCC simultaneously consummated an initial public offering of an additional 5,500,000 shares of Common Stock (plus 582,385 shares of Common Stock pursuant to the underwriters' over-allotment option), at a price of $20.00 per share. In September 1994, Fund American completed the second stage (the "Second Closing") of its investment in FSA Holdings and acquired: (i) 50,000 shares of preferred stock, par value $1.00 per share, designated as Series B Cumulative Redeemable Preferred Stock of U S WEST, Inc., a Colorado corporation and U S WEST's predecessor (the "U S WEST Preferred Stock"); (ii)(A) options to acquire 666,667 shares of Common Stock from USWCC at an exercise price of $23.50 per share beginning November 13, 1994 and ending May 13, 1999 (the "Five-Year Option") and (B) options to acquire 1,893,940 shares of Common Stock from USWCC at an exercise price of $26.40 per share beginning November 13, 1994 and ending September 2, 2004 (the "Ten-Year Option" and together with the Five-Year Option, the "USWCC Options"); the number of shares and price per share contained in the USWCC Options are, in each case, subject to anti-dilutive adjustment); and (iii) 2,000,000 shares of the Series A Convertible Redeemable Preferred Stock of FSA Holdings from FSA Holdings which are convertible into an equal number of shares of Common Stock at a price of $29.65 per share beginning November 13, 1994 and ending on the redemption date thereof, May 13, 2004. On November 1, 1995, the U S WEST Preferred Stock was converted into 50,000 shares of preferred stock, par value $1.00 per share, designated as Series C Cumulative Redeemable Preferred Stock, of U S WEST, in connection with the implementation of a recapitalization plan by U S WEST. The USWCC Options and the Preferred Stock remain outstanding and their terms have not since been amended.

    The aggregate purchase price paid by Fund American at the Second Closing was $50,700,000 in cash, consisting of $50,000,000 paid for the U S WEST Preferred Stock and the USWCC Options and $700,000 paid for the Preferred Stock. According to the Schedule 13-D filed by Fund American, the source of such funds was current assets of Fund American, and no part of such funds is or was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting such securities.

    In connection with the Second Closing, FSA Holdings entered into a Registration Rights Agreement with USWCC and Fund American (the "Registration Rights Agreement"). Under this Agreement, at any time prior to May 13, 2004, each of Fund American and USWCC is entitled to four demand registrations and the right to register certain shares on a "piggyback" basis at the expense of FSA Holdings on an unlimited number of occasions if FSA Holdings proposes to have a public offering of Common Stock. FSA Holdings has agreed to indemnify Fund American and USWCC for certain liabilities, including liabilities under the Securities Act, or to contribute to payments Fund American or USWCC may be required to make in respect thereof, in connection with sales by such person of Common Stock in a registration statement prepared by FSA Holdings under the Registration Rights Agreement. The shares of Common Stock offered hereby are being registered pursuant to a demand registration exercised by USWCC in accordance with the terms of the Registration Rights Agreement.

FUND AMERICAN SHAREHOLDERS AGREEMENT

    In connection with the Second Closing, Fund American entered into (i) a Voting Trust Agreement with USWCC and The First National Bank of Chicago, as voting trustee thereunder, and (ii) the Shareholders Agreement (the "Fund American Shareholders Agreement") with USWCC and FSA Holdings. Pursuant to the Voting Trust Agreement, Fund American has the right to direct the voting of the 1,893,940 shares of Common Stock deliverable upon the exercise in full of the Ten-Year Option prior to the exercise of the Ten-Year Option. In addition, under certain circumstances, Fund American may require USWCC to deposit additional shares into the voting trust, to the extent USWCC beneficially owns such shares, so that Fund American will be able to vote 50.1% of the then issued and outstanding shares of Common Stock.

    The Fund American Shareholders Agreement provides that Fund American and U S WEST will use their best efforts to cause the Board of Directors of FSA Holdings to consist of 11 directors and the persons nominated to serve on the Board of Directors to include (i) seven persons designated by Fund American, four of whom must be approved by U S WEST in the exercise of its sole discretion, (ii) two independent directors (within the meaning of the rules of the NYSE), (iii) the President-Chief Executive Officer of FSA Holdings and (iv) one person who is a senior employee of Tokio Marine, for the period that such person is required to be designated as a director of FSA Holdings in accordance with the Tokio Marine Stockholders Agreement referred to below under "Certain Relationships and Related Transactions -- Tokio Marine Stockholders Agreement." Fund American and U S WEST have agreed to use their best efforts to cause Mr. Byrne to be Chairman of the Board of FSA Holdings (as long as he is able to serve) and he will be deemed to be a designee not requiring approval of U S WEST.

    The Securities Purchase Agreement provides that from and after the 1996 annual meeting of shareholders of FSA Holdings and thereafter, or from an earlier date in certain events, the parties will use their best efforts to cause the Board of Directors of FSA Holdings to consist of 11 directors and the persons nominated to serve on the Board of Directors to include (i) two independent directors (within the meaning of the rules of the NYSE), (ii) the President-Chief Executive Officer of FSA Holdings, (iii) one person who is a senior employee of Tokio Marine, for the period that such person is required to be designated as a director of FSA Holdings in accordance with the Tokio Marine Stockholders Agreement, and (iv) seven persons designated by Fund American, of whom U S WEST must approve a number based on the "voting power" held by Fund American and U S WEST as of the date of the nominations as set forth in the following table:

FUND AMERICAN VOTING POWER AS A
PERCENTAGE OF FUND AMERICAN AND                                       DESIGNEES TO BE APPROVED
U S WEST COMBINED VOTING POWER                                               BY U S WEST
- ------------------------------------------------------------------  -----------------------------
0% through 14.29%.................................................                6
Above 14.29% through 28.58%.......................................                5
Above 28.58% through 50.00%.......................................                4
Above 50.00% through 57.16%.......................................                3
Above 57.16% through 71.45%.......................................                2
Above 71.45% through 90.00%.......................................                1
Above 90.00%......................................................                0

    FSA Holdings, U S WEST and Fund American are free to alter the foregoing arrangements and have in fact provided for (a) three (rather than two) independent directors, (b) the inclusion of FSA Holdings' Chief Operating Officer as a director, for a total of thirteen directors (rather than eleven) and (c) the inclusion of four nominees of Capital Guaranty as required pursuant to the terms of the Merger, for a total of 17 directors.

    Under the Fund American Shareholders Agreement, "voting power" means the number of shares held outright by a party or its affiliates, except that shares of Common Stock deliverable to Fund American upon exercise of the Ten-Year Option, and any additional shares deposited by U S WEST in the voting trust described above, will be deemed to be owned by Fund American and not by U S WEST, provided that the votes attributed to the Preferred Stock will be excluded from Fund American's "voting power." The Fund American Shareholders Agreement requires Fund American and U S WEST to vote all shares of Common Stock over which they exercise voting control in favor of the election of all persons nominated as provided in such agreement.

    The Fund American Shareholders Agreement terminates upon the earliest to occur of (i) the cessation of the existence of FSA Holdings, (ii) September 2, 1997, (iii) the consent of U S WEST and Fund American, (iv) the sale, disposition or other transfer of any shares of Common Stock by U S WEST that causes U S WEST to own outright (excluding shares of Common Stock deliverable to Fund American and its majority owned subsidiaries upon exercise of the Ten-Year Option) less than 15% of the outstanding shares of Common Stock, or (v) such time as U S WEST, Fund American and their permitted transferees own less than 50% of the outstanding shares of Common Stock.

OTHER FUND AMERICAN AND COMPANY RELATIONSHIPS

    FSA Portfolio Management Inc., a wholly owned subsidiary of FSA Holdings, provides investment management services to several affiliates of Fund American in exchange for payment of an investment management fee equal to 15 basis points per annum on the principal amount of funds under management.

U S WEST, FSA HOLDINGS AND FSA RELATIONSHIPS

    In December 1993, FSA Holdings completed the Restructuring, which significantly reduced its risk of loss from its insured portfolio of obligations backed by commercial mortgages (the "Commercial Mortgage Portfolio"). As part of the Restructuring, FSA obtained reinsurance from Commercial Re in respect of the Commercial Mortgage Portfolio. Commercial Re is an insurance company organized for the purpose of the Restructuring that is owned approximately 91.6% by USWCC and 8.4% by Tokio Marine. Various agreements were entered into among FSA Holdings, Commercial Re and U S WEST in connection with the Restructuring, all of which remains in force and have not since been amended. These agreements include (i) a quota share reinsurance agreement, (ii) an investment management agreement providing for the management by FSA Portfolio Management of Commercial Re's investment portfolio and other matters in exchange for a fee initially ranging from 15 to 30 basis points per annum on the market value of Commercial Re's investment portfolio and (iii) a management agreement pursuant to which FSA Holdings provides management services to Commercial Re, including regulatory compliance and accounting services, for a fixed fee of $100,000 per annum.

    FSA Holdings was also subject to the Modification of Final Judgment (the "Judgment") entered in 1984 in connection with the settlement of the legal action entitled UNITED STATES V. WESTERN ELECTRIC COMPANY, INC. Pursuant to the Judgment, American Telephone and Telegraph Company divested itself of its interest in the seven regional operating companies, including U S WEST. The Judgment prohibited FSA Holdings from entering into certain activities or obtaining an ownership interest in or exercising control over any entity that engages in such activities. The Judgment was terminated in February 1996.

    Since its acquisition of FSA Holdings, U S WEST has provided insurance coverage for FSA Holdings under insurance policies issued to U S WEST, including worker's compensation, property and general liability, business interruption, directors and officer's liability and fiduciary liability coverage. FSA Holdings pays an allocated share of the premiums for such coverages which are lower than those FSA Holdings would have to pay were it separately covered for such matters. FSA Holdings' allocated share of such premiums for 1995 was $0.1 million. In May 1994, U S WEST and FSA Holdings entered into an Insurance Indemnification and Insurance Agreement that requires U S WEST to continue to include FSA Holdings and its subsidiaries as insureds under certain insurance policies until December 31, 1997, subject to earlier termination at the election of either party.

TOKIO MARINE, FSA HOLDINGS AND FSA RELATIONSHIPS

    Tokio Marine, FSA Holdings and FSA entered into a Cooperation Agreement dated as of December 27, 1990 (the "Cooperation Agreement") in connection with Tokio Marine's investment in FSA Holdings. The Cooperation Agreement contains reinsurance provisions (discussed below) and reciprocal marketing provisions. The Cooperation Agreement also entitles Tokio Marine to select one director of FSA Holdings and of FSA and to place up to three of its employees in FSA's New York offices. The term of the Cooperation Agreement is automatically renewed on an annual basis for successive one-year terms unless notice is given, subject to earlier termination by one party upon default by the other, prior to December 31 of the prior year. Pursuant to the Cooperation Agreement, FSA has entered into a Master Reinsurance Placement Memorandum (the "Memorandum") dated December 27, 1990 by which FSA has agreed to cede and Tokio Marine has agreed to accept reinsurance equal to 10% of the principal amount of new business written by FSA in each calendar year, with the cessions to be composed of treaty participations and facultative cessions, including an automatic facility by which FSA at its option may cede up to $25.0 million per policy on a quota share basis subject to certain condition. Pursuant to the Memorandum, Tokio Marine participates in FSA's non-municipal and municipal treaties and has provided facultative reinsurance to FSA. FSA

Holdings ceded premiums of $6.6 million and $13.1 million to Tokio Marine for the years ended December 31, 1994 and 1995, respectively. In the opinion of the management of FSA Holdings and FSA, the terms of the Cooperation Agreement and reinsurance with Tokio Marine are no less favorable to FSA than the terms that could be obtained from unaffiliated parties.

TOKIO MARINE STOCKHOLDERS AGREEMENT

    Pursuant to a Stockholders Agreement dated December 27, 1990, as amended (the "Tokio Marine Stockholders Agreement"), among Tokio Marine, FSA Holdings and USWCC, USWCC has agreed to vote all stock in FSA Holdings owned by it to nominate and to elect a senior employee of Tokio Marine designated by Tokio Marine to the Board of Directors of FSA Holdings as long as Tokio Marine owns at least 5% (9.9% in the event the Cooperation Agreement is terminated as a result of a breach by Tokio Marine) of FSA Holdings' outstanding Common Stock or the Cooperation Agreement is in effect. As long as such conditions are met, to the extent permitted by law, FSA Holdings has agreed to cause a senior employee of Tokio Marine to be nominated as a director of FSA Holdings. So long as Tokio Marine owns any Common Stock, USWCC has agreed to use commercially reasonable efforts to cause the maximum cash dividends to be paid each year with respect to the Common Stock of FSA Holdings which can be paid without violating applicable law, causing the rating agencies to lower or consider lowering the triple-A claims-paying ability ratings of FSA or reducing the cash of FSA Holdings and its subsidiaries below the amount needed to satisfy their reasonably anticipated business needs.

    The Tokio Marine Stockholders Agreement contains certain restrictions on the ability of Tokio Marine, USWCC and FSA Holdings to sell or otherwise transfer any stock of FSA Holdings or any subsidiary of FSA Holdings (and, under certain circumstances, the stock of USWCC), or all or substantially all of the assets of FSA Holdings or FSA, including a right of first offer in the event of a proposed sale of Common Stock by USWCC or Tokio Marine. Under such right of first offer, Tokio Marine will have the right to purchase all of the shares of Common Stock owned by USWCC which may be delivered upon maturity of the DECS. Certain of the rights granted to Tokio Marine under the Tokio Marine Stockholders Agreement may make it more difficult for USWCC to sell additional shares of Common Stock or for FSA Holdings to dispose of certain assets or raise funds from the sale of Common Stock and therefore might be deemed to restrict a change of control of FSA Holdings.

REINSURANCE AGREEMENTS WITH ENHANCE REINSURANCE COMPANY

    Enhance, a subsidiary of Enhance Financial Services Group Inc. ("Enhance Financial") which was 30.3% owned by a subsidiary of U S WEST at March 21, 1996, provides reinsurance to FSA by participating in the asset-backed and municipal reinsurance treaties and through facultative cessions. On December 11, 1995, U S WEST issued 5,430,800 of its 7.625% Exchangeable Notes due December 15, 1998 (the "Enhance DECS"). At maturity of the Enhance DECS, U S WEST may, at its option, deliver to holders of the Enhance DECS the shares of common stock of Enhance Financial owned by U S WEST's subsidiary. If U S WEST so elects to deliver such shares, the interest of U S WEST in Enhance Financial will be significantly reduced.

    For 1994, FSA ceded to Enhance 4% of the principal amount of new business written in the asset-backed area (which FSA may increase to 6%), subject to certain treaty limitations and exclusions, and 5% of the principal amount of new business written in the municipal area (which FSA may increase to 10%), subject to certain treaty limitations and exclusions. Asset Guaranty Insurance Company ("Asset Guaranty"), which is also a subsidiary of Enhance Financial, previously participated in the asset-backed treaty and assumed reinsurance through facultative cessions. Pursuant to reinsurance agreements in effect in prior years with Enhance and Asset Guaranty, FSA Holdings ceded to Enhance and Asset Guaranty premiums of $10.0 million, $7.6 million and $6.9 million for the years ended December 31, 1993, 1994 and 1995, respectively. In the opinion of the management of FSA Holdings, the terms of the existing reinsurance agreements with Enhance are no less favorable to FSA and its subsidiaries than the terms that could be obtained from unaffiliated parties.

OTHER RELATIONSHIPS

    In connection with the 1989 acquisition of FSA by U S WEST, FSA Holdings issued promissory notes and incurred other obligations to Mr. Cochran and to several former members of the management of FSA Holdings, in exchange for all their common stock of FSA Holdings. In addition, certain amounts of deferred compensation were included in the notes and obligations to several of these individuals. The aggregate principal amounts owed to Mr. Cochran and to certain former members of management in the aggregate, at January 1, 1995, were $620,107 and $5,003,532, respectively. The respective principal balances were paid in two equal installments on January 3, 1995 and March 31, 1995.

    In February 1992, FSA Holdings provided a loan in the principal amount of $630,000 to Mr. Sean W. McCarthy, a Managing Director of FSA, in connection with his relocation to New York City at the request of FSA Holdings. In December 1993, the loan agreement was amended to (i) reduce the principal balance by $141,173 (an amount equal to the loss on the sale of his home in connection with such relocation) and (ii) allow for the repayment of the remaining principal balance of $362,827.06 at December 31, 1993 over a ten-year period in equal installments at an interest rate of 5.27% per annum. Installment payments were made in January 1995 and January 1996.

                              PLAN OF DISTRIBUTION

    Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among Salomon, FSA Holdings and the Underwriters named below, for whom Salomon Brothers, Donaldson, Lufkin & Jenrette Securities Corporation and Lehman Brothers Inc. are acting as representatives, Salomon has agreed to sell to the Underwriters, and the Underwriters have agreed to purchase, the aggregate number of DECS set forth opposite their names below:

                                                                                              NUMBER OF
UNDERWRITERS                                                                                    DECS
- -------------------------------------------------------------------------------------------  -----------
Salomon Brothers Inc.......................................................................
Donaldson, Lufkin & Jenrette Securities Corporation........................................
Lehman Brothers Inc. ......................................................................
                                                                                             -----------
  Total....................................................................................    8,000,000
                                                                                             -----------
                                                                                             -----------

    In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will be obligated to purchase all of the DECS offered pursuant to the DECS Prospectus if any of the DECS are purchased.

    Salomon has been advised by the Underwriters that they propose to offer the DECS directly to the public initially at the public offering price set forth on the cover of the DECS Prospectus and to certain dealers at such prices less a
concession not in excess of  $       per DECS.  The Underwriters may allow,  and
such dealers may reallow, a concession not in excess of $ per DECS to other dealers. After the initial public offering, such public offering price and such concession and reallowance may be changed.

    FSA Holdings has agreed not to offer for sale, sell or contract to sell, or otherwise dispose of, or announce the offering of, without the prior written consent of Salomon Brothers, any shares of Common Stock or any securities convertible into or exchangeable for, or warrants to acquire, Common Stock for a period of 180 days after the date of this Prospectus; PROVIDED, HOWEVER, that FSA Holdings may (i) issue Common Stock upon exercise of options or grant options to purchase shares of Common Stock, in either case, if such options are or were to be issued pursuant to the 1993 Equity Participation Plan or the Supplemental Restricted Stock Plan of FSA Holdings as in effect at the date of this Prospectus and (ii) issue Common Stock upon the conversion of securities or the exercise of Warrants outstanding at the date of this Prospectus.

    In connection with the DECS Offering, U S WEST or an affiliate thereof (referred to herein as the "Lender"), and Salomon Brothers intend to enter into a Securities Loan Agreement (the "Securities Loan Agreement") which provides that, subject to certain restrictions and with the agreement of the Lender, Salomon Brothers may from time to time borrow, return and reborrow shares of Common Stock from the Lender (the "Borrowed Securities"); PROVIDED, HOWEVER, that the number of Borrowed Securities at any time may not exceed 1,840,000 shares, subject to adjustment to provide antidilution protection. The Securities Loan Agreement is intended to facilitate market-making activity in the DECS by Salomon Brothers. Salomon Brothers may from time to time borrow shares of Common Stock under the Securities Loan Agreement to settle short sales of Common Stock entered into by Salomon Brothers to hedge any long position in the DECS resulting from its market-making activities. Such sales will be made on the NYSE or in the over-the-counter market at market prices prevailing at the time of sale or at prices related to such market prices. Market conditions will dictate the extent and timing of Salomon Brothers' market-making transactions in the DECS and the consequent need to borrow shares of Common Stock. The availability of shares of Common Stock under the Securities Loan Agreement, if any, at any time is not assured and any such availability does not assure market-making activity with respect to the DECS and any market-making actually engaged in by Salomon Brothers may cease at any time. The foregoing description of the Securities Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as an exhibit to the Registration Statement of which the Prospectus is a part.

    Salomon has granted to the Underwriters an option, exercisable for the 30-day period after the date of the DECS Prospectus, to purchase up to an additional 1,200,000 DECS from Salomon, at the same price per DECS as the initial DECS to be purchased by the Underwriters. The Underwriters may exercise such option only for the purpose of covering over-allotments, if any, incurred in connection with the sale of DECS offered pursuant to the DECS Prospectus. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the same proportion of the DECS as the number of DECS to be purchased and offered by such Underwriter in the above table bears to the total number of initial DECS to be purchased by the Underwriters.

    The DECS will be a new issue of securities with no established trading market. The Underwriters intend to make a market in the DECS, subject to applicable laws and regulations. However, the Underwriters are not obligated to do so and any such market-making may be discontinued at any time at the sole discretion of the Underwriters without notice. Accordingly, no assurance can be given as to the liquidity of such market.

    The Underwriting Agreement provides that Salomon and FSA Holdings will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

    Pursuant to a Purchase Agreement between U S WEST and Salomon (the "Purchase Agreement"), Salomon has agreed, subject to the terms and conditions set forth therein, to purchase from U S WEST a number of U S WEST DECS equal to the aggregate number of DECS to be purchased by the Underwriters from Salomon pursuant to the Underwriting Agreement (including any DECS to be purchased by the Underwriters upon exercise of the over-allotment option). Pursuant to the terms of the U S WEST DECS, U S WEST will be obligated to deliver to Salomon at or prior to maturity of the DECS a number of shares of Common Stock (or, at U S WEST's option under certain circumstances, the cash equivalent) that are expected to have the same value as the shares delivered pursuant to the DECS. For further information, see the DECS Prospectus. Pursuant to the Purchase Agreement, U S WEST has agreed to reimburse Salomon for certain expenses related to the offering of the DECS and to pay a fee to Salomon equal to two-tenths of one percent per annum of the principal amount of the DECS until their stated maturity. U S WEST has agreed not to offer for sale, sell or contract to sell, or otherwise dispose of, or announce the offering of, without the prior written consent of Salomon, any shares of Common Stock or any securities convertible into or exchangeable for, or warrants to acquire, Common Stock for a period of 180 days after the date of this Prospectus; PROVIDED, HOWEVER, that such restriction shall not affect the ability of U S WEST to (i) take any such actions in connection with the offering of the U S WEST DECS or any exchange at maturity pursuant to the terms of the U S WEST DECS, (ii) lend shares of Common Stock pursuant to the terms of the Securities Loan Agreement or (iii) deliver shares of Common Stock to Fund American upon exercise of the USWCC Options.

    Salomon Brothers is an indirect wholly owned subsidiary of Salomon. The participation of Salomon Brothers in the offer and sale of the DECS complies with the requirements of Schedule E of the By-Laws of the National Association of Securities Dealers, Inc. regarding the underwriting by Salomon Brothers of the securities of its parent.

    In the ordinary course of their respective businesses, certain of the Underwriters and their respective affiliates have engaged in and may in the future engage in commercial and investment banking transactions with Salomon, FSA Holdings, U S WEST and their respective affiliates.

                                    EXPERTS

FINANCIAL STATEMENTS

    The consolidated financial statements of FSA Holdings and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference in FSA Holdings' Annual Report (Form 10-K), have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Capital Guaranty and its subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in Capital Guaranty's Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Common Stock being offered hereby will be passed upon for FSA Holdings by Bruce E. Stern, Esq., General Counsel of FSA Holdings.

                          GLOSSARY OF INSURANCE TERMS

Acquisition costs.................  All  expenses  incurred  that are  primarily  related to acquiring new insurance policies.
Asset-backed debt obligation or
 asset-backed debt security.......  A debt instrument that is supported by a pool of assets, such as  automobile  loans  or  single  family  mortgage
                                    loans.  The payments  on the assets  produce the revenue
                                    stream that services the  interest and principal on  the
                                    asset-backed debt obligation.
Capacity..........................  The  measure of an insurer's financial strength to issue
                                    contracts  of  insurance,  usually  determined  by   the
                                    largest amount acceptable on a given risk or, in certain
                                    other  situations, by the maximum  volume of business it
                                    is prepared to accept.
Cede..............................  To pass on to a reinsurer  all or part of the  insurance written  by  an insurer  (the  ceding insurer)  with the
                                    object of reducing the possible liability of the latter.
                                    "Cessions" is the noun equivalent of the verb "cede."
Ceded premiums....................  Premiums  transferred  under  reinsurance  policies   in
                                    connection  with the transfer by an insurance company of
                                    a portion of  its insured risk  to another insurer  (the
                                    reinsurer).
Ceding commission.................  The  consideration  paid  by an  assuming  company  to a ceding company  to cover  acquisition costs  related  to
                                    business  assumed  under a  reinsurance  or retrocession
                                    contract.
Ceding company....................  An insurance company that cedes a portion of its insured risk to a reinsurer.
Combined ratio....................  The sum  of the  loss  ratio and  the expense  ratio  on either a SAP or a GAAP basis, as the case may be.
Contingency reserve...............  A  reserve used  in SAP  accounting designed  to protect policyholders against  the  effect of  excessive  losses
                                    occurring during adverse economic cycles.
Credit enhancement................  Use  of  a  financial  guaranty  to  upgrade  the credit quality of a security such as by the use of an insurance
                                    policy or letter of credit.
Credit rating.....................  An alphabetic system  used by major  rating agencies  to categorize  the  creditworthiness  of  an  issuer  of  a
                                    specific obligation. A  credit rating of  BBB or Baa  or
                                    better is considered an investment grade rating, meaning
                                    the  securities have  been analyzed and  are regarded as
                                    having adequate capacity  to provide  timely payment  of
                                    debt  service.  A  credit  rating below  BBB  or  Baa is
                                    considered a speculative grade rating, meaning there  is
                                    a greater vulnerability to default.
Deferred acquisition cost.........  Those  expenses, generally incurred  at the commencement of the term of the insurance policy, that vary with  and
                                    are  primarily  related  to  the  production  of  new or
                                    renewal business, including: salaries and related  costs
                                    of  underwriting  and  marketing,  rating  agency  fees,
                                    premium taxes, and  certain other underwriting  expenses
                                    offset  by reinsurance commissions  received on premiums
                                    ceded to reinsurers.

Earned premium....................  The portion of net premiums that is recognized as income during a given period. The amount of earned premium in a
                                    given period  is determined  differently under  SAP  and
                                    under GAAP.
Excess of loss reinsurance........  A form of non-proportional reinsurance which, subject to
                                    a   specified  limit,  indemnifies  the  ceding  company
                                    against loss in  excess of a  specified deductible  with
                                    respect to claims under a policy. This form of insurance
                                    is also known as stop-loss insurance.
Expense ratio.....................  On  a SAP basis, the ratio of underwriting and operating expenses divided  by net  premiums  written. On  a  GAAP
                                    basis,  the ratio of underwriting and operating expenses
                                    to net premium earned.
Facultative reinsurance...........  Involves individual risks offered to the reinsurer which the latter is under no obligation to accept.
Financial guaranty................  The promise to make payments  to the holders of a  debt, loan  or other similar financial instrument in the event
                                    the borrower or underlying obligor fails to do so.
GAAP..............................  Generally accepted accounting  principles as defined  by the  American Institute of Certified Public Accountants,
                                    the  Financial  Accounting  Standards  Board  and  other
                                    recognized accounting literature.
GAAP expense ratio................  The   quotient  derived  by  dividing  underwriting  and
                                    operating expenses by net premiums earned.
Gross insurance in force..........  The sum of all  liabilities insured under insurance  and reinsurance  policies in force. Gross insurance in force
                                    in the case of a financial guaranty insurance policy  is
                                    the  sum  of all  unpaid  principal, interest  and other
                                    obligations, in  respect  of  the  obligations  insured,
                                    assuming  payment  at  maturity in  accordance  with the
                                    terms of such obligations, net of refunded bonds secured
                                    by United States government securities held in escrow or
                                    other qualified collateral  and net  of defeased  policy
                                    obligations and redemptions and repayments.
Gross par amount insured..........  The aggregate principal amount of obligations insured.
Gross par amount outstanding......  The outstanding principal amount of insured obligations,
                                    net   of  refunded   bonds  secured   by  United  States
                                    government securities held in escrow or other  qualified
                                    collateral and net of defeased policy obligations.
Gross premiums written............  All  premiums arising  from policies  issued directly by the primary insurance company to its policyholders  plus
                                    assumed premiums.
Guarantor.........................  The  entity, such as an insurance company, that promises to pay on an obligation  in the event the obligor  fails
                                    to do so.
Incurred losses...................  Losses  which have  already occurred  and which  have or will result in a claim  under the terms of an  insurance
                                    policy or a reinsurance agreement.
Insurance in force or exposure....  Principal  outstanding and interest to  be paid over the remaining life  of  a  given obligation  in  respect  of
                                    obligations insured and reinsured by the Company, net of
                                    refunded  debt  obligations,  retrocessions, redemptions
                                    and repayments.

Issuer............................  A municipality or  corporation or other  entity that  is the obligor on a debt issuance to the capital markets.
Leverage ratio....................  The  ratio of insurance in  force to qualified statutory capital.
Loss adjustment expenses or LAE...  All of  the  costs  associated with  the  settlement  of claims, except the claim payment itself.
Loss ratio........................  On  a SAP basis, the ratio of losses and loss adjustment expenses incurred (exclusive of additions to the general
                                    loss reserve) to net premiums  earned. On a GAAP  basis,
                                    the   ratio  of  losses  and  loss  adjustment  expenses
                                    incurred (inclusive  of additions  to the  general  loss
                                    reserve) to net premiums earned.
Loss reserve......................  For  an individual loss,  an estimate of  the amount the insurer expects to pay for the reported claim. For total
                                    losses, estimates of expected payments for reported  and
                                    unreported   claims.  May   include  amounts   for  loss
                                    adjustment expenses. See "Incurred losses."
Monoline financial guaranty
 insurer..........................  A property/casualty insurer which  operates in areas  of bond  insurance and closely related lines, and which has
                                    no exposure resulting from other general
                                    property/casualty lines of business. Monoline  financial
                                    guaranty  insurer traditionally referred  to a writer of
                                    municipal bond  insurance,  but currently  includes,  as
                                    well, insurers of asset-backed debt obligations.
Net insurance in force............  The gross insurance in force under outstanding insurance and  reinsurance policies issued by  the insurer, net of
                                    ceded reinsurance.
Net par amount outstanding........  Gross par amount outstanding, net of ceded reinsurance.
Net premiums earned...............  Premiums  earned,  net  of  earned  premiums  ceded   to
                                    reinsurers.
Net premiums written..............  Gross   premiums  written,  net  of  premiums  ceded  to
                                    reinsurers.
Obligor...........................  The entity required to make payments under a debt,  loan or other similar financial instrument.
Policyholders' surplus............  The  amount remaining  after all  liabilities, including loss and contingency reserves,  are subtracted from  all
                                    assets, applying SAP.
Premiums earned...................  The  premiums written during a  period plus the unearned premiums  at  the  beginning  of  the  period  less  the
                                    unearned premiums at the end of the period.
Proportional reinsurance..........  A  generic term  describing all forms  of reinsurance in which the reinsurer  shares a proportional  part of  the
                                    original losses and premiums of the reinsured.
Qualified statutory capital.......  The  aggregate of policyholders' surplus and contingency reserves, calculated in accordance with SAP.
Quota share.......................  A form  of  proportional  reinsurance  under  which  the ceding  insurer transfers  to the  reinsurer a specified
                                    percentage of  each risk  within a  defined category  or
                                    insurance  business written by the insurer in return for
                                    a similar percentage of the premium applicable thereto.

Reinsurance.......................  The procedure whereby an insurer transfers ("cedes")  to another  insurer  a portion  of the  risk insured  and a
                                    portion of  the  related premiums.  Reinsurance  can  be
                                    effected  by a "treaty," where reinsurance automatically
                                    covers a portion  of all  risks of  a defined  category,
                                    amount  and type, or by "facultative" reinsurance, where
                                    reinsurance  is  negotiated  on  a  contract-by-contract
                                    basis.
Residual value insurance..........  Insurance  that guaranties a minimum  value for an asset or pool of assets at a particular point in time, such as
                                    at the expiration date of  a lease with respect to  such
                                    asset or assets.
SAP...............................  Statutory  Accounting Practices  consisting of recording
                                    transactions  and  preparing  financial  statements   in
                                    accordance  with the rules  and procedures prescribed or
                                    permitted by state regulatory authorities.
Surety............................  A line of  insurance in  which the  obligor promises  to perform  the  obligations  of  a  third  party  under  a
                                    contractual agreement should the third party fail to  do
                                    so. A surety is similar in form to a financial guaranty,
                                    the essential difference being that financial guaranties
                                    apply   to  third-party  obligations   which  are  of  a
                                    financial nature.
Treaty reinsurance................  Reinsurance  written  on  a  treaty  basis  instead   of
                                    facultatively.  A  reinsurance treaty  is  a reinsurance
                                    agreement between the ceding company and the  reinsurer,
                                    usually  for one  year or  longer, which  stipulates the
                                    technical particulars applicable  to the reinsurance  of
                                    some class or classes of business.
Underwriting......................  The   insurer's  or  reinsurer's  process  of  reviewing
                                    submissions for insurance coverage, deciding whether  to
                                    accept  all  or  part  of  the  coverage  requested  and
                                    determining the applicable premiums; also refers to  the
                                    acceptance of such coverage.
Unearned premiums.................  The  portion  of premium  attributable to  the unexpired period of policies that has been collected by an insurer
                                    but has not yet been  recognized as earned premiums  and
                                    accounted for as revenues.

NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FSA HOLDINGS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Available Information..........................          2
Incorporation of Certain Documents by
 Reference.....................................          3
Prospectus Summary.............................          4
Risk Factors...................................          9
Recent Developments............................         11
Use of Proceeds................................         14
Price Range of Common Stock and Dividends......         15
Unaudited Pro Forma Consolidated Condensed
 Financial Information.........................         16
Selected Consolidated Financial Information of
 Financial Security Assurance Holdings Ltd.....         19
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         21
Financial Guaranty Industry Overview...........         27
Business.......................................         30
Capital Guaranty Corporation...................         46
Selected Consolidated Financial Information of
 Capital Guaranty Corporation..................         50
Insurance Regulatory Matters...................         52
Accounting.....................................         54
Directors and Executive Officers...............         56
Security Ownership of Certain Beneficial Owners
 and Management................................         60
Certain Relationships and Related
 Transactions..................................         62
Plan of Distribution...........................         67
Experts........................................         68
Legal Matters..................................         69
Glossary of Insurance Terms....................         70

8,000,000 SHARES

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

COMMON STOCK
($.01 PAR VALUE)

   [LOGO]

PROSPECTUS

DATED           , 1996

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                                                                       [LOGO]
FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

COMMON STOCK
($.01 PAR VALUE)

This Prospectus relates to shares of common stock, par value $.01 per share (the "Common Stock"), of Financial Security Assurance Holdings Ltd., a New York corporation ("FSA Holdings" and, together with its consolidated subsidiaries, the "Company"), which may be offered and sold by Salomon Brothers Inc ("Salomon Brothers") in connection with market-making activities in the % Exchangeable
Notes  due              ,  1999 (the "Debt Exchangeable for Common Stock-SM-" or
"DECS-SM-") of Salomon Inc ("Salomon"). The DECS are being offered pursuant to a Prospectus Supplement and Prospectus (together, the "DECS Prospectus") relating to the sale of DECS which is accompanied by a form of Prospectus (the "DECS FSA Prospectus") relating to the delivery by Salomon pursuant to the DECS of such shares of Common Stock as Salomon may receive from U S WEST, Inc., a Delaware corporation ("U S WEST"), under the terms of certain exchangeable notes of U S WEST (the "U S WEST DECS"). The DECS FSA Prospectus is also included in the Registration Statement of which this Prospectus forms a part. See "Prospectus Summary."

Salomon Brothers may, subject to certain limitations, from time to time borrow Common Stock from U S WEST to settle short sales of Common Stock entered into by Salomon Brothers to hedge any long position in the DECS resulting from its market-making activities. Such sales will be made on the New York Stock Exchange, Inc. (the "NYSE") or in the over-the-counter market at market prices prevailing at the time of sale or at prices related to such market prices. Shares that have been returned to U S WEST may be reborrowed. The number of shares borrowed at any time may not exceed 1,840,000. See "Plan of Distribution." Salomon Brothers is not under any obligation to engage in any market-making transactions with respect to the DECS, and any market-making in the DECS actually engaged in by Salomon Brothers may cease at any time.


The Registration Statement of which this Prospectus forms a part also includes a Prospectus relating to the resale by National Westminster Bank Plc or an affiliate thereof ("NatWest") of shares of Common Stock being purchased by NatWest pursuant to the transactions described herein under "Recent Developments
- -- The Sales Transactions."



The Common Stock is listed for trading on the NYSE under the symbol "FSA". On May 3, 1996, the last reported sale price of the Common Stock on the NYSE Composite Tape was $26 5/8 per share. See "Price Range of Common Stock and Dividends."


SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CAREFULLY CONSIDERED BY PROSPECTIVE PURCHASERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is            , 1996.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         SUBJECT TO COMPLETION

                              MAY 6, 1996

PROSPECTUS

                                                                       [LOGO]

1,500,000 SHARES

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

COMMON STOCK
($.01 PAR VALUE)

This prospectus relates to the offer and resale of 1,500,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Financial Security Assurance Holdings Ltd., a New York corporation ("FSA Holdings" and, together with its consolidated subsidiaries, the "Company"). All of such 1,500,000 shares of Common Stock are owned by National Westminster Bank Plc, together with its subsidiaries (the "Selling Shareholder"). To the extent required, the terms of the offering of such shares of Common Stock, the method of distribution of such shares of Common Stock and any applicable discounts, concessions or commissions will be set forth in a supplement to this Prospectus. See "Plan of Distribution."

FSA Holdings will not receive any of the proceeds from the sale of such shares of Common Stock by the Selling Shareholder.


The Registration Statement of which this Prospectus forms a part also includes a Prospectus relating to the delivery by Salomon Inc ("Salomon") pursuant to the
   % Exchangeable Notes due          , 1999 (the "DECS") of Salomon of shares of
Common Stock which Salomon may receive from U S WEST, Inc. ("U S WEST") pursuant to the terms of certain exchangeable notes of U S WEST and a Prospectus relating to shares of Common Stock which may be offered and sold by Salomon Brothers Inc in connection with market-making activities in the DECS.



The Common Stock is listed for trading on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "FSA". On May 3, 1996, the last reported sale price of the Common Stock on the NYSE Composite Tape was $26 5/8 per share.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is            , 1996.

                             AVAILABLE INFORMATION

    FSA Holdings is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by FSA Holdings may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 3190, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by FSA Holdings can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    FSA Holdings has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed as a part thereof, as permitted by the rules and regulations of the Commission. For further information with respect to FSA Holdings and the Common Stock, reference is hereby made to such Registration Statement, including the exhibits and schedules filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement, including the exhibits and schedules filed as a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission as set forth in the preceding paragraph. Copies of these documents may be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed with the Commission (File No. 1-12644) are hereby incorporated by reference in this Prospectus:

    1. FSA Holdings' Annual Report on Form 10-K for the year ended December 31, 1995;

    2.  FSA Holdings' Current Report on Form 8-K dated April 26, 1996;

    3. The description of the Common Stock set forth in FSA Holdings' Registration Statement on Form 8-A, declared effective on May 6, 1994, and any amendment or report filed for the purpose of updating such description;

    4. Annual Report on Form 10-K for the year ended December 31, 1994 of Capital Guaranty Corporation ("Capital Guaranty"), a wholly owned subsidiary of FSA Holdings;

    5. Capital Guaranty's Quarterly Report on Form 10-Q for the three months ended March 31, 1995;

    6. Capital Guaranty's Quarterly Report on Form 10-Q for the three months ended June 30, 1995; and

    7. Capital Guaranty's Quarterly Report on Form 10-Q for the three months ended September 30, 1995.

    All documents filed by FSA Holdings pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    FSA Holdings hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above other than exhibits to such documents. Requests for such copies should be directed to the Secretary of FSA Holdings, Financial Security Assurance Holdings Ltd., 350 Park Avenue, New York, New York 10022, telephone number (212) 826-0100.

                            ------------------------

    FSA Holdings' principal executive offices are located at 350 Park Avenue, New York, New York 10022, telephone number (212) 826-0100.


    "DECS" is a service mark of Salomon Brothers Inc.

                                  THE COMPANY



    FSA Holdings, through its indirect wholly owned subsidary, Financial Security Assurance Inc. ("FSA"), is primarily engaged in the business of providing financial guaranty insurance on asset-backed securities and municipal bonds.



                                  RISK FACTORS



ADEQUACY OF LOSS RESERVES



    Like other financial guaranty insurers, FSA does not consider traditional actuarial approaches used in the property/casualty insurance industry to be applicable to the determination of its loss reserves because of the absence of a sufficient number of losses in its financial guaranty insurance activities and in the financial guaranty industry generally to establish a meaningful statistical base. In the municipal area, a relatively small percentage of the total amount of municipal obligations insured by the financial guaranty insurance industry has experienced defaults in payment in recent years. There can be no assurance, however, that these low default rates will be indicative of future rates of default in insured municipal obligations. The statistical base in the asset-backed area is even more limited than in the municipal area. In addition, actual loss rates in the asset-backed area may over time prove to be higher than in the municipal area. Although FSA currently maintains reserves in an amount believed by its management to be sufficient to pay its estimated ultimate liability for losses and loss adjustment expenses with respect to obligations it has insured, there can be no assurance that losses in FSA's insured portfolio will not exceed the loss reserves. Losses from future defaults, depending on their magnitude, could have a material adverse effect on the results of operations and financial condition of FSA Holdings.



CLAIMS-PAYING ABILITY RATINGS



    As is customary in the financial guaranty insurance industry, the rating agencies perform periodic assessments of the credits insured by a financial guaranty insurer to confirm that such insurer continues to meet the requirements of the rating agencies for a triple-A rating of the insurer's claims-paying ability. Although FSA Holdings intends to continue to comply with the criteria of the rating agencies, no assurance can be given that one or more of the rating agencies will not reduce or withdraw its triple-A rating of the claims-paying ability of FSA in the future. FSA's ability to compete with other triple-A rated financial guarantors, and its results of operations and financial condition, would be materially adversely affected by a reduction in its ratings.



MARKET AND OTHER FACTORS



    The demand for financial guaranty insurance depends upon many factors, some of which are beyond the control of FSA.



    While all the major financial guaranty insurers have triple-A claims-paying ability ratings from major rating agencies, the marketplace may from time to time distinguish between financial guarantors on the basis of various factors, including size, insured portfolio concentration and financial performance. These distinctions may result in differentials in trading levels for securities insured by particular financial guarantors which, in turn, may provide a competitive advantage to those financial guarantors with better trading levels. Conversely, various investors may lack additional capacity to purchase securities insured by certain financial guarantors, which may provide a competitive advantage to guarantors with fewer insured obligations outstanding.



    Prevailing interest rate levels affect demand for financial guaranty insurance to the extent that lower interest rates are accompanied by narrower spreads between insured and uninsured obligations. The purchase of insurance during periods of relatively narrower interest rate spreads will generally provide lower cost savings to the issuer than during periods of relatively wider spreads. These lower cost savings generally are accompanied by a corresponding decrease in demand for financial guaranty insurance. However, relatively low interest rate levels may encourage the issuance of new or the refunding of existing debt securities by companies and municipalities, which may increase the demand for financial guaranty insurance.

    Credit quality concerns among investors, especially during times of weak economic conditions, typically result in an increase in demand for financial guaranty insurance. During such times, investors generally prefer to purchase higher rated investments, including those that achieve higher ratings through financial guaranty insurance.



    The perceived financial strength of financial guaranty insurers also affects demand for financial guaranty insurance. Should a major financial guaranty insurer, or the industry generally, have its claims-paying ability rating lowered, or suffer for some other reason a deterioration in investor confidence, demand for financial guaranty insurance would be adversely affected.



    In addition, the financial guaranty insurance industry has historically been and will continue to be subject to the direct and indirect effects of governmental regulation, including changes in tax laws affecting insurance on asset-backed and municipal obligations. No assurance can be given that future legislative or regulatory changes will not adversely affect FSA's business.



COMPETITION AND INDUSTRY CONCENTRATION



    FSA faces competition from both other providers of third party credit enhancement and alternatives to third party credit enhancement. The majority of asset-backed and municipal obligations are sold without third party credit enhancement. Accordingly, each transaction proposed to be insured by FSA must generally compete against an alternative execution which does not employ third party credit enhancement. FSA also faces competition from other monoline primary financial guaranty insurers, primarily AMBAC Indemnity Corporation, Capital Markets Assurance Corporation, Connie Lee Insurance Company, Financial Guaranty Insurance Company and MBIA Insurance Corp. Traditional credit enhancers such as bank letter of credit providers and mortgage pool insurers also provide significant competition to FSA as providers of credit enhancement for asset-backed obligations. While actions by securities rating agencies in recent years have significantly reduced the number of triple-A rated banks that can offer a product directly competitive with FSA's triple-A guaranty, and recently implemented risk-based capital guidelines applicable to banks have generally increased costs associated with letters of credit that compete directly with financial guaranty insurance, bank letter of credit providers and other credit enhancement, such as cash collateral accounts, provided by banks, continue to provide significant competition to FSA.



SUBSTANTIAL VOTING CONTROL



    At March 1, 1996, voting control of FSA Holdings was held 41.9% by U S WEST Capital Corporation ("USWCC"), 19.1% by Fund American Enterprises Holdings, Inc. ("Fund American") and 5.8% by the Tokio Marine and Fire Insurance Company, Ltd. ("Tokio Marine") (together, the "Substantial Shareholders"). Each of the Substantial Shareholders has the ability to exercise significant influence over the policies and corporate actions of FSA Holdings. Consummation of the transactions described under "Recent Developments" will significantly reduce the number of shares of Common Stock owned by USWCC and will increase the number of shares owned by Fund American. See "Recent Developments." Shareholders of FSA Holdings do not have cumulative voting rights with respect to the election of directors and, accordingly, any shareholder or group of shareholders holding shares representing in excess of 50% of the voting shares outstanding of FSA Holdings would by itself have the power to elect the entire board of directors of FSA Holdings.



HOLDING COMPANY STRUCTURE



    The operations of FSA Holdings are conducted through FSA. Accordingly, FSA Holdings' financial condition and results of operations are dependent upon FSA, whose ability to declare and pay dividends to FSA Holdings is dependent upon FSA's financial condition, results of operations, cash requirements and other related factors and is also subject to restrictions contained in the insurance laws and regulations of New York and other states.



SHARES ELIGIBLE FOR FUTURE SALE



    At March 1, 1996, the three largest shareholders of FSA Holdings, USWCC, Fund American and Tokio Marine, together owned approximately 64.7% of the Common Stock outstanding. U S WEST has the right to cause the delivery of 8,000,000 shares of Common Stock owned by USWCC (plus 1,200,000 shares solely to cover over-allotments) to Salomon pursuant to the terms of the U S WEST DECS. All of the shares of Common Stock owned by USWCC, Fund American and Tokio Marine will continue to be tradeable in the open market subject to the volume limitations, manner of sale and notice requirements of Rule 144 under the Securities Act or, without such requirements or limitations through the exercise of registration rights available under agreements with FSA Holdings. Consummation of the transactions described under "Recent Developments" will significantly reduce the number of shares of Common Stock owned by USWCC and will increase the number of shares owned by Fund American. See "Recent Developments."



    Sales of substantial amounts of Common Stock in the public or private market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock.



IMPACT OF THE DECS ON THE MARKET FOR THE COMMON STOCK



    It is not possible to predict accurately how or whether any market that develops for the DECS will influence the market for the Common Stock. For example, the price of the Common Stock could become more volatile and could be depressed by investors' anticipation of the potential distribution into the market of substantial additional amounts of Common Stock upon the maturity of the DECS, by possible sales of Common Stock by investors who view the DECS as a more attractive means of equity participation in FSA Holdings and by hedging or arbitrage trading activity that may develop involving the DECS and the Common Stock.


                              RECENT DEVELOPMENTS


    On April 29, 1996, USWCC and FSA Holdings announced plans to enter into a series of transactions (the "Sale Transactions") pursuant to which USWCC will sell up to 3,500,000 shares of the Common Stock it currently owns. Pursuant to the Sale Transactions, (i) FSA Holdings will repurchase 1,000,000 shares of Common Stock from USWCC at a price of $26.50 per share, (ii) Fund American will purchase 1,000,000 shares of Common Stock from USWCC at a price of $26.50 per share and (iii) the Selling Shareholder will purchase between 1,000,000 and 1,500,000 shares of Common Stock from USWCC (the "NatWest Shares") at a price of $26.50 per share and will concurrently enter into a five-year forward agreement (the "Forward Agreement") with FSA Holdings with respect to such shares pursuant to which FSA Holdings will have an option to purchase such shares from the Selling Shareholder at a price of $26.50 per share plus carrying costs as described below.


    Pursuant to the Forward Agreement, FSA Holdings will have the option  either
(i) to purchase the NatWest Shares from the Selling Shareholder for a price of $26.50 per share plus Carrying Costs (as defined below) or (ii) to direct the Selling Shareholder to sell the NatWest Shares. If FSA Holdings directs the Selling Shareholder to sell the NatWest Shares, if the market value of the NatWest Shares exceeds the sum of $26.50 per share plus Carrying Costs, FSA Holdings will receive such excess and if the market value of the NatWest Shares is less than the sum of $26.50 per share plus Carrying Costs, FSA Holdings will be required to pay such shortfall to the Selling Shareholder in cash or shares of Common Stock. "Carrying Costs" will equal a specified margin over LIBOR (plus any LIBOR breakage fees) less any dividends paid by FSA Holdings on the NatWest Shares. Under the Forward Agreement, the obligation of FSA Holdings with respect to 1,000,000 of the NatWest Shares will be for the account of FSA Holdings and the obligation of FSA Holdings with respect to the balance of the NatWest Shares will be for the account of FSA Holdings' management.

    Consummation of the Sale Transactions is expected by the end of May 1996, subject to the satisfaction of customary closing conditions.

        UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS

    In December 1995, FSA Holdings acquired Capital Guaranty in a merger transaction in which Capital Guaranty became a direct wholly owned subsidiary of FSA Holdings (the "Merger"). The following pro forma consolidated condensed statement of operations reflects the Merger of Capital Guaranty with a subsidiary of FSA Holdings. The pro forma consolidated condensed statement of operations is unaudited and combines the operations of FSA Holdings and Capital Guaranty for the year ended December 31, 1995. The pro forma consolidated condensed statements of operations assume the Merger occurred at January 1, 1995.

    The historical financial information of FSA Holdings for the year ended December 31, 1995 has been derived from the FSA Holdings financial statements which are incorporated herein by reference. The historical financial information of Capital Guaranty for the year ended December 31, 1995 has been derived from the Capital Guaranty financial statements which are incorporated herein by reference and has been adjusted for fourth quarter 1995 activity. The pro forma consolidated condensed financial statement of operations should be read in conjunction with the historical financial statements of FSA Holdings and Capital Guaranty incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents By Reference."

    The unaudited pro forma consolidated condensed financial statement of operations has been included as required by the Commission and is provided for comparative purposes only. As further discussed in the accompanying notes, the pro forma financial statement of operations does not purport to be indicative of the financial operating results that would have been achieved had the Merger been consummated as of the date indicated and should not be construed as representative of future financial operating results.

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                   UNAUDITED
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               FOR THE YEAR ENDED DECEMBER 31, 1995
                                                  --------------------------------------------------------------
                                                        HISTORICAL          PRO FORMA
                                                  -----------------------  ADJUSTMENTS
                                                     FSA        CAPITAL      INCREASE       NOTE
                                                   HOLDINGS   GUARANTY *    (DECREASE)   REFERENCE    PRO FORMA
                                                  ----------  -----------  ------------  ----------  -----------
REVENUES
Premiums Earned.................................  $   69,347   $  12,213    $                         $  81,560
Net Investment Income (Loss)....................      48,965      19,136        (3,724)     (a)          64,376
Net Realized Gains..............................       5,120       2,208                                  7,328
Other Income....................................       3,841          45                                  3,886
                                                  ----------  -----------  ------------              -----------
    TOTAL REVENUES..............................     127,273      33,601        (3,724)                 157,150
                                                  ----------  -----------  ------------              -----------
EXPENSES
Losses and Loss Adjustment Expenses Related to
 the Merger.....................................      15,400                   (15,400)     (b)
Losses and Loss Adjustment Expenses.............       6,258                       850      (c)           7,108
Policy Acquisition Costs........................      16,888       3,495          (371)     (d)          20,012
Interest Expense................................                   2,115                                  2,115
Other Operating Expenses........................      13,685       4,666        (3,347)     (e)          15,004
                                                  ----------  -----------  ------------              -----------
    TOTAL EXPENSES..............................      52,231      10,276       (18,268)                  44,239
                                                  ----------  -----------  ------------              -----------
INCOME BEFORE INCOME TAXES......................      75,042      23,325        14,544                  112,911
Provision for Income Taxes......................      20,004       7,212         5,090      (f)          32,306
                                                  ----------  -----------  ------------              -----------
    NET INCOME (LOSS)...........................  $   55,038   $  16,113    $    9,454                $  80,605
                                                  ----------  -----------  ------------              -----------
                                                  ----------  -----------  ------------              -----------
Weighted Average Common Shares Outstanding......      25,797                                             31,849
Earnings Per Common Share.......................  $     2.13                                          $    2.53

- ------------------------
* The Capital Guaranty December 31, 1995 financial information was derived by beginning with September 30, 1995 information incorporated herein by reference and adjusting it for fourth quarter 1995 activity. As such, from September 30, 1995 through December 31, 1995, Capital Guaranty's premiums earned were increased by $3,488, net investment income was increased by $4,939, net realized gains were increased by $1,666, other income was increased by $10, policy acquisition costs were increased by $856, interest expense was increased by $529, other operating expenses were increased by $1,281 and provision for income taxes was increased by $3,472.

                          NOTES TO UNAUDITED PRO FORMA
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS

    The pro forma consolidated condensed statement of operations reflects the Merger of Capital Guaranty with a subsidiary of FSA Holdings and assumes all shares of Capital Guaranty Common Stock, $.10 par value ("Capital Guaranty Common Stock"), were converted, pursuant to the Merger, into shares of FSA Holdings Common Stock at a per share stock consideration of 0.6716 of a share of FSA Holdings Common Stock (determined based on an average FSA Holdings Common Stock price of $25.775), per share cash consideration of $5.69 and a total cash consideration (the "Total Cash Consideration") of approximately $51.3 million.

    With the exception of Item (c) described below, the pro forma consolidated condensed statement of operations does not include adjustments to conform the accounting policies of Capital Guaranty to those followed by FSA Holdings. The nature and extent of additional adjustments, if any, will be based upon further study and analysis and would not be expected to affect significantly the pro forma financial results.

    The  following  describes  the  pro  forma  adjustments  reflected  in   the
accompanying pro forma consolidated condensed statement of operations:

        (a) To reflect the reduction of investment income due to the payment of $51.3 million to shareholders of Capital Guaranty and transaction costs of the Merger.


        (b) To eliminate the one-time charge FSA recognized in its December 31, 1995 statement of operations which provided a general loss provision on the insured portfolio it had assumed in the Merger in a manner consistent with FSA's general reserve methodology.


        (c) To record the increase to FSA's general loss reserve for new business underwritten by Capital Guaranty Insurance Company consistent with FSA's general reserve methodology.

    Based on FSA Holdings' detailed plans, certain costs and expenses of the combined companies will be less than the historical expenses due to the consolidation of certain operations and elimination of duplicative facilities. The expense reductions are primarily related to the elimination of duplicative facilities, equipment, personnel and functions.

    The pro forma pre-tax expense reductions, based on FSA Holdings' detailed plans, are estimated to total $6.3 million, of which $3.0 million is a reduction of policy acquisition costs, for the year ended December 31, 1995. Adjustments
(d), (e) and (f) reflect these estimated cost savings.

        (d) To adjust amortization policy acquisition costs for the reduction in expenses.

        (e) To reduce expenses due to elimination of duplicative facilities, personnel and functions net of the effect of costs deferred or amortized.

        (f)  To record accrued taxes on all adjustments.

                              SELLING SHAREHOLDER


    The Selling Shareholder is engaged in a wide range of banking, financial and related activities in the United Kingdom and throughout the world. This Prospectus relates to the offer and resale by the Selling Shareholder of the NatWest Shares. Upon consummation of the Sale Transactions, the Selling Shareholder will own the NatWest Shares and will not own any other shares of Common Stock. Upon consummation of this offering, the Selling Shareholder will not own any shares of Common Stock, assuming all of the NatWest Shares are sold by the Selling Shareholder. The Selling Shareholder does not hold, and during the past three years has not held, any position or office with FSA Holdings or any of its predecessors or affiliates and the Selling Shareholder does not have, and during the past three years has not had, any material relationship with FSA Holdings or any of its predecessors or affiliates.


                              PLAN OF DISTRIBUTION

    As contemplated by the Forward Agreement, shares of Common Stock may be offered and sold from time to time in brokerage transactions on the NYSE at market prices prevailing at the time of sale, or by such other means as may be agreed by FSA Holdings. The supplement to this Prospectus (each such supplement, a "Prospectus Supplement") with respect to the shares of Common Stock offered thereby describes, if and to the extent required, the terms of the offering of such shares of Common Stock and the method of distribution of the shares of Common Stock offered thereby and identifies any firms acting as underwriters, dealers or agents in connection therewith.

    In connection with the sale of shares of Common Stock, underwriters, dealers, brokers or agents may be deemed to have received compensation from the Selling Shareholder in the form of underwriting discounts, concessions or commissions and may also receive commissions from purchasers of shares of Common Stock for whom they may act as agent. Underwriters may sell shares of Common Stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Certain of the underwriters, dealers or agents who participate in the distribution of shares of Common Stock may engage in other transactions with, and perform other services for, the Selling Shareholder or FSA Holdings in the ordinary course of business.

    Any underwriting compensation paid by the Selling Shareholder to underwriters or agents in connection with the offering of shares of Common Stock, and any discounts, concessions or commissions allowed by underwriters to dealers, are set forth in the Prospectus Supplement. Underwriters, dealers, brokers and agents participating in the offer and sale of shares of Common Stock may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on the resale of shares of Common Stock may be deemed to be underwriting compensation under the Securities Act. To the extent the Selling Shareholder may be deemed an underwriter under the Securities Act, it may be subject to certain statutory liabilities under the Securities Act, including without limitation Sections 11 and 12 of the Securities Act. The Selling Shareholder may be entitled under agreements with FSA Holdings to indemnification against and contributions toward certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

    The consolidated financial statements of FSA Holdings and its subsidiaries as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, incorporated by reference in FSA Holdings' Annual Report (Form 10-K), have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of Capital Guaranty and its subsidiaries as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, incorporated by reference in Capital Guaranty's Annual Report (Form 10-K), have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Common Stock being offered hereby will be passed upon for FSA Holdings by Bruce E. Stern, Esq., General Counsel of FSA Holdings.

NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FSA HOLDINGS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS


                                                   PAGE
                                                 ---------

Available Information..........................          2

Incorporation of Certain Documents by
 Reference.....................................          3

The Company....................................          4

Risk Factors...................................          4

Recent Developments............................          6

Unaudited Pro Forma Consolidated Condensed
 Financial Information.........................          7

Selling Shareholder............................         10

Plan of Distribution...........................         10

Experts........................................         11

Legal Matters..................................         11


1,500,000 SHARES

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

COMMON STOCK
($.01 PAR VALUE)

   [LOGO]
PROSPECTUS
DATED           , 1996

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following is an itemized list of estimated expenses (all but the registration fee and NASD fee are estimates) of FSA Holdings in connection with the registration of the Common Stock being registered hereby. U S WEST will pay all expenses incident to the registration of the Common Stock under the Securities Act, other than internal expenses of FSA Holdings and accounting fees and expenses.


Registration fee.........................................................  $ 109,172
NASD fee.................................................................  $  30,500
Legal fees and expenses..................................................  $ 120,000
Printing expenses........................................................  $ 125,000
Accounting fees and expenses.............................................  $ 150,000
Miscellaneous............................................................  $  14,754
                                                                           ---------
    Total................................................................  $ 549,426
                                                                           ---------
                                                                           ---------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Amended and Restated By-laws of FSA Holdings provide that any director or officer of FSA Holdings shall be idemnified by FSA Holdings against expenses, judgments, fines and amounts paid in settlement to the full extent that officers and directors are permitted to be indemnified by the laws of the State of New York.

    Reference is made to Sections 721-726 of the New York Business Corporation Law which provide for indemnification of directors and officers in certain circumstances.

    Reference is made to the Form of Underwriting Agreement filed as Exhibit 1.1 hereto which contains provisions by which the Underwriters agree to indemnify FSA Holdings, each of its directors, each of FSA Holdings' officers who signs this Registration Statement and each person who controls FSA Holdings within the meaning of the Securities Act of 1933, as amended, with respect to information furnished by the Underwriters for use in this Registration Statement.

    The foregoing references are necessarily subject to the complete text of the By-laws, the statute, and the Form of Underwriting Agreement referred to above and are qualified in their entirety by reference thereto.

    The Registrant has an officers' and directors' liability insurance policy which provides for specified coverage for certain liabilities incurred by officers and directors in their capacities as such.

ITEM 16.  EXHIBITS


  EXHIBIT
  NUMBER                                                          DESCRIPTION
- -----------             -----------------------------------------------------------------------------------------------
      1.1*   --         Form of Underwriting Agreement among the Underwriters, FSA Holdings and Salomon
      4.1*   --         Restated Certificate of Incorporation of FSA Holdings (incorporated by reference to Exhibit 4.1 to FSA Holdings' Registration Statement on Form S-4, File No. 33-99626)
      4.2*   --         Amended and Restated Bylaws of FSA Holdings (incorporated by reference to Exhibit 4.2 to FSA
                        Holdings' Registration Statement on Form S-4, File No. 33-99626)
      5.1*   --         Opinion of Bruce E. Stern, Esq., General Counsel of FSA Holdings, with respect to the legality of the securities being registered
     23.1*   --         Consent of Coopers & Lybrand L.L.P.
     23.2*   --         Consent of Ernst & Young LLP
     23.3*   --         Consent of Bruce E. Stern, Esq. (included in his opinion filed as Exhibit 5.1)

  EXHIBIT
  NUMBER                                                          DESCRIPTION
- -----------             -----------------------------------------------------------------------------------------------
     24.1*   --         Power of Attorney
       99*   --         Form of Securities Loan Agreement between U S WEST or an affiliate thereof and Salomon Brothers

- ------------------------
 * Previously filed.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:

    PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 6 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York on May 6, 1996.


                                          FINANCIAL SECURITY ASSURANCE
                                           HOLDINGS LTD.

                                          By          /s/ BRUCE E. STERN

                                            ------------------------------------
                                                       Bruce E. Stern
                                                     MANAGING DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                                     President, Chief
                 *                    Executive Officer and
- -----------------------------------   Director (Principal            May 6, 1996
         Robert P. Cochran            Executive Officer)

                                     Managing Director and
                 *                    Chief Financial Officer
- -----------------------------------   (Principal Financial           May 6, 1996
         John A. Harrison             Officer)

                 *
- -----------------------------------  Chairman of the Board and       May 6, 1996
           John J. Byrne              Director

                                     Managing Director and
                 *                    Chief Accounting Officer
- -----------------------------------   (Principal Accounting          May 6, 1996
         Jeffrey S. Joseph            Officer)

                 *
- -----------------------------------  Vice Chairman of the            May 6, 1996
        Michael Djordjevich           Board and Director

                 *
- -----------------------------------  Director                        May 6, 1996
         Robert N. Downey

                 *
- -----------------------------------  Director                        May 6, 1996
         Anthony M. Frank

                 *
- -----------------------------------  Director                        May 6, 1996
         Barbara M. Japha

             SIGNATURE                         TITLE                  DATE
- -----------------------------------  -------------------------  ----------------

                 *
- -----------------------------------  Director                        May 6, 1996
          K. Thomas Kemp

                 *
- -----------------------------------  Director                        May 6, 1996
           Kozo Kusakari

                 *
- -----------------------------------  Director                        May 6, 1996
         David O. Maxwell

                 *
- -----------------------------------  Director                        May 6, 1996
       Richard D. McCormick

                 *
- -----------------------------------  Director                        May 6, 1996
        James M. Osterhoff

                 *
- -----------------------------------  Director                        May 6, 1996
      Staats M. Pellett, Jr.

                 *
- -----------------------------------  Director                        May 6, 1996
          Richard A. Post

                 *
- -----------------------------------  Director                        May 6, 1996
          James H. Ozanne

                 *
- -----------------------------------  Director                        May 6, 1996
          Roger K. Taylor

                 *
- -----------------------------------  Director                        May 6, 1996
          Allan L. Waters

                 *
- -----------------------------------  Director                        May 6, 1996
         Howard M. Zelikow

    *By:           /s/ BRUCE E.
               STERN
- -----------------------------------
          Bruce E. Stern
         ATTORNEY-IN-FACT

         Dated May 6, 1996